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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CPI INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        January 10, 2011

Dear CPI International, Inc. Stockholder:

        You are cordially invited to attend our upcoming special meeting of stockholders of CPI International, Inc., which is referred to as CPI, to be held on February 10, 2011 at 9:30 a.m., local time, at the Four Seasons Hotel New York, 57 East 57th Street, New York, NY 10022. As announced on November 26, 2010, CPI, Catalyst Holdings, Inc., which is referred to as Parent, and Catalyst Acquisition, Inc., a wholly owned subsidiary of Parent, entered into an agreement and plan of merger, dated November 24, 2010, which provides for a merger in which CPI will become a wholly-owned subsidiary of Parent. Parent is an affiliate of Veritas Capital, a leading private equity firm focused on the defense and government services sector. The CPI board of directors has determined, by unanimous vote of all directors acting upon the matter, that the merger and the merger agreement are advisable and in the best interests of CPI and its stockholders and has approved the merger agreement and the merger.

        If the merger is completed, each outstanding share of CPI common stock will be converted into the right to receive $19.50 in cash, without interest.

        The common stock of CPI is traded on the NASDAQ Global Select Market under the symbol "CPII."

        CPI is holding the special meeting of stockholders to obtain your vote to adopt the merger agreement. Your vote is important. The merger cannot be completed unless the holders of a majority of the shares of CPI common stock outstanding and entitled to vote thereon affirmatively vote for the adoption of the merger agreement at the special meeting. As described in the accompanying proxy statement, Cypress Associates II LLC and certain of its affiliates have entered into a voting agreement under which, subject to limited exceptions, they have agreed to vote shares representing 49.9% of the outstanding shares of CPI common stock as of the record date for the special meeting in favor of the adoption of the merger agreement.

        The CPI board of directors recommends that CPI stockholders vote "FOR" the adoption of the merger agreement.

        On behalf of the CPI board of directors, you are invited to attend the special meeting. Whether or not you expect to attend the CPI special meeting in person, you are urged to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement. In addition, you are urged to read carefully the accompanying proxy statement (including the annexes thereto), which includes important information about the merger agreement, the proposed merger and the special meeting.

        On behalf of the CPI board of directors, thank you for your continued support.

Sincerely,
Michael Targoff	O. Joe Caldarelli
Chairman of the Board of Directors	Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or determined that the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement is dated January 10, 2011, and is first being mailed to the stockholders of CPI on or about January 12, 2011.

811 Hansen Way
Palo Alto, California 94303

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of CPI International, Inc.:

        Notice is hereby given that a special meeting of stockholders of CPI International, Inc., a Delaware corporation, which is referred to as CPI, will be held on February 10, 2011 at 9:30 a.m., local time, at the Four Seasons Hotel New York, 57 East 57th Street, New York, NY 10022, solely for the following purposes:

  •
  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of November 24, 2010 (as it may be amended from time to time), among Catalyst Holdings, Inc. which is referred to as Parent, Catalyst Acquisition, Inc., a wholly-owned subsidiary of Parent, and CPI. A copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice; and

  •
  To approve the adjournment of the CPI special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

        These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement. The CPI board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of CPI and its stockholders and recommends that CPI stockholders vote "FOR" the proposal to adopt the merger agreement and "FOR" the adjournment of the CPI special meeting if necessary to solicit additional proxies in favor of such adoption.

        Only stockholders of record as of the close of business on January 7, 2011 are entitled to notice of the CPI special meeting and to vote at the CPI special meeting or at any adjournment thereof. A list of stockholders entitled to vote at the special meeting will be available in CPI's offices located at 811 Hansen Way, Palo Alto, California 94303, during regular business hours for a period of no less than 10 days before the special meeting, as well as at the place of the special meeting during the meeting.

        Adoption of the merger agreement by the CPI stockholders is a condition to the merger and requires the affirmative vote of holders of a majority of the shares of CPI common stock outstanding and entitled to vote thereon. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

By order of the board of directors,
Joel Littman Corporate Secretary

Palo Alto, California
January 10, 2011

YOUR VOTE IS IMPORTANT!

        WHETHER OR NOT YOU EXPECT TO ATTEND THE CPI SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (I) THROUGH THE

INTERNET, (II) BY TELEPHONE OR (III) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the CPI special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

        You are urged to read the accompanying proxy statement and its annexes carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of CPI common stock, please contact CPI Investor Relations at:

CPI International, Inc.
811 Hansen Way
Palo Alto, California 94303
Attention: Investor Relations
Telephone: (650) 846-2900

i

Page
Stockholders Sharing an Address	30
No Other Business	30
Adjournments	30
Assistance	30
THE MERGER	31
General	31
Merger Consideration	31
Background of the Merger	31
CPI's Reasons for the Merger; Recommendation of the CPI Board of Directors	38
Opinion of J.P. Morgan Securities LLC	43
Opinion of Moelis & Company LLC	50
Certain Illustrative Financial Projections Provided by CPI	56
Regulatory Approvals Required for the Merger	58
Appraisal Rights	60
Financing of the Merger	64
Equity Financing	65
Debt Financing	65
Limited Guarantee	67
Material U.S. Federal Income Tax Consequences of the Merger	67
Delisting and Deregistration of CPI Common Stock	69
Litigation Related to the Merger	69
THE MERGER AGREEMENT	71
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures	71
Form, Effective Time and Closing of the Merger	71
Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation	72
Merger Consideration; Conversion or Cancellation of Shares in the Merger	72
Representations and Warranties	73
Definition of "Material Adverse Effect"	75
Covenants and Agreements	76
Conditions to the Completion of the Merger	85
Termination of the Merger Agreement	86
Payment of Expenses; Specific Performance; Modification or Amendment; and Waiver of Conditions	89
THE VOTING AGREEMENT	91
Agreement to Vote	91
Transfer and Other Restrictions	92
No Solicitation	92
Termination	92
INTERESTS OF CERTAIN PERSONS IN THE MERGER	93
Interests of Certain Persons in the Merger	93
CPI Non-Employee Directors	93
CPI Executive Officers	95
Indemnification and Insurance	99
MATERIAL CONTRACTS BETWEEN PARENT AND CPI	100
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	100
FUTURE STOCKHOLDER PROPOSALS	103
WHERE YOU CAN FIND MORE INFORMATION	103

ii

SUMMARY

        This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you. Moreover, this summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this proxy statement including the annexes attached hereto. You are urged to read carefully this entire proxy statement and the other documents referred to in this proxy statement in order to fully understand the merger agreement, the voting agreement and the merger. See "Where You Can Find More Information" beginning on page 103 of this proxy statement. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail.

Information about Catalyst Holdings, Inc., Catalyst Acquisition, Inc. and CPI International, Inc. (See Page 24)

  Catalyst Holdings, Inc.

        Catalyst Holdings, Inc. which is referred to in this proxy statement as Parent, was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any unrelated activities since its organization. Parent is an affiliate of The Veritas Capital Fund IV, L.P (which is referred to as the Veritas Fund), a fund managed by Veritas Capital. Founded in 1992 and headquartered in New York, Veritas Capital is a private equity investment firm that invests in companies that provide critical products and services to governments worldwide, with a focus on the defense and government services sector. Since its founding, Veritas Capital has been involved as the lead investor in transactions totaling more than $8 billion in value.

        The principal executive offices of Parent, the Veritas Fund and Veritas Capital are located at c/o Veritas Capital Fund Management, L.L.C., 590 Madison Avenue, New York, NY 10022; their telephone number is (212) 415-6700; and Veritas Capital's Web site address is www.veritascapital.com.

  Catalyst Acquisition, Inc.

        Catalyst Acquisition, Inc., referred to in this proxy statement as Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed solely for the purpose of facilitating the acquisition of CPI. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger. Upon completion of the merger, the separate corporate existence of Merger Sub will cease, and CPI will continue as the surviving company.

        The principal executive offices of Merger Sub are located at c/o Veritas Capital Fund Management, L.L.C., 590 Madison Avenue, New York, NY 10022, and Merger Sub's telephone number is (212) 415-6700.

  CPI International, Inc.

        CPI International, Inc., which is referred to in this proxy statement as CPI, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

        The principal trading market for CPI's common stock (NASDAQGS: CPII) is the NASDAQ Global Select Market.

        The principal executive offices of CPI are located at 811 Hansen Way, Palo Alto, California 94303; its telephone number is (650) 846-2900; and CPI's Web site address is www.cpii.com.

The Merger (See Page 31)

        Parent, Merger Sub and CPI have entered into the Agreement and Plan of Merger, dated as of November 24, 2010, which, as it may be amended from time to time, is referred to in this proxy statement as the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into CPI, with CPI continuing as the surviving corporation. Upon completion of this transaction, which is referred to in this proxy statement as the merger, CPI will be a wholly-owned subsidiary of Parent, and CPI common stock will no longer be outstanding or publicly traded.

        A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement carefully because it is the legal document that governs the merger.

Special Meeting of CPI Stockholders (See Page 26)

  Meeting

        The special meeting will be held at the Four Seasons Hotel New York, 57 East 57th Street, New York, NY 10022, on February 10, 2011 at 9:30 a.m., local time. At the special meeting, CPI stockholders will be asked to vote on the following proposals:

  •
  to adopt the merger agreement; and

  •
  to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

  Record Date

        Only CPI stockholders of record at the close of business on January 7, 2011, will be entitled to receive notice of and to vote at the special meeting or any adjournment of the special meeting. As of the close of business on the record date of January 7, 2011, there were 16,852,282 shares of CPI common stock outstanding and entitled to vote at the special meeting. Each holder of CPI common stock is entitled to one vote for each share of CPI common stock owned as of the record date.

  Required Vote

        To adopt the merger agreement, holders of a majority of the shares of CPI common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement. CPI cannot complete the merger unless its stockholders adopt the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of CPI common stock entitled to vote thereon, a CPI stockholder's failure to vote, an abstention from voting or the failure of a CPI stockholder who holds his or her shares in "street name" through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote "AGAINST" adoption of the merger agreement.

        If there are not sufficient votes to adopt the merger agreement at the time of the special meeting, a majority of the voting power present in person or by proxy (whether or not a quorum is present) may adjourn the meeting to another time and place in order to solicit additional proxies. Abstentions will have the same effect as a vote "AGAINST" the proposal to adjourn the special meeting. Shares not in attendance at the special meeting and broker non-votes will have no effect on the outcome of any vote to adjourn the special meeting.

        See "—The Voting Agreement" below for information regarding CPI stockholders who have committed to vote shares of CPI common stock in favor of the two proposals described above, subject to certain exceptions.

  Stock Ownership of and Voting by CPI's Directors and Executive Officers

        At the close of business on January 7, 2011, CPI's directors and executive officers, as a group, beneficially owned 2,824,298 shares of CPI common stock (excluding shares held by the Cypress Group stockholders of which Jeffrey Hughes, one of CPI's directors, may be deemed to have beneficial ownership by virtue of his position as a managing member of Cypress Associates II LLC), and have the right to vote 404,544 of those shares at the special meeting, which represents approximately 2.4% of the shares of CPI common stock entitled to vote at the special meeting.

        Except with respect to the shares held by entities affiliated with Mr. Hughes, none of the directors or executive officers of CPI has entered into any agreement requiring them to vote for or against the merger proposal. See "—The Voting Agreement" below for information regarding CPI stockholders who have committed to vote shares of CPI common stock in favor of the two proposals described above.

What CPI Stockholders Will Receive in the Merger (See Page 31)

        If the merger is completed, each share of CPI common stock will be cancelled and converted automatically into the right to receive $19.50 in cash, which we refer to as the merger consideration in this proxy statement.

Treatment of Equity Awards (See Page 73)

        Except as provided below, each option to purchase shares of CPI common stock that was granted under CPI's equity compensation plans and is outstanding immediately prior to the closing shall become vested and will be canceled at (or shortly following) the closing in exchange for cash, equal to the excess, if any, of (i) $19.50, reduced by (ii) the per-share exercise price of such option.

        Except as provided below, each restricted stock award and restricted stock unit granted under CPI's equity compensation plans outstanding immediately prior to the closing will be canceled at the closing in exchange for a payment, in cash, equal to $19.50.

        With respect to grants of options to purchase CPI common stock, CPI restricted stock and CPI restricted stock units made after the date of the merger agreement, only 25% of such options, restricted stock and restricted stock units will be treated as described above and the remaining 75% of such options, restricted stock and restricted stock units shall be cancelled at closing for no consideration.

Recommendation of the CPI Board of Directors (See Page 38)

        The CPI board of directors has, by unanimous vote of all directors who acted upon the matter, determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of CPI and its stockholders. One of CPI's directors, Michael Finley, recused himself from discussions and voting upon the merger agreement due to a potential conflict of interest. See "The Merger—Background of the Merger" for a discussion regarding Mr. Finley's recusal. Accordingly, CPI's board of directors (other than Mr. Finley) unanimously recommends that you vote "FOR" the adoption of the agreement and "FOR" the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Opinion of J.P. Morgan Securities LLC (See Page 43)

        In connection with the merger, CPI's financial advisor, J.P. Morgan Securities LLC, referred to as J.P. Morgan in this proxy statement, delivered its oral opinion, confirmed in writing, to the CPI board of directors as to the fairness, from a financial point of view, as of the date of such opinion, and based upon and subject to the various factors, assumptions and limitations set forth in such written opinion, of the per share merger consideration to be paid to the holders of CPI common stock in the merger.

        The full text of the written opinion of J.P. Morgan, dated November 24, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering its opinion, is attached as Annex D. The summary of J.P. Morgan's opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. J.P. Morgan's opinion is directed to the board of directors of CPI (in its capacity as such), addresses only the fairness, from a financial point of view, of the consideration to be paid to the holders of common stock of CPI in the merger, and does not address any other aspect of the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the board of directors of CPI in connection with its consideration of the merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any stockholder should vote with respect to the merger or any other matter. In addition, the J.P. Morgan opinion does not in any manner address the prices at which CPI's common stock will trade following the date of the opinion.

Opinion of Moelis & Company LLC (See Page 50)

        In connection with the merger, and pursuant to a letter agreement dated April 7, 2010, CPI engaged Moelis & Company LLC, referred to as Moelis in this proxy statement, to act as financial advisor to the special committee of CPI's board of directors. Moelis delivered its oral opinion directed to the special committee, subsequently confirmed by delivery of a written opinion dated November 24, 2010 as to the fairness, from a financial point of view, as of the date of such opinion, and based upon and subject to the various factors, assumptions, limitations and qualifications set forth in such opinion, of the $19.50 in cash per CPI share to be received by CPI's stockholders (other than the Cypress Group and its affiliates, Merger Sub or any other wholly-owned subsidiary of Parent) in the merger.

        The full text of the written opinion of Moelis to the special committee, dated November 24, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering its opinion, is attached as Annex E. The summary of Moelis' opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. The opinion of Moelis is directed to the special committee of the CPI board of directors, and addresses only the fairness, from a financial point of view, of the $19.50 in cash per CPI share to be received by CPI's stockholders (other than the Cypress Group and its affiliates, Merger Sub or any other wholly-owned subsidiary of Parent) in the merger, and does not address any other aspect of the merger. The Moelis' opinion does not constitute a recommendation as to how any stockholder should vote with respect to the merger or any other matter.

Financing of the Merger (See Page 64)

        CPI anticipates that the total funds needed to complete the merger, including the funds needed to:

  •
  pay its stockholders (and holders of its options, restricted stock and restricted stock units) the amounts due to them under the merger agreement;

  •
  repay or refinance certain existing indebtedness of CPI;

  •
  pay related fees and expenses (including original issue discount and costs related to the retirement of certain existing indebtedness) in connection with the transactions contemplated by the merger agreement; and

  •
  pay accrued interest,

will be approximately $575 million. We expect this amount to be funded through a combination of:

  •
  equity financing of up to $220 million to be provided by the Veritas Fund;

  •
  borrowings under senior secured credit facilities comprised of a term loan facility of approximately $150 million and a revolving credit facility of up to $30 million; and

  •
  the issuance of $215 million in senior unsecured notes (or, to the extent those notes are not issued at or prior to closing of the merger, a $215 million senior unsecured bridge loan facility).

        Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the merger agreement. CPI believes the committed amounts will be sufficient to complete the merger, but CPI cannot assure you of that. Those amounts might be insufficient if, among other things, Parent has substantially less net proceeds from the equity and debt financings than CPI currently expects. Although obtaining the equity or debt financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay a fee of $22.5 million or, if CPI establishes in accordance with the merger agreement that Parent or Merger Sub has committed a willful breach of the merger agreement, a fee of $27.5 million to CPI, in each case, as described under "The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent." That obligation is guaranteed by the Veritas Fund. See "The Merger—Limited Guarantee" beginning on page 67 of this proxy statement.

Equity Financing (See Page 65)

        Parent has received an equity commitment letter from the Veritas Fund pursuant to which the Veritas Fund has committed to invest up to $220 million, plus certain additional amounts and upfront fees related to the debt financing, solely for the purpose of purchasing equity securities of Parent in order to provide Parent with a portion of the financing required for the merger and the transactions contemplated by the merger agreement, including the fees and expenses related thereto. The financing contemplated by the equity commitment letter, as may be amended, is referred to as the equity financing.

        The funding of the equity financing is subject to the satisfaction or waiver of the conditions to Parent's and Merger Sub's obligations contained in the merger agreement and the substantially concurrent consummation and funding in full of the debt financing (or any alternative financing) described below. Pursuant to the terms of the merger agreement, CPI may seek specific performance to cause Parent and Merger Sub to cause the equity financing to be funded, subject to the satisfaction of certain conditions. The Veritas Fund may assign its rights and obligations under the equity commitment letter without CPI's consent under certain circumstances, but assignment does not relieve the Veritas Fund of its obligations pursuant to the equity commitment letter.

Debt Financing (See Page 65)

        In connection with the entry into the merger agreement, Parent and Merger Sub received the debt commitment letter, dated November 24, 2010, which is referred to as the debt commitment letter, from UBS Loan Finance LLC and UBS Securities LLC, which are referred to collectively as the Commitment Parties, providing for (a) borrowings under senior secured credit facilities (comprised of a term loan facility of approximately $150 million and a revolving credit facility of up to $30 million) and (b) $215 million in senior unsecured bridge loans. The obligations of the Commitment Parties to provide debt financing under the debt commitment letter are subject to a number of conditions, including that the merger and the other transactions shall be consummated concurrently with the initial funding, which are further described under the section entitled "The Merger—Financing of the Merger." The final termination date for the debt commitment letter is the same as under the merger agreement.

Limited Guarantee (See Page 67)

        Concurrently with the execution of the merger agreement, the Veritas Fund executed and delivered the limited guarantee in favor of CPI, which is referred to as the limited guarantee, pursuant to which the Veritas Fund has agreed to guarantee (i) the obligations of Parent under the merger agreement to pay to CPI the parent termination fee as defined therein (See also "The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent" beginning on page 89 of this proxy statement) and (ii) certain of CPI's expenses related to its efforts to assist Parent in obtaining the debt financing.

        Pursuant to the limited guarantee, in no event will the Veritas Fund be required to pay an amount in the aggregate in excess of $27.5 million, which is referred to as the cap, to any person pursuant to, under, or in respect of the limited guarantee.

Interests of Certain Persons in the Merger (See Page 93)

        In considering the recommendation of the CPI board of directors with respect to the merger agreement, CPI stockholders should be aware that the executive officers of CPI and certain members of the CPI board of directors have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of CPI stockholders generally. These interests include certain CPI executive officers being entitled to receive payments in exchange for the cancellation of their equity awards and specified severance and other benefits on termination of their employment following the effective time of the merger. The CPI board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that CPI stockholders adopt the merger agreement.

Delisting and Deregistration of CPI Common Stock (See Page 69)

        If the merger is completed, CPI shares will no longer be listed on the NASDAQ Global Select Market, and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement as the Exchange Act.

Appraisal Rights Available (See Page 60)

        Under Delaware law, record holders of CPI common stock who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the procedures for exercising appraisal rights under Delaware law will be entitled to seek appraisal in connection with the merger, and if the merger is completed, obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court, instead of the merger consideration. To exercise your appraisal rights, you must strictly follow the procedures described by Delaware law. Due to the complexity of these procedures, CPI stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. These procedures are summarized under the heading, "The Merger—Appraisal Rights," beginning on page 60 of this proxy statement. In addition, the text of the applicable provisions of Delaware law is included as Annex C to this proxy statement. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Completion of the Merger Is Subject to Certain Conditions (See Page 85)

        The obligation of each of Parent, CPI and Merger Sub to complete the merger is subject to the satisfaction, at or prior to the effective time of the merger, of a number of conditions, including the following:

  •
  adoption of the merger agreement by holders of a majority of the outstanding shares of CPI common stock in accordance with applicable law, the amended and restated certificate of incorporation of CPI and the amended and restated bylaws of CPI;

  •
  absence of any law, notice, injunction or other order of a court or governmental entity of competent jurisdiction preventing completion of the merger;

  •
  (i) expiration or termination of any applicable waiting period (or extensions thereof) relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this proxy statement as the HSR Act, and (ii) expiration or termination of any applicable waiting periods, or receipt of all consents required under any other applicable competition laws;

  •
  accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality thresholds;

  •
  performance and compliance in all material respects by the other party of the obligations required to be performed by it or complied with at or prior to the effective time of the merger; and

  •
  absence of a material adverse effect on the other party since the date of the merger agreement (see "The Merger Agreement—Definition of 'Material Adverse Effect" beginning on page 75 of this proxy statement for the definition of material adverse effect).

        In addition, the obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction of the following condition:

  •
  the absence of any pending action or proceeding of any kind by any governmental entity that (i) challenges or seeks to make illegal, delay materially or otherwise directly or indirectly prohibit the completion of the merger, (ii) seeks to prohibit Parent's or Merger Sub's ability effectively to exercise full rights of ownership of CPI's common stock following the completion of the merger or (iii) seeks to compel Parent, CPI or any of their respective subsidiaries to submit to any burdensome condition described under "The Merger Agreement—Covenants and Agreements—Efforts to Complete Transactions" beginning on page 81 of this proxy statement.

        Parent and CPI cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The Merger May Not Be Completed Without All Required Regulatory Approvals (See Page 58)

        Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the applicable waiting period relating to the merger under the HSR Act.

        Parent and CPI have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the merger. However, in using its reasonable best efforts to obtain these required regulatory approvals, (A) Parent and its affiliates will not be required to license, sell or dispose of any assets of Parent or its affiliates or submit to any limitation on the conduct of the business of Parent or its affiliates, (B) CPI, its subsidiaries, Parent and its affiliates will not be required to take any action that would limit Parent's ability to hold or exercise full rights of ownership and control of CPI and its subsidiaries after the closing of the merger and (C) CPI and its subsidiaries will not be required to license, sell or dispose of any assets, or submit to any limitation on the conduct of the business of CPI or its subsidiaries that, in the case of this subclause (C), individually or in the aggregate constitutes or would constitute a material adverse effect on CPI.

        CPI and Parent (and, as applicable, its ultimate parent entities) have filed their required notification forms under the HSR Act and competition laws in other applicable jurisdictions with respect to the merger. The applicable waiting period under the HSR Act has expired, and regulatory review is ongoing in the other jurisdictions.

No Solicitation of Transactions by CPI (See Page 79)

        CPI will not nor will it permit any of its subsidiaries to, nor will it authorize or knowingly permit any of its or any of its subsidiaries' officers, directors, employees or representatives to (i) solicit, initiate or otherwise knowingly facilitate or encourage the submission of any acquisition proposal (as defined under "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement), (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish to any person any non-public information with respect to or access to the properties of CPI in connection with an acquisition proposal, (iii) enter into any agreement or other understanding with respect to any acquisition proposal or enter into any agreement requiring CPI to terminate or otherwise fail to consummate the merger or (iv) fail to make, or withdraw or modify in a manner adverse to Parent, the recommendation of the CPI board of directors in favor of the adoption of the merger agreement. However, CPI may make a written request to any third party that such third party's non-written acquisition proposal be submitted in writing. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances and subject to certain notice requirements at any time prior to the adoption of the merger agreement by CPI stockholders:

  •
  CPI may, in response to an unsolicited bona fide written acquisition proposal from a third party that the CPI board of directors or a committee thereof determines constitutes, or would reasonably be expected to lead to, a superior acquisition proposal (as defined under "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement), directly or through its representatives, participate in negotiations or discussions with such party and furnish non-public information to such third party pursuant to a confidentiality agreement no less restrictive than those in the confidentiality agreement between Parent and CPI (provided that all such information is or has been provided or made available to Parent).

  •
  The CPI board of directors or any committee thereof may fail to make, or withdraw or modify in a manner adverse to Parent, its recommendation in favor of the adoption of the merger agreement or may approve, recommend or endorse an unsolicited acquisition proposal, in each case either (i) following receipt of an unsolicited acquisition proposal made after the date of the merger agreement that CPI's board of directors or a committee thereof determines constitutes a superior acquisition proposal or (ii) in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI's board of directors or a committee thereof on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date).

        Notwithstanding the two bullet points above, the CPI board of directors or a committee thereof may not change its recommendation or approve an unsolicited acquisition proposal unless CPI notifies Parent of its intention to do so (together with a copy of the agreement for any proposed acquisition proposal) at least three business days prior to taking such action and Parent does not, within three business days of receipt of such notice, make an offer that the CPI board of directors or a committee thereof determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to CPI stockholders as the acquisition proposal (if the intended recommendation change relates to an acquisition proposal) or that would obviate the need for the recommendation change (if the intended recommendation change relates to any other event). Furthermore, the actions described in the preceding two bullet points may be taken only if the CPI board of directors or a committee thereof determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be reasonably likely to constitute a violation of its fiduciary duties under Delaware law. See "The Merger—Background of the Merger" and "The Merger—CPI's Reasons for the Merger; Recommendation of the CPI Board of Directors" beginning on pages 31 and 38, respectively, of this proxy statement.

        CPI's board of directors also may respond to any tender offer that may be made in order to comply with the requirements of Rule 14e-2 or Rule 14d-9 under the Exchange Act and make any disclosure to its stockholders if required by law or by the rules and regulations of the NASDAQ Global Select Market or, if the board of directors, after consultation with counsel, concludes in good faith that making such disclosure is required in order for the board to comply with its fiduciary duties under applicable law; provided that any such actions will be deemed a change in recommendation by the CPI board of directors unless the CPI board of directors publicly reaffirms its recommendation in favor of adoption of the merger agreement within five business days following Parent's request in writing that such recommendation be reaffirmed publicly, which request shall not be made on more than four occasions.

        Parent has the right to terminate the merger agreement if, prior to the special meeting, the CPI board of directors or a committee of the board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent. CPI has the right to terminate the merger agreement in order to enter into a transaction that is a superior acquisition proposal. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 86 of this proxy statement.

Termination of the Merger Agreement (See Page 86)

        The merger agreement may be terminated at any time before the completion of the merger by mutual written consent of Parent and CPI.

        The merger agreement may also be terminated prior to the completion of the merger by either Parent or CPI if:

  •
  a court or other government entity has issued an order enjoining or has otherwise prohibited the merger and such injunction or prohibition has become final and non-appealable;

  •
  CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders; or

  •
  the closing has not occurred on or before April 15, 2011.

        The merger agreement may also be terminated prior to the completion of the merger by Parent (provided that Parent is not then in breach of any of its representations, warranties, covenants or agreements, such that Parent could not satisfy the applicable conditions to the closing related to its representations, warranties and obligations under the merger agreement) if:

  •
  CPI has breached or failed to perform any of its representations, warranties, covenants or agreements, such that CPI could not satisfy the applicable conditions to the closing related to its representations, warranties, covenants, and obligations, and such breach or failure to perform is incapable of being cured by April 15, 2011 or has not been cured within 30 days of written notice from Parent;

  •
  the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent in connection with a superior acquisition proposal (see "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement); or

  •
  the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent (i) in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI's board of directors on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date) or (ii) pursuant to the provision in the merger agreement which deems certain actions or failures to act by the CPI board of directors to be a change in recommendation (see "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement).

        The merger agreement may also be terminated prior to the completion of the merger by CPI:

  •
  if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements, such that Parent could not satisfy the applicable conditions to the closing related to its representations, warranties, covenants, and obligations, and such breach or failure to perform is incapable of being cured by April 15, 2011 or has not been cured within 30 days of written notice from CPI (provided that CPI is not then in breach of any of its representations, warranties, covenants or agreements, such that CPI could not satisfy the applicable conditions to the closing related to its representations, warranties and obligations under the merger agreement); or

  •
  in order to enter into a superior acquisition proposal, subject to CPI having complied with its obligations pursuant to the anti-solicitation provisions of the merger agreement and subject to CPI's obligation to pay Parent a termination fee (see "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement).

Termination Fee and Expenses Payable by CPI (See Page 88)

        CPI has agreed to pay a termination fee of $13 million to Parent if the merger agreement is terminated under any of the following circumstances:

  •
  Parent terminates the merger agreement because the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent in connection with a superior acquisition proposal;

  •
  CPI terminates the merger agreement in order to enter into a superior acquisition proposal;

  •
  the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent, and Parent or CPI terminates the merger agreement because CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders;

  •
  (i) an acquisition proposal is made for CPI and is not publicly withdrawn within five business days prior to the CPI stockholders meeting; (ii) the CPI board of directors does not change its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent; (iii) Parent or CPI terminates the merger agreement because CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders; and (iv) within 12 months after termination, CPI enters into a definitive agreement with respect to an alternative transaction or consummates an alternative transaction (as defined under "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by CPI" beginning on page 88 of this proxy statement); or

  •
  (i) an acquisition proposal is made for CPI; (ii) Parent or CPI terminates the merger agreement because the closing has not occurred on or before April 15, 2011; and (iii) within 12 months after termination, CPI enters into a definitive agreement with respect to an alternative transaction or consummates an alternative transaction (as defined under "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by CPI" beginning on page 88 of this proxy statement).

        In addition, CPI has agreed to pay a termination fee of $15 million to Parent if Parent terminates the merger agreement because the CPI board of directors or a committee thereof changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI's board of directors or a committee thereof on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date).

        If the merger agreement is terminated and, pursuant to the terms of the merger agreement, Parent is entitled to receive a termination fee, the receipt of the termination fee will be Parent's exclusive remedy, and Parent will not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further or other rights, claims and remedies Parent has irrevocably waived in the merger agreement.

        The CPI board of directors, after consultation with CPI's legal and financial advisors, believed that, among other things, the termination fees and liquidated damages payable by CPI in all the above circumstances, as a percentage of the equity value of the transaction, were reasonable and would not unduly impede the ability of a third party to make a superior bid to acquire CPI if such third party were interested in doing so, and were at a level consistent with, or more favorable to CPI than,the fees payable in customary and comparable merger transactions. See "The Merger—CPI's Reasons for the Merger; Recommendation of the CPI Board of Directors" beginning on page 38 of this proxy statement.

        In addition, if, after the date of the CPI stockholders meeting, Parent terminates the merger agreement following a change in recommendation by CPI's board resulting from certain events or developments unknown or not understood as of the date of the merger agreement, and the CPI stockholders failed to approve the merger agreement, CPI will also be required to reimburse up to $2.5 million of Parent's fees and expenses.

Termination Fee Payable by Parent (See Page 89)

        Parent has agreed to pay CPI a termination fee of $22.5 million (which will increase to $27.5 million in the event of a willful breach of the merger agreement) if CPI terminates the merger agreement following Parent's failure to consummate the merger by the required date following satisfaction or waiver of all conditions to closing for the benefit of Parent and Merger Sub (other than conditions that by their terms are to be satisfied at closing), Catalyst must pay CPI a termination of $22.5 million. The Veritas Fund has guaranteed the payment by Parent of this termination fee.

The Voting Agreement (See Page 91)

        Pursuant to a voting agreement entered into concurrently with the merger agreement, the Cypress Group stockholders have agreed to vote 49.9% of the outstanding shares of CPI common stock in favor of the merger. However, if the CPI board of directors changes its recommendation with respect to the merger due to certain events, circumstances or developments unknown or not understood as of the date of the merger agreement, the Cypress Group stockholders will be obligated to vote only 25% of the outstanding shares of CPI common stock in favor of the merger, and the remaining shares may be voted at the discretion of the Cypress Group stockholders. In addition, the voting agreement includes restrictions on the ability of the Cypress Group stockholders to transfer their shares of CPI's common stock before the merger. The voting agreement terminates upon the earliest of (i) the mutual agreement of the Cypress Group stockholders and Parent, (ii) the termination of the merger agreement or (iii) the effective time of the merger.

        Accordingly, the adoption of the merger agreement by CPI stockholders is substantially assured as long as the voting agreement remains in effect. For a more complete description of the voting agreement, see "The Voting Agreement" beginning on page 91 of this proxy statement. The voting agreement is also attached to this proxy statement as Annex B.

Material U.S. Federal Income Tax Consequences of the Merger (See Page 67)

        The receipt of cash by a U.S. holder (as defined below under "The Merger—Material U.S. Federal Income Tax Consequences of the Merger") pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes and such U.S. holder generally will recognize capital gain or loss equal to the difference, if any, between the cash that the U.S. holder receives in the merger and the U.S. holder's adjusted tax basis in the CPI common stock surrendered. A non-U.S. holder (as defined below under "The Merger—Material U.S. Federal Income Tax Consequences of the Merger") generally will not be subject to U.S. federal income tax on gain recognized on the receipt of cash pursuant to the merger provided that (i) the gain is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States and (ii) in the case of a non-U.S. holder that is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the disposition.

        The U.S. federal income tax consequences described above may not apply to certain holders of shares of CPI common stock. Please see the section of this proxy statement titled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" for a summary discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders. You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the tax consequences under federal, state, local, foreign and other tax laws.

CPI Stockholders Will have No Ownership in the Surviving Corporation Following the Merger (See Page 31)

        CPI stockholders will cease to have any interest in CPI or the surviving corporation of the merger, and will only have the right to receive the cash merger consideration.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following are some questions that you, as a stockholder of CPI, may have regarding the merger and the special meeting and brief answers to those questions. You are urged to read this proxy statement and the other documents referred to in this proxy statement carefully and in their entirety because this section may not provide all of the information that is important to you with respect to the merger and the special meeting. Additional important information is contained in the annexes to this proxy statement.

Q:    Why am I receiving this document?

A:
Parent and CPI have agreed to a merger, pursuant to which CPI will become a wholly-owned subsidiary of Parent and will cease to be a publicly held corporation. In order for the companies to complete the merger, the holders of a majority of the outstanding shares of CPI common stock must vote to adopt the merger agreement, and CPI is holding a special meeting of stockholders solely to obtain such stockholder approval.

  This document is being delivered to you as a proxy statement of CPI in connection with the merger. It is the proxy statement by which the CPI board of directors is soliciting proxies from you to vote on the adoption of the merger agreement at the special meeting or at any adjournment or postponement of the special meeting.

Q:    What am I being asked to vote on?

A:
CPI stockholders are being asked to vote on the following proposals:

•
to adopt the merger agreement between Parent and CPI, a copy of which is attached as Annex A to this proxy statement; and

•
to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement at the time of the special meeting.

  The approval of the proposal to adopt the merger agreement by CPI stockholders is a condition to the obligations of CPI and Parent to complete the merger.

Q:    Will any other matters be voted on at the special meeting?

A:
As of the date of this proxy statement, CPI's management knows of no other matter that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q:    What will happen in the merger?

A:
In the merger, Catalyst Acquisition, Inc., a wholly-owned subsidiary of Parent that was formed for the purpose of the merger, will be merged with and into CPI. CPI will be the surviving corporation in the merger and will be a wholly-owned subsidiary of Parent upon completion of the merger.

Q:    What will I receive in the merger?

A:
If the merger is completed, each of your shares of CPI common stock will be cancelled and converted automatically into the right to receive $19.50 in cash.

Q:    How did you determine the merger consideration to be paid to holders of CPI common stock?

A:
The merger consideration was determined as a result of arm's-length negotiations between CPI's board of directors, on the one hand, and representatives of Parent and its affiliates, including the Veritas Fund, on the other hand.

Q:    Why are you proposing the merger?

A:
For a discussion of CPI's reasons for the merger, you are urged to read the information under "The Merger—CPI's Reasons for the Merger; Recommendation of the CPI Board of Directors" beginning on page 38 of this proxy statement.

Q:    Do any of CPI's directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:
Yes. In considering the recommendation of the CPI board of directors that stockholders adopt the merger agreement, stockholders should be aware that CPI's directors and executive officers may have financial interests in the merger, in addition to their interests as stockholders of CPI entitled to receive the merger consideration, that may be different from, or in addition to, the interests of CPI stockholders generally. The CPI board of directors was aware of these interests and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to CPI stockholders that the merger agreement be adopted. See "Interests of Certain Persons in the Merger" beginning on page 93 of this proxy statement.

Q:    Does CPI's board of directors recommend that stockholders adopt the merger agreement?

A:
Yes. The CPI board of directors has, by unanimous vote of all directors acting upon the matter, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of CPI and its stockholders. Therefore, the CPI board of directors recommends that you vote "FOR" the proposal to adopt the merger agreement at the special meeting. See "The Merger—CPI's Reasons for the Merger; Recommendation of the CPI Board of Directors" beginning on page 38 of this proxy statement.

Q:    What happens if the merger is not completed?

A:
If the merger agreement is not adopted by CPI stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of CPI common stock in connection with the merger. Instead, CPI will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Select Market. If the merger agreement is terminated under specified circumstances, CPI may be required to pay Parent a termination fee of $13 million and, in some cases, $15 million, as described under "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by CPI" beginning on page 88 of this proxy statement. CPI may also be required to pay certain expenses of Parent. If the merger agreement is terminated under certain other circumstances, Parent may be required to pay CPI a termination fee of $22.5 million (increasing to $27.5 million in certain cases of willful breach by Parent or Merger Sub of the agreement or fraud), as described under "The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent" beginning on page 89 of this proxy statement.

Q:    What stockholder vote is required for the approval of each proposal?

A:
The following are the vote requirements for the proposals:

•
Adoption of the Merger Agreement:  Once a quorum has been established, the affirmative vote of holders of a majority of the shares of CPI common stock outstanding and entitled to vote on the proposal. Accordingly, abstentions, broker non-votes and unvoted shares will have the same effect as votes "AGAINST" adoption.

•
Adjournment (if necessary):  Whether or not a quorum is present, the affirmative vote of holders of a majority of the voting power of CPI common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the special meeting. If you fail to submit a proxy or vote in person at the special meeting, the shares of common stock not voted will not be counted in respect of, and therefore will not have an effect on, the proposal to adjourn the special meeting. If your shares of CPI common stock are held through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of CPI common stock, your shares of CPI common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q:    What constitutes a quorum for the special meeting?

A:
A majority in voting power of all of the outstanding shares of CPI common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the special meeting.

Q:    When is this proxy statement being mailed?

A:
This proxy statement and the proxy card are first being sent to CPI stockholders on or about January 12, 2011.

Q:    Who is entitled to vote at the special meeting?

A:
All holders of CPI common stock who held shares at the close of business on the record date for the special meeting (January 7, 2011) are entitled to receive notice of and to vote at the special meeting, provided that such shares remain outstanding on the date of the special meeting. As of the close of business on the record date, there were 16,852,282 shares of CPI common stock outstanding and entitled to vote at the special meeting. Each share of CPI common stock is entitled to one vote.

Q:    Are any CPI stockholders already committed to vote in favor of the merger agreement?

A:
Yes. Pursuant to a voting agreement entered into concurrently with the merger agreement, Cypress Associates II LLC and certain of its affiliates, which are referred to as the Cypress Group stockholders in this proxy statement, have, subject to certain exceptions, agreed to vote 49.9% of the outstanding shares of CPI common stock in favor of the merger agreement. Under certain circumstances, if the CPI board of directors changes its recommendation with respect to the merger, the Cypress Group stockholders will be required to vote only 25% of the outstanding shares of CPI common stock in favor of the adoption of the merger agreement. In addition, the voting agreement will terminate automatically upon the termination of the merger agreement. For a more complete description of the voting agreement, see "The Voting Agreement" beginning on page 91 of this proxy statement. The voting agreement is also attached to this proxy statement as Annex B.

Q:    When and where is the special meeting?

A:
The special meeting will be held at the Four Seasons Hotel New York, 57 East 57th Street, New York, NY 10022 on February 10, 2011 at 9:30 a.m., local time.

Q:    What happens if the special meeting is adjourned?

A:
Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date has not been fixed). Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the CPI stockholders who have already sent in their proxies to revoke them at any time prior to the vote at the special meeting as adjourned.

Q:    How do I vote my shares at the special meeting?

A:
If you are entitled to vote at the CPI special meeting and you hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, CPI encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting. A proxy is a legal designation of another person to vote your shares of CPI common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares:

•
telephonically by calling (866) 540-5760 and following the instructions when prompted;

•
electronically via the Internet at www.proxyvoting.com/cpii and following the instructions provided to you; or

•
by filling out, signing and dating the enclosed proxy card and mailing it in the pre-paid envelope included with these proxy materials.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares of CPI common stock are registered directly in your name with CPI's transfer agent, BNY Mellon Shareholder Services, you are considered, with respect to those shares of CPI common stock, the "stockholder of record." In that case, this proxy statement, and your proxy card, have been sent directly to you by CPI. If your shares of CPI common stock are held through a bank, broker or other nominee, you are considered the "beneficial owner" of shares of CPI common stock held in "street name." In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of common stock by following their instructions for voting.

Q:    If my shares are held in "street name" by my broker, will my broker automatically vote my shares for me?

A:
No. If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone or via the Internet.

  Brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. The broker may still register your shares as being present at the special meeting for purposes of determining a quorum but without your specific authorization, your shares will not be voted in favor of the merger or on any other matters over which brokers lack discretionary authority. This is called a broker non-vote. A broker non-vote will have the same effect as a vote "AGAINST" adoption of the merger agreement.

  If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone or via the Internet.

  If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q:    How will my shares be represented at the special meeting?

A:
If you submit your proxy by telephone, the Internet or by signing and returning your proxy card, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the CPI board of directors recommends, which is:

•
"FOR" the adoption of the merger agreement; and

•
"FOR" the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Q:    Who may attend the special meeting?

A:
CPI stockholders (or their authorized representatives) and CPI's invited guests may attend the special meeting. Stockholders may call CPI Investor Relations at (650) 846-2900 to obtain directions to the location of the special meeting.

Q:    Is my vote important?

A:
Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for CPI to obtain the necessary quorum to hold the special meeting. In addition, an abstention or your failure to submit a proxy or to vote in person, or, if your shares are held in an account at a broker or through another nominee, your failure to instruct the broker or other nominee on how to vote your shares, will have the same effect as a vote "AGAINST" the adoption of the merger agreement. The CPI board of directors recommends that you vote "FOR" the adoption of the merger agreement.

Q:    Can I revoke my proxy or change my voting instructions?

A:
Yes. You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this by:

•
sending a written notice stating that you revoke your proxy to CPI at CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303, Attention: Corporate Secretary, that bears a date later than the date of the proxy and is received prior to the special meeting;

  •
  submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

  •
  attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

  If you hold your shares through a broker or other nominee, you must contact your broker or other nominee to change your vote or obtain a "legal proxy" to vote your shares if you wish to cast your vote in person at the meeting.

Q:    What happens if I sell my shares after the record date but before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your CPI shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by CPI stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:    When will the stockholders' list be available for examination?

A:
A complete list of the stockholders of record as of the record date will be available for examination by stockholders of record beginning on January 12, 2011 at CPI's headquarters and will continue to be available through and during the meeting at the Four Seasons Hotel New York, 57 East 57th Street, New York, NY 10022.

Q:    If I am going to attend the special meeting, should I return my proxy card?

A:
Yes. Returning your signed and dated proxy card ensures that your shares will be represented and voted at the special meeting.

Q:    What do I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement, proxy cards and voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in "street name," or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:    Am I entitled to exercise appraisal rights if I do not vote or if I vote against the adoption of the merger agreement?

A:
Yes. Under Delaware law, if the merger is completed, record holders of CPI common stock who do not vote in favor of the adoption of the merger agreement and who otherwise properly assert their appraisal rights will be entitled to seek appraisal and obtain payment in cash for the judicially determined fair value of their shares of CPI common stock, in lieu of receiving the merger consideration. This value could be more than, the same as, or less than the value of the merger consideration. To exercise your appraisal rights, you must strictly follow the procedures described by Delaware law. Due to the complexity of these procedures, CPI stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. These procedures are summarized under the heading, "The Merger—Appraisal Rights," beginning on page 60 of this proxy statement. In addition, the text of the applicable provisions of Delaware law is included as Annex C to this proxy statement. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Q:    Is completion of the merger subject to any conditions?

A:
Yes. In addition to the adoption of the merger agreement by CPI stockholders, completion of the merger requires the receipt of the necessary governmental and regulatory approvals and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement.

Q:    When do you expect to complete the merger?

A:
CPI and Parent are working toward completing the merger promptly. The consummation of the merger is subject to, among other things, receipt of CPI stockholder approval, governmental and regulatory approvals and other usual and customary closing conditions. As a result, no assurance can be given as to when, or if, the merger will occur.

Q:    Is the transaction expected to be taxable to CPI stockholders?

A:
The receipt of cash by a U.S. holder pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes and such U.S. holder generally will recognize capital gain or loss equal to the difference, if any, between the cash that the U.S. holder receives in the merger and the U.S. holder's adjusted tax basis in the CPI common stock surrendered. A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on the receipt of cash pursuant to the merger provided that (i) the gain is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States and (ii) in the case of a non-U.S. holder that is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the disposition. The U.S. federal income tax consequences described above may not apply to certain holders of shares of CPI common stock. You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the tax consequences under federal, state, local, foreign and other tax laws. Please see the section of this proxy statement titled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" for a summary discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders.

Q:    As a CPI stockholder, what risks should I consider in deciding whether to vote in favor of the merger?

A:
You should carefully review this proxy statement, including the section entitled "Cautionary Statement Regarding Forward-Looking Statements" which sets forth certain risks and uncertainties related to the merger. Risks related to CPI's business as an independent company are detailed in CPI's filings with the SEC, including CPI's most recent filings on Forms 10-K and 10-Q.

Q:    Who will pay for this proxy solicitation?

A:
CPI will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of CPI common stock. A few of CPI's officers and employees may participate in the solicitation of proxies without additional compensation.

Q:    What do I need to do now?

A:
Carefully read and consider the information contained in this proxy statement, including its annexes. Then, please vote your shares of CPI common stock, which you may do by:

•
completing, dating, signing and returning the enclosed proxy card in the accompanying postage-paid envelope;

•
submitting your proxy by telephone or via the Internet by following the instructions included on your proxy card; or

•
attending the special meeting and voting by ballot in person.

  If you hold shares through a broker or other nominee, please instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials.

Q:    Should I send in my stock certificates now?

A:
No. CPI stockholders should not send in their stock certificates at this time. After completion of the merger, Parent's paying agent will send you a letter of transmittal and instructions for exchanging your shares of CPI common stock for the merger consideration.

Q:    What will a holder of CPI stock options receive if the merger occurs?

A:
Except as provided below, each option to purchase shares of CPI common stock that was granted under CPI's equity compensation plans and is outstanding immediately prior to the closing shall become vested and will be canceled at (or shortly following) the closing in exchange for cash, equal to the excess, if any, of (i) $19.50, reduced by (ii) the per-share exercise price of such option.

  With respect to grants of options to purchase CPI common stock made after the date of the merger agreement, only 25% of such options will be treated as described above and the remaining 75% of such options shall be cancelled at closing for no consideration.

Q:    What will a holder of CPI restricted stock units and restricted stock awards receive if the merger occurs?

A:
Except as provided below, each restricted stock award and restricted stock unit granted under CPI's equity compensation plans outstanding immediately prior to the closing will be canceled at the closing in exchange for a payment, in cash, equal to $19.50.

  With respect to grants of CPI restricted stock and CPI restricted stock units made after the date of the merger agreement, only 25% of such restricted stock and restricted stock units will be treated as described above and the remaining 75% of such restricted stock and restricted stock units shall be cancelled at closing for no consideration.

Q:    Whom should I contact with questions?

A:
If you have any questions about the merger or the special meeting or would like to obtain additional copies of this proxy statement, proxy cards or voting instruction forms, you may contact CPI by mail at CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303, Attention: Investor Relations, or by phone at (650) 846-2900.

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

        The following table sets forth, for the fiscal periods indicated, the intra-day high and low sales prices per share for CPI common stock as reported on the NASDAQ Global Select Market, which is the principal trading market for CPI common stock.

	CPI Common Stock
	High	Low
Fiscal Year 2008:
First Quarter (September 29, 2007 to December 28, 2007)	$21.00	$15.81
Second Quarter (December 29, 2007 to March 28, 2008)	18.09	8.80
Third Quarter (March 29, 2008 to June 27, 2008)	14.31	9.25
Fourth Quarter (June 28, 2008 to October 3, 2008)	16.02	11.42
Fiscal Year 2009:
First Quarter (October 4, 2008 to January 2, 2009)	$12.43	$5.07
Second Quarter (January 3, 2009 to April 3, 2009)	9.83	5.67
Third Quarter (April 4, 2009 to July 3, 2009)	12.93	7.13
Fourth Quarter (July 4, 2009 to October 2, 2009)	12.22	8.37
Fiscal Year 2010:
First Quarter (October 3, 2009 to January 1, 2010)	$14.48	$9.27
Second Quarter (January 2, 2010 to April 2, 2010)	14.27	10.80
Third Quarter (April 3, 2010 to July 2, 2010)	16.14	12.16
Fourth Quarter (July 3, 2010 to October 1, 2010)	16.20	13.24
Fiscal Year 2011:
First Quarter (October 2, 2010 to January 7, 2011)	$19.39	$13.73

        The closing sales price per share of CPI common stock as reported on the NASDAQ Global Select Market as of November 24, 2010 (i.e., the last trading day before the public announcement of the merger agreement), and as of January 7, 2011 (the most recent practicable trading day prior to the date of this proxy statement) were $14.47 and $19.35, respectively.

        No assurance can be given concerning the market prices of CPI common stock before the completion of the merger.

Dividends

        If the merger is not completed, CPI currently expects to retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement and the annexes attached hereto contain "forward-looking statements" that are intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Representatives of CPI may also make forward-looking statements. Forward-looking statements are statements that are not historical facts, and are identified by words such as "expect," "believe," "predict," "anticipate," "contemplate," "will," "may," "might," "continue," "plan," "estimate," "objective," "intend," "project," "budget," "forecast," "can," "could," "should," "would," "likely," "potential" and similar expressions. These statements include, but are not limited to, statements about the expected costs and benefits of the merger, the adoption of the merger agreement by CPI stockholders, the satisfaction of the closing conditions to the merger, and timing of the completion of the merger.

        Forward-looking statements are not guarantees of performance. The forward-looking statements in this proxy statement are based upon the current beliefs and expectations of the management of CPI and are subject to numerous risks and uncertainties that could cause actual outcomes and results, including project completion dates, production rates, capital expenditures, costs and business plans, to be materially different from those projected or anticipated. These risks and uncertainties include, but are not limited to, the risks detailed in CPI's filings with the SEC, including CPI's most recent filings on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

  •
  CPI stockholder approval may not be obtained in a timely manner, or at all;

  •
  the regulatory approvals required for the merger may not be obtained on the proposed terms, on the anticipated schedule, or at all;

  •
  the merger may fail to close due to the failure to satisfy any of the closing conditions;

  •
  disruption from the pending merger may make it more difficult for CPI to maintain employee, business and operational relationships;

  •
  management time may be diverted on merger-related matters;

  •
  Parent may be unable to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger or such financing may prove insufficient to complete the merger and the transactions contemplated by the merger agreement;

  •
  the effect of the announcement of the merger on CPI's business relationships, operating results and business generally;

  •
  the outcome of any legal proceedings that have been or may be instituted against CPI and/or others relating to the merger;

  •
  the amount of costs, fees, and expense and charges relating to the merger and the actual terms of certain financing relating to the merger; and

  •
  other events, changes or circumstances could arise that could cause the merger not to be consummated and/or could give rise to the termination of the merger agreement, including a termination under circumstances that could require CPI to pay a termination fee.

        You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by CPI or persons acting on CPI's behalf. You are cautioned not to place undue reliance on the forward-looking statements made in this proxy statement or the annexes incorporated into this proxy statement or by representatives of CPI. These statements speak only as of the date hereof, or, in the case of statements in any annex hereto, as of the date of such document, or, in the case of statements made by representatives of CPI, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the merger, the surviving corporation or any other matter addressed in this proxy statement and attributable to CPI or any person acting on behalf of CPI are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. CPI expressly disclaims any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of any unanticipated events.

THE COMPANIES

Catalyst Holdings, Inc.

        Catalyst Holdings, Inc. which is referred to in this proxy statement as Parent, was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any unrelated activities since its organization. Parent is an affiliate of The Veritas Capital Fund IV, L.P (which is referred to as the Veritas Fund), a fund managed by Veritas Capital. Founded in 1992 and headquartered in New York, Veritas Capital is a private equity investment firm that invests in companies that provide critical products and services to governments worldwide, with a focus on the defense and government services sector. Since its founding, Veritas Capital has been involved as the lead investor in transactions totaling more than $8 billion in value.

        The principal executive offices of Parent, the Veritas Fund and Veritas Capital are located at c/o Veritas Capital Fund Management, L.L.C., 590 Madison Avenue, New York, NY 10022; their telephone number is (212) 415-6700; and Veritas Capital's Web site address is www.veritascapital.com.

Catalyst Acquisition, Inc.

        Catalyst Acquisition, Inc., referred to in this proxy statement as Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed solely for the purpose of facilitating the acquisition of CPI. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger. Upon completion of the merger, the separate corporate existence of Merger Sub will cease, and CPI will continue as the surviving company.

        The principal executive offices of Merger Sub are located at c/o Veritas Capital Fund Management, L.L.C., 590 Madison Avenue, New York, NY 10022, and Merger Sub's telephone number is (212) 415-6700.

CPI

        CPI is the parent company of Communications and Power Industries, Inc., a provider of microwave, radio frequency, power and control products for critical defense, communications, medical, scientific and other applications. Communications and Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.

        Approximately half of Communications and Power Industries, Inc.'s product sales for fiscal year 2010 were for United States and foreign government and military end use, particularly for radar, electronic warfare and communications applications. Its products are critical elements of high-priority U.S. and foreign military programs and platforms, including numerous planes, ships and ground-based platforms. Defense applications of Communications and Power Industries, Inc.'s products include transmitting and receiving radar signals for locating and tracking threats, weapons guidance and navigation, as well as transmitting decoy and jamming signals for electronic warfare and transmitting signals for satellite communications. The U.S. Government is its only customer that accounted for more than 10% of its sales in the last three fiscal years.

        In addition, Communications and Power Industries, Inc. has applied its key technologies to commercial end markets, including communications, medical, industrial and scientific applications, which provide it with a diversified base of sales. Approximately half of its product sales for fiscal year 2010 were for commercial applications.

        CPI estimates that approximately 36% of Communications and Power Industries, Inc.'s total sales for fiscal year 2010 were generated from recurring sales of replacements, spares and repairs, including upgraded replacements for existing products. CPI believes that this aspect of its business is inherently more stable and predictable, and that it is less susceptible to dramatic shifts in market conditions.

        CPI is incorporated in Delaware. CPI's principal executive offices are located at CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303, and its telephone number is (650) 846-2900. CPI's Web site address is www.cpii.com. Information on CPI's Web site is not incorporated into this proxy statement.

        The principal trading market for CPI's common stock (NASDAQGS: CPII) is the NASDAQ Global Select Market.

        For a further discussion of CPI's business, we urge you to read CPI's 2010 Annual Form 10-K. See "Where You Can Find More Information" beginning on page 103 of this proxy statement.

SPECIAL MEETING OF STOCKHOLDERS OF CPI

        CPI is providing this proxy statement to its stockholders in connection with the solicitation of proxies by the board of directors to be voted at the special meeting at which holders of CPI common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. This proxy statement is first being mailed to CPI stockholders on or about January 12, 2011 and provides CPI stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of CPI stockholders.

        CPI's stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If CPI's stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur.

Date, Time and Place

        The special meeting will be held at the Four Seasons Hotel New York, 57 East 57th Street, New York, NY 10022 on February 10, 2011 at 9:30 a.m., local time.

Purpose

        At the special meeting, CPI stockholders will be asked to vote solely on the following proposals:

  •
  to adopt the merger agreement; and

  •
  to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement at the time of the special meeting.

CPI Board Recommendation

        The CPI board of directors has, by unanimous vote of all directors acting upon the matter, determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of CPI and its stockholders. One of CPI's directors, Michael Finley, recused himself from discussions and voting upon the merger agreement due to a potential conflict of interest. See "The Merger—Background of the Merger" for a discussion regarding Mr. Finley's recusal. Accordingly, CPI's board of directors (other than Mr. Finley) unanimously recommends that you vote "FOR" the adoption of the agreement and "FOR" the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement at the time of the special meeting. See "The Merger—CPI's Reasons for the Merger; Recommendation of the CPI Board of Directors" beginning on page 38 of this proxy statement.

        CPI stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In addition, CPI stockholders are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. A copy of the merger agreement is attached as Annex A to this proxy statement.

CPI Record Date; Outstanding Shares; Shares Entitled to Vote

        The record date for the CPI special meeting is January 7, 2011. Only CPI stockholders of record at the close of business on January 7, 2011 will be entitled to receive notice of and to vote at the special meeting or any adjournment of the special meeting. Shares of CPI common stock held by CPI as treasury shares and by CPI's subsidiaries will not be entitled to vote.

        As of the close of business on the record date of January 7, 2011, there were 16,852,282 shares of CPI common stock outstanding and entitled to vote at the special meeting. Each holder of CPI common stock is entitled to one vote for each share of CPI common stock owned as of the record date.

        A complete list of CPI stockholders entitled to vote at the CPI special meeting will be available for inspection at the principal place of business of CPI during regular business hours for a period of no less than 10 days before the special meeting, as well as at the place of the CPI special meeting during the meeting.

Quorum

        A quorum of stockholders is required for CPI stockholders to adopt the merger agreement at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of CPI common stock entitled to vote on the record date will constitute a quorum. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. With respect to broker non-votes (as defined below), the adoption of the merger agreement is not considered a routine matter. Therefore, your broker will not be permitted to vote on the adoption of the merger agreement without instruction from you as the beneficial owner of the shares of CPI common stock. However, broker non-votes will be counted for purposes of determining whether a quorum is present at the special meeting.

Required Vote

        To adopt the merger agreement, holders of a majority of the shares of CPI common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of CPI common stock, a CPI stockholder's failure to submit a proxy card or to vote in person at the special meeting or an abstention from voting, or the failure of a CPI stockholder who holds his or her shares in "street name" through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote "AGAINST" adoption of the merger agreement.

        If there are not sufficient votes to adopt the merger agreement at the time of the special meeting, a majority of the votes present in person or by proxy (whether or not a quorum is present) may adjourn the meeting to another time and place in order to solicit additional proxies. Abstentions will have the same effect as a vote "AGAINST" the proposal to adjourn the special meeting. Shares not in attendance at the special meeting and broker non-votes will have no effect on the outcome of any vote to adjourn the special meeting.

The Voting Agreement

        Pursuant to a voting agreement entered into concurrently with the merger agreement, the Cypress Group stockholders have agreed to vote 49.9% of the outstanding shares of CPI common stock in favor of the merger. However, if the CPI board of directors changes its recommendation with respect to the merger due to certain events, circumstances or developments unknown or not understood as of the date of the merger agreement, the Cypress Group stockholders will be obligated to vote only 25% of the outstanding shares of CPI common stock in favor of the merger and the remaining shares may be voted at the discretion of the Cypress Group stockholders. In addition, the voting agreement includes restrictions on the ability of the Cypress Group stockholders to transfer their shares of CPI's common stock before the merger. The voting agreement terminates upon the earliest of (i) the mutual agreement of the Cypress Group stockholders and Parent, (ii) the termination of the merger agreement or (iii) effective time of the merger.

        Accordingly, the adoption of the merger agreement by CPI stockholders is substantially assured as long as the voting agreement remains in effect and the CPI board of directors does not change its recommendation due to certain events, circumstances or developments unknown or not understood as of the date of the merger agreement. For a more complete description of the voting agreement, see "The Voting Agreement" beginning on page 91 of this proxy statement. The voting agreement is also attached to this proxy statement as Annex B.

Stock Ownership of and Voting by CPI's Directors and Executive Officers

        As of January 7, 2011, directors and executive officers of CPI as a group beneficially owned 2,824,298 shares of CPI common stock, and have the right to vote 404,544 shares of CPI common stock, entitling them to collectively cast approximately 2.4% of the shares of CPI common stock entitled to vote at the special meeting. This does not include 8,868,738 shares of CPI common stock beneficially held by the Cypress Group stockholders and certain of their affiliates as of January 7, 2011 of which Mr. Hughes, one of CPI's directors, may be deemed to have beneficial ownership by virtue of his position as a managing member of Cypress Associates II LLC. As noted above, those affiliates have agreed collectively to vote a portion of those shares (comprising 49.9% of the outstanding shares of CPI common stock) in favor of the merger, subject to certain exceptions. See "The Voting Agreement" beginning on page 90 of this proxy statement.

        These 2,824,298 shares also include 2,419,754 shares that are subject to stock options that are or will be exercisable by the holder within 60 days of January 7, 2011, but which are not expected to be exercised prior to the closing.

        Except as described above as to shares held by the Cypress Group stockholders, none of CPI's directors or officers has entered into any agreement requiring them to vote for or against the merger proposal.

        See "Security Ownership of Certain Beneficial Owners and Management" at page 100 of this proxy statement for more information regarding the ownership of common stock of CPI.

Voting of Shares by Holders of Record

  By Internet or Telephone

        If you hold CPI shares directly in your name as a stockholder of record, you may vote electronically via the Internet at www.proxyvoting.com/cpii, or telephonically by calling (866) 540-5760. Votes submitted telephonically or via the Internet must be received by 11:59 p.m. (Eastern time) on February 9, 2011.

        If you hold CPI shares in street name through a broker or other nominee, you may vote electronically via the Internet at www.proxyvoting.com/cpii. If you wish to vote by telephone you should refer to the voting instructions on the enclosed proxy card which contains a specific telephone number and code for you to use. Votes submitted telephonically or via the Internet must be received by 11:59 p.m. (Eastern time) on February 9, 2011.

  In Person

        If you hold CPI shares directly in your name as a stockholder of record, you may vote in person at the special meeting. Stockholders of record also may be represented by another person at the special meeting by executing a proper proxy designating that person.

        If you hold CPI shares in street name through a broker or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the special meeting. To request a legal proxy please follow the instructions at www.proxyvoting.com/cpii.

  By Mail

        If you hold CPI shares directly in your name as a stockholder of record, you will need to mark, sign and date your proxy card and return it using the pre-paid return envelope provided. CPI must receive your proxy card no later than close of business on February 9, 2011.

        When a stockholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. CPI encourages its stockholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or via the Internet, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the meeting.

        All shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If a CPI stockholder executes a proxy card without giving instructions, the shares of CPI common stock represented by that proxy card will be voted "FOR" approval of the proposal to adopt the merger agreement.

        Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person.

Voting of Shares Held in Street Name

        If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement and in general as a broker non-vote. In these cases, the broker or other nominee can register your shares as being present at the special meeting for purposes of determining a quorum, but will not be able to vote your shares on those matters for which specific authorization is required.

        Under Delaware law, broker non-votes count as being present for purposes of determining whether a quorum of shares is present at a meeting. Brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. Therefore, a broker non-vote will have the same effect as a vote "AGAINST" adoption of the merger agreement. A broker non-vote will have no effect on any proposal to adjourn the special meeting.

Revocability of Proxies; Changing Your Vote

        You may revoke your proxy and/or change your vote at any time before your shares are voted at the special meeting. If you are a stockholder of record, you can do this by:

  •
  sending a written notice stating that you revoke your proxy to CPI International, Inc. at 811 Hansen Way, Palo Alto, California 94303, Attention: Corporate Secretary. The written notice must bear a date later than the date of the proxy and be received prior to the special meeting;

  •
  submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

  •
  attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

        If you hold your shares through a broker or other nominee, you must contact your broker or other nominee to change your vote or obtain a "legal proxy" to vote your shares if you wish to cast your vote in person at the meeting.

Solicitation of Proxies

        This proxy statement is furnished in connection with the solicitation of proxies by the CPI board of directors to be voted at the CPI special meeting. CPI will bear all costs and expenses in connection with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. Proxies may also be solicited by certain of CPI's directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

        Stockholders should not send stock certificates with their proxies.    A letter of transmittal and instructions for the surrender of CPI common stock certificates will be mailed to CPI stockholders shortly after the completion of the merger, if approved.

Stockholders Sharing an Address

        Consistent with notices sent to stockholders of record sharing a single address, CPI is sending only one copy of this proxy statement to that address unless CPI received contrary instructions from any stockholder at that address. This "householding" practice reduces the volume of duplicate information received at your household and helps CPI reduce costs. Stockholders may request to discontinue householding, or may request a separate copy of this proxy statement by one of the following methods:

  •
  stockholders of record wishing to discontinue or begin householding, or any stockholder of record residing at a household address wanting to request delivery of a copy of this proxy statement should contact CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303, Attention: Investor Relations, telephone number (650) 846-2900; and

  •
  stockholders owning their shares through a broker or nominee who wish to either discontinue or begin householding should contact their record holder.

No Other Business

        Under CPI's amended and restated bylaws, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to CPI stockholders provided with this proxy statement.

Adjournments

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Whether or not a quorum is present, a majority of the voting power present in person or by proxy may adjourn the meeting to another time and place. CPI is not required to notify stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, CPI may transact any business that it might have transacted at the original meeting. Proxies submitted by CPI stockholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the CPI special meeting in this proxy statement are to such special meeting as adjourned or postponed.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303, Attention: Investor Relations.

THE MERGER

        This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger and related transactions.

 General

        The merger agreement provides that Merger Sub will merge with and into CPI. After the merger, CPI will be the surviving entity and will be a wholly-owned subsidiary of Parent. As a result of the merger, CPI will cease to be a publicly traded company. You will not own any shares of capital stock of the surviving corporation.

Merger Consideration

        At the effective time of the merger, each outstanding share of CPI common stock (other than shares owned by CPI, Parent and Merger Sub) will be converted into the right to receive the per share merger consideration of $19.50 in cash, without interest. For information regarding the treatment of stock options and restricted stock, see "The Merger Agreement—Merger Consideration; Conversion or Cancellation of Shares in the Merger—Treatment of CPI Equity Awards" beginning on page 73 of this proxy statement.

Background of the Merger

        The following is a summary of the meetings, negotiations, material contacts and discussions between CPI and Veritas Capital and certain of their representatives and affiliates that preceded the execution of the merger agreement.

        In May 2010, CPI entered into an Agreement and Plan of Merger (which is referred to as the Comtech merger agreement) with Comtech Telecommunications, Inc. (which is referred to as Comtech), which provided for the acquisition of CPI by Comtech for a combination of cash and Comtech common stock (which is referred to as the proposed Comtech merger). Based on the stock price of Comtech's common stock on the day before the announcement of the Comtech merger agreement, the value of the consideration in the proposed Comtech merger was $16.40 per share of CPI common stock. During the pendency of the Comtech merger agreement, representatives of two private equity firms (including Veritas Capital and Party B, described below) inquired with CPI's representatives as to whether CPI would be willing to engage in discussions with them regarding a potential transaction. CPI did not respond to those inquiries because the Comtech merger agreement prohibited CPI from discussing alternative transactions with third parties except in response to proposals that would be considered "acquisition proposals" as defined in the Comtech merger agreement, and those inquiries did not meet that standard.

        In July 2010, Comtech announced that it was not selected as the program manager and vendor for the Force XXI Battle Command Brigade and Below, Blue Force Tracking 2 (FBCB2-BFT-2) program. As a result of this announcement, the price of Comtech common stock dropped significantly, resulting in a substantial decline in the value of the consideration that CPI's stockholders would have received pursuant to the proposed Comtech merger.

        CPI engaged in discussions and negotiations with Comtech from the end of July 2010 through the beginning of September 2010 in order to try to reach agreement as to how to address these developments. On July 26, 2010, Comtech proposed in writing to the CPI board of directors to amend the Comtech merger agreement to offer $16.40 per share in cash for each share of CPI common stock. Subsequent to that time, CPI made a number of counterproposals to Comtech over a period of several weeks, including a proposal that Comtech pay $18 per share in cash for the CPI common stock, or alternatively, that Comtech pay approximately $17.10 per share in cash for the CPI common stock and permit CPI to pay a dividend to its stockholders of certain excess cash amounts held by CPI. In addition, CPI explored a proposal whereby all stockholders could elect to receive either approximately $17.60 per share in cash or a mix of stock and cash with a value of approximately $16.66 at the time of signing, with an overall cost of $17.10 per share at the time of signing. All of these proposals were rejected by Comtech. During these discussions Comtech withdrew its $16.40 proposal.

        On August 23, 2010, Comtech sent CPI a letter in which Comtech expressed its view that CPI should proceed with the consummation of the proposed Comtech merger under the original terms. Based on the Comtech stock price at that time, the value of the consideration that CPI stockholders would have received under the Comtech merger agreement would have been $13.87 per share of CPI common stock. At that point, CPI entered into discussions with Comtech exploring the possibility of terminating the Comtech merger agreement. These discussions resulted in Comtech and CPI entering into an agreement on September 7, 2010 to terminate the Comtech merger agreement and CPI paying a termination fee of $15 million to Comtech. CPI issued a press release on September 7, 2010 announcing the termination of the Comtech merger agreement.

        On September 8, 2010, Robert McKeon of Veritas Capital sent a letter to Michael Targoff, chairman of the board of CPI, in which Veritas Capital made a non-binding proposal to acquire all of the outstanding common stock of CPI at a cash price of $16.50 per share. Veritas Capital also requested a 15-day exclusivity period to perform due diligence and negotiate the terms of the transaction.

        Mr. Targoff, together with representatives of J.P. Morgan, CPI's financial advisor, spoke with representatives of Veritas Capital and indicated that a cash price of $16.50 per share was unlikely to be acceptable to the CPI board of directors and suggested that any cash offer should equal or exceed $18 per share in order for the CPI board of directors to be interested in pursuing a potential transaction. Veritas Capital indicated that it would be willing to increase its price to $18 per share and sent a letter to the CPI board of directors on September 13, 2010 confirming this increase.

        The CPI board of directors held a telephonic meeting on September 13, 2010 to discuss the Veritas Capital expression of interest. All directors were present except for William P. Rutledge. Representatives of J.P. Morgan and CPI's corporate counsel, Irell & Manella LLP, which is referred to as Irell, were also in attendance. The board of directors discussed the Veritas Capital proposal and concluded that CPI should enter into a non-disclosure agreement with Veritas Capital and explore a potential transaction with Veritas Capital but that CPI should not commit to negotiate exclusively with Veritas Capital.

        Veritas Capital signed a non-disclosure agreement with CPI on September 15, 2010 and began conducting due diligence.

        Senior executives of CPI provided a high-level briefing of CPI's business for Veritas Capital via conference call on September 22, 2010. Following this briefing, Veritas Capital orally reaffirmed its interest in acquiring CPI at a price of $18 per share.

        During September and early October 2010, five other potential acquirers made unsolicited inquiries with CPI or J.P. Morgan regarding a potential acquisition of CPI. While each of the five potential acquirers engaged in some level of discussion with CPI or its representatives regarding the potential value of CPI, only the inquiries made by the parties identified as Party A and Party B below resulted in formal written proposals to the CPI board of directors. The other three parties indicated that it was unlikely that they would be willing to offer to pay $18 per share or more and discussions with those parties ceased and, accordingly, those parties did not submit written proposals to the CPI board of directors.

        On September 27, 2010, one of the two potential acquirers identified above, which we refer to as Party A, sent a letter to Mr. Targoff expressing its interest in acquiring CPI for a price in the range of $16 to $18 per share.

        On September 29, 2010, the CPI board of directors held a regularly scheduled board meeting. The CPI board of directors discussed the status of the three expressions of interest that had been received at that time from private equity investors, including Veritas Capital. The CPI board of directors decided that it was not appropriate to engage in exclusive negotiations with any party at that time. The CPI board of directors decided to use a special committee process similar to that employed by the CPI board of directors during the negotiations with respect to the Comtech merger agreement for purposes of evaluating and addressing these expressions of interest. In early October 2010, the CPI board of directors adopted and approved resolutions by unanimous written consent establishing a special committee consisting of Mr. Rutledge, Stephen R. Larson and Mr. Targoff, which is referred to as the special committee, to review and evaluate the expressions of interest and direct any negotiations. In these resolutions, the CPI board of directors also determined that it would not approve any transaction without the prior favorable recommendation of the transaction by the special committee.

        On September 30, 2010, senior executives of CPI met with senior representatives of Veritas Capital in New York to discuss CPI's business. Representatives of J.P. Morgan also attended this meeting.

        On September 30, 2010, J.P. Morgan, on behalf of CPI, spoke with representatives from Party A and indicated that CPI would not enter into a non-disclosure agreement with Party A unless Party A agreed to increase its indication of interest to $18 per share or above.

        One of the private equity funds that had expressed interest in CPI during September 2010 was affiliated with Michael Finley, one of CPI's directors. Although discussions between CPI and this private equity fund did not proceed beyond the preliminary phase, Mr. Finley notified the CPI board of directors on October 4, 2010 that he had decided to recuse himself from all further deliberations regarding the potential sale of CPI. Mr. Finley did not participate in any CPI board of directors or special committee meetings related to the sale of CPI after that time.

        Early in the discussions with Veritas Capital, Veritas Capital indicated to Mr. Caldarelli and to representatives of J.P. Morgan that in the event that Veritas Capital acquired CPI, the continued involvement of CPI's management team would be integral to CPI's future success. However, through the date of this proxy statement, no negotiations have taken place between CPI management and representatives of Veritas Capital with respect to the future employment or participation of CPI management.

        On October 6, 2010, Veritas Capital and certain of its potential financing sources met with CPI management at CPI's Palo Alto offices to hear detailed presentations regarding CPI's west coast operating divisions.

        On October 8, 2010, a representative of another private equity firm (Party B) sent an email to J.P. Morgan indicating that Party B was considering submitting a letter of intent for an acquisition of CPI based on a price of $17 per share.

        On October 8, 2010, CPI's special committee held a telephonic meeting at which it discussed strategies and considerations related to the existing expressions of interest as well as reaching out to other parties that might be interested in the acquisition of CPI. Representatives of Moelis, financial advisor to the special committee, and Morris, Nichols, Arsht & Tunnell LLP, which is referred to as Morris Nichols, legal counsel to the special committee, attended this meeting. The special committee instructed Moelis to identify other potential parties that might be interested in the acquisition of CPI.

        On October 13, 2010, representatives of Veritas Capital travelled to CPI's Canadian facilities and received a presentation regarding the CPI east coast operating divisions.

        On October 15, 2010, CPI's special committee held a telephonic meeting, with representatives of Moelis and Morris Nichols in attendance. At the meeting, Moelis discussed, in general, process alternatives for the special committee to consider which included but were not limited to, (i) entering into an exclusivity arrangement with Veritas Capital; (ii) conducting a limited market check in which representatives of CPI would contact potential strategic acquirers to see whether any such parties would be interested in acquiring CPI; and (iii) conducting a broad auction of CPI. In addition, as part of its presentation, Moelis identified more than ten potential strategic acquirers that the special committee could consider contacting. The potential acquirers discussed were based on a number of factors including but not limited to defense and electronics industry focus, size and acquisition history. After discussion, the special committee directed Moelis and J.P. Morgan to make calls to five parties from the list of potential strategic acquirers that had been identified by Moelis. Those five parties were selected by the special committee, after consultation with Moelis, based on a number of factors, including perceived ability to finance the acquisition of CPI, trading multiples and the perceived antitrust and regulatory risks that could be raised by the relevant characteristics of the potential acquirer and CPI. In addition, at the October 15, 2010 meeting, the special committee instructed Moelis and J.P. Morgan to communicate to Party B that CPI was unlikely to enter into extended discussions with Party B if it did not submit a written indication of interest at $18 per share or above.

        On October 18, 2010, Party B sent a letter to J.P. Morgan and Moelis containing a non-binding proposal to acquire CPI for a price based on $17 to $18 per share in cash. After several exchanges between Party B and representatives of CPI, CPI ceased discussions with Party B because, among other reasons, Party B did not commit to paying $18 or more per share; the general level of interest expressed by Party B was less serious than that expressed by Veritas Capital and Party C; and the special committee believed that engaging in extended discussions with Party B could distract CPI from the discussions and negotiations with Veritas Capital and Party C, thereby potentially putting those discussions at risk.

        On October 19, 2010, Veritas Capital's lawyers, Skadden, Arps, Slate, Meagher & Flom, which is referred to as Skadden, sent to Irell a draft merger agreement for the proposed acquisition of CPI by Veritas. The draft merger agreement provided for the acquisition of CPI by affiliates of Veritas Capital for a price of $18 per share in cash. Among other things, the draft merger agreement (i) provided that if Parent did not consummate the merger when obligated to do so under the merger agreement the Veritas Fund would be obligated to pay a termination fee of $12.5 million and (ii) did not provide CPI with a specific performance right. Soon thereafter, Skadden provided draft financing commitment letters for the proposed acquisition.

        On October 20, 2010, representatives of Party A traveled to CPI's Canadian offices where they received a presentation regarding CPI from CPI executives.

        On October 21, 2010, representatives of one of the potential strategic acquirers identified by the special committee (Party C) sent an email to Moelis in which Party C expressed interest in a potential acquisition of CPI and indicated that it had retained an investment banker to help it evaluate such a transaction.

        On October 21, 2010, CPI management held a call with Veritas Capital and its potential lenders to address certain outstanding due diligence questions.

        During this period, the other four potential strategic acquirers identified by the special committee indicated that they were not interested in pursuing an acquisition of CPI at a price of $18 per share or above.

        On October 22, 2010, representatives of Party A made separate calls to J.P. Morgan and CPI's Chief Executive Officer, Joe Caldarelli, telling them that Party A was unlikely to be willing to pay $18 per share or more for CPI. No further discussions were held with Party A.

        On October 22, 2010, CPI's special committee held a telephonic meeting. Mr. Caldarelli and Mr. Hughes, along with representatives of Irell, Morris Nichols, Moelis and J.P. Morgan, were also in attendance. The directors discussed the status of the various expressions of interest and the strategy for proceeding. The directors instructed Irell and Morris Nichols to prepare a response to Veritas Capital's draft merger agreement. In particular, the special committee instructed counsel to include a "go-shop"

provision in the draft that would have permitted CPI to continue actively soliciting other potential buyers for a limited period of time after the Veritas Capital merger agreement was signed and to pay a reduced termination fee if CPI entered into an acquisition agreement with another buyer during that period, and to include provisions providing for a specific performance right of CPI.

        On October 25, 2010, Party C sent a letter to the CPI board of directors in which it set forth a non-binding proposal to acquire CPI for a price based on $18 to $20 per share. That same day, CPI and Party C entered into a non-disclosure agreement. Soon thereafter, Party C began conducting due diligence on CPI.

        On October 26, 2010, CPI's special committee held a telephonic meeting with representatives of Morris Nichols and Moelis in attendance. Mr. Caldarelli, Mr. Hughes, representatives of J.P. Morgan and representatives of Irell were also in attendance for a portion of the meeting. The directors in attendance discussed the status of the discussions with Veritas Capital and Party C, including the status of each party's due diligence investigation. The special committee directed representatives of Irell and Morris Nichols to prepare a draft merger agreement and submit it to Party C.

        On October 26, 2010, Irell and Morris Nichols sent a revised draft of the merger agreement to Skadden. Among other provisions, the revised draft included the following items: (i) the draft provided that CPI would have the right to actively solicit other potential acquisition candidates during a "go-shop" period that would last for 30 days after the merger agreement was signed, and that the termination fee payable due to CPI accepting a superior acquisition proposal that was received before or during the "go-shop" period would be a reduced fee $6.125 million; and (ii) the draft provided for a termination fee of $25 million payable to CPI in the event of a breach of the merger agreement by Parent, and a termination fee of $50 million in the event of willful breach of the merger agreement by Parent; and (iii) the draft provided CPI with a broad specific performance right.

        On October 29, 2010, representatives of Party C met with executives of CPI at CPI's Palo Alto facilities to hear presentations regarding CPI's west coast operating divisions.

        On October 29, 2010, Veritas Capital called J.P. Morgan and told them that Veritas Capital was not willing to pursue a transaction with CPI if CPI were to insist on including a "go-shop" provision in the merger agreement.

        On November 1, 2010, CPI's special committee held a telephonic meeting, with representatives of Morris Nichols and Moelis in attendance. Mr. Caldarelli, Mr. Hughes, representatives of J.P. Morgan and representatives of Irell were also in attendance for a portion of the meeting. The directors in attendance discussed the status of the discussions with Veritas Capital and Party C, including the status of each party's due diligence investigations. The directors discussed Veritas Capital's insistence that the draft merger agreement not contain a "go-shop" provision and directed counsel to remove the "go-shop" provision from the draft merger agreement.

        On November 2, 2010, representatives of Party C met with CPI executives at CPI's Ontario facilities to hear a presentation regarding CPI's east coast operating divisions. In addition, on November 2, 2010, CPI's lawyers sent a draft merger agreement to Party C's representatives.

        On November 3, 2010, representatives of Party C met with executives at CPI's operations in Beverly, Massachusetts and were provided with a facility tour.

        Representatives of Moelis and J.P. Morgan, on behalf of CPI, asked Party C to provide CPI with a letter on or before November 11, 2010 updating Party C's indication of interest based on the due diligence conducted to date. Party C indicated that it would try to meet that timeline but that it might need more time to obtain the necessary internal approvals.

        On November 4, 2010, J.P. Morgan, on behalf of CPI, indicated to Veritas Capital that CPI was willing to remove the "go-shop" provision from the draft merger agreement.

        On November 5, 2010, Skadden sent a revised draft of the merger agreement to representatives of CPI. The revised draft (i) did not include a "go-shop" provision, (ii) provided that, in the event of a breach of the merger agreement by Parent, Parent would be required to pay a $17.5 million termination fee and (iii) provided CPI with a limited specific performance right. After this time, representatives of Irell and Morris Nichols engaged in discussions with Skadden to resolve the open legal terms of the Veritas Capital acquisition proposal, including: the amount of termination fees payable by the parties and the circumstances under which such fees would be payable; the covenants that would apply between the signing of the merger agreement and the effective time of the merger; and the scope of specific performance remedies available to CPI in the event of a breach of the merger agreement by Parent.

        On November 9, 2010, Mr. Caldarelli briefly met with representatives of Veritas Capital at Veritas Capital's New York offices, with representatives of Moelis and J.P. Morgan in attendance. At that meeting, the parties discussed the status of the transaction.

        On November 11, 2010, the investment bankers representing Party C contacted J.P. Morgan and notified them that Party C required additional time prior to submitting an updated proposal.

        On November 15, 2010, the CPI special committee held a telephonic meeting. All members of the special committee were in attendance, as well as Mr. Caldarelli, Mr. Hughes, and representatives of J.P. Morgan, Moelis, Irell and Morris Nichols. The group discussed the status of the Party C proposal and the Veritas Capital proposal, including open contractual terms with each potential acquirer. With respect to the Veritas Capital proposal, the issues discussed included the amount of the termination fees payable in the event of a breach of the merger agreement by Parent and the scope of CPI's specific performance right. The group also discussed the expected timing of the updated indication of interest from Party C and decided to meet again as soon as that was received.

        On November 16, 2010, Party C sent a letter to the CPI board of directors reaffirming its interest in pursuing an acquisition of CPI based on a price of $18 per share of CPI common stock. Party C indicated in that letter that it believed it could be in a position to complete its due diligence and sign a definitive agreement by December 3, 2010.

        The CPI special committee held a telephonic meeting on November 17, 2010. Mr. Rutledge and Mr. Targoff were in attendance as well as representatives of Moelis and Morris Nichols. In addition, Mr. Caldarelli and Mr. Hughes, along with representatives of J.P. Morgan and Irell, participated in a portion of the meeting. The parties on the call discussed the status of the Veritas Capital and Party C proposals, including a comparison of the proposed deal terms and the status of the parties' due diligence efforts. It was decided that J.P. Morgan and Moelis should contact Party C on behalf of CPI and suggest that Party C raise its bid and confirm its ability to sign a definitive agreement by November 29, 2010. CPI's representatives were also instructed to continue pursuing discussions with Veritas Capital.

        Party C sent a revised draft of the draft acquisition contract to representatives of CPI on November 17, 2010. After this time, representatives of Irell and Morris Nichols engaged in discussions with the attorneys for Party C to resolve the open legal terms of the Party C acquisition proposal.

        On November 18, 2010, the investment banker representing Party C spoke to representatives of J.P. Morgan and Moelis and indicated that Party C was willing to raise its bid to $19 per share in cash and asked that CPI commit to negotiate exclusively with Party C. Party C confirmed this bid in a letter to the CPI board of directors later in the day. Party C also specified in that letter that it believed it could be in a position to complete its due diligence and sign a definitive agreement by November 29, 2010.

        The CPI special committee held a telephonic meeting on November 18, 2010. All of the members of the special committee were in attendance, as well as Mr. Caldarelli and Mr. Hughes and representatives of J.P. Morgan, Moelis, Irell and Morris Nichols. CPI's representatives updated the board members regarding the status of the discussions with Party C and Veritas Capital, and summarized the differences between the two parties' proposals, including the impact of financing contingencies. After discussion, the special committee concluded that CPI could not commit to negotiating exclusively with Party C but that CPI should continue discussions with both parties and that the special committee should meet again promptly to continue discussion of the two proposals.

        The CPI special committee held a telephonic meeting on November 19, 2010. All of the members of the special committee were in attendance, as well as representatives of Moelis and Morris Nichols. Representatives of J.P. Morgan and Irell also attended a portion of the meeting. CPI's representatives updated the board members regarding the status of the discussions with Party C and Veritas Capital, and answered questions from the members of the special committee regarding the two parties' proposals. After discussion, the special committee decided that CPI should continue pursuing discussions with Party C and that CPI should notify Veritas Capital that CPI had received a proposal that was superior to Veritas Capital's proposal both on price and other terms and encourage Veritas Capital to submit a revised bid. J.P. Morgan and Moelis, on behalf of CPI, communicated this message to Veritas Capital later that evening.

        On November 22, 2010, Veritas Capital sent a letter to the CPI board of directors in which it increased its offer price to $19.25 per share, and made improvements to certain other terms of its proposal, including an offer to increase the termination fee payable by Parent in the event of a breach of the merger agreement to $20 million (or $27.5 million in the event of a willful breach) and to make certain requested changes to the specific performance provision in the merger agreement. Veritas Capital's letter indicated that the offer would expire at 5 pm on November 23, 2010 and was predicated on CPI finalizing definitive agreements with it by the end of business on November 23, 2010 and announcing a transaction on November 24, 2010.

        On the morning of November 23, 2010, the CPI special committee held a telephonic meeting, with all members of the special committee in attendance. Mr. Caldarelli and Mr. Hughes, as well as representatives of J.P. Morgan, Moelis, Irell and Morris Nichols, were also in attendance. The special committee discussed the terms of Veritas Capital's latest proposal and discussed the comparative advantages and disadvantages of the Veritas Capital proposal and the Party C proposal. The special committee decided that CPI's representatives should contact Party C and inform them that CPI had received a superior offer and that CPI would be prepared to pursue that offer unless Party C responded quickly with an improved offer. The special committee also decided that CPI should contact Veritas Capital and inform Veritas Capital that CPI would be willing to move forward to signing with Veritas Capital if Veritas Capital was willing to increase its offer to $19.50 per share, increase to $22.5 million the termination fee payable by Parent in the event of a Parent breach, make certain improvements to the other terms of its offer and confirm that it had completed its due diligence.

        Later on November 23, 2010, the CPI special committee held another telephonic meeting, with Mr. Rutledge and Mr. Targoff in attendance. Representatives of J.P. Morgan, Moelis, Irell and Morris Nichols were also in attendance. The special committee further discussed the message that would be communicated to Veritas Capital and authorized Mr. Targoff to contact Veritas Capital that afternoon.

        Mr. Targoff spoke with Mr. McKeon later on November 23, 2010 and presented CPI's proposal which, among other things, increased the price per share to $19.50. After discussion, Mr. McKeon indicated that this proposal was acceptable to Veritas Capital.

        At the same time, representatives of J.P. Morgan and Moelis, on behalf of CPI, contacted Party C's investment banker and informed them that CPI had another offer that was superior and that Party C would need to improve its offer very quickly, or CPI would move expeditiously to agreement with another party.

        Party C's investment banker contacted J. P. Morgan on the morning of November 24, 2010. He indicated that Party C was unwilling to move its price above $19 per share but that it would be willing to commit to signing a definitive agreement at the $19 per share price by November 27, 2010, if CPI would agree to negotiate exclusively with Party C during that time period. He also indicated that Party C would stop work on the potential transaction if Party C's offer was not accepted by 1pm that day.

        The CPI special committee held two telephonic meetings during the afternoon of November 24, 2010. All members of the special committee were in attendance. Mr. Caldarelli, Mr. Hughes, and representatives of J.P. Morgan, Moelis, Irell and Morris Nichols were also in attendance for a portion of the meetings. At these meetings, the special committee discussed the latest communications from Veritas Capital and Party C, and discussed the remaining open issues on the Veritas Capital definitive agreements. The special committee authorized Mr. Rutledge and Mr. Caldarelli to work with CPI's representatives to resolve the remaining open issues with Veritas Capital.

        Later that day, Mr. Caldarelli, Veritas Capital and representatives of Skadden, Irell and Morris Nichols held a conference call to resolve the principal remaining outstanding issues on the Veritas Capital draft acquisition agreements.

        A combined telephonic meeting of the CPI board of directors and the CPI special committee was held on the evening of November 24, 2010. All CPI directors were present except for Mr. Finley. Representatives of J.P. Morgan, Moelis, Irell and Morris Nichols were also in attendance. Irell and Morris Nichols summarized for the CPI board of directors the terms and provisions of the Veritas Capital merger agreement. J.P. Morgan presented its financial analysis of the proposed transaction with Veritas Capital to the CPI board of directors. J.P. Morgan delivered its oral opinion dated November 24, 2010, which was confirmed in writing, that, as of that date and based on and subject to the various factors, assumptions and limitations set forth in such written opinion, the per share merger consideration to be paid to holders of CPI common stock in the merger was fair, from a financial point of view, to such holders. Moelis presented to the special committee its financial analysis of the proposed transaction. Moelis delivered to the special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 24, 2010, that, as of that date and based on and subject to the various factors, assumptions, limitations and qualifications set forth in such written opinion, the per share merger consideration to be received by CPI's stockholders in the merger was fair, from a financial point of view, to CPI's stockholders (other than the Cypress Group and its affiliates, Parent, Merger Sub or any other wholly-owned subsidiary of Parent). Mr. Caldarelli, Mr. Hughes and the representatives of J.P. Morgan and Irell then left the meeting while the members of the special committee discussed the proposed transaction. The members of the special committee unanimously adopted resolutions recommending that the CPI board of directors adopt and approve the proposed transaction with affiliates of Veritas Capital. Mr. Caldarelli, Mr. Hughes, and the representatives of J.P. Morgan and Irell then rejoined the meeting. The CPI directors present unanimously adopted resolutions adopting and approving the proposed Veritas merger; CPI and Parent and Merger Sub executed and delivered the merger agreement; and Parent and the Cypress Group stockholders executed and delivered the voting agreement.

        On November 26, 2010, prior to the commencement of trading on the NASDAQ Global Select Market, CPI issued a press release announcing the signing of the merger agreement and the voting agreement.

CPI's Reasons for the Merger; Recommendation of the CPI Board of Directors

        The CPI board of directors carefully evaluated the merger agreement and the merger. The CPI board of directors determined, by unanimous vote of all directors acting upon the matter, that the merger agreement and the merger are advisable and in the best interests of, CPI and its stockholders. As described above under "—Background of the Merger", Mr. Finley recused himself from discussions and voting upon the merger agreement due to a potential conflict of interest. Accordingly, CPI's board of directors (other than Mr. Finley) unanimously recommended that the stockholders of CPI vote "FOR" the adoption of the merger agreement.

        In the course of reaching its recommendation, the CPI board of directors consulted with CPI's senior management, its financial advisors and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to CPI and its stockholders. The CPI board of directors believed that, taken as a whole, the following factors supported its decision to approve the merger:

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  Consideration; Historical Market Prices.  The value of the consideration to be received by CPI's stockholders pursuant to the merger, which represented a significant premium over the market prices at which CPI common stock had previously recently traded, including a premium of approximately 35% over the closing price of CPI common stock of $14.47 on November 24, 2010, the last trading day prior to the meeting of the board of directors at which the merger was approved, and the level of that premium as compared to the premia in other comparable merger transactions. In addition, the $19.50 per share merger consideration represents an approximate 19% increase over the value of $16.40 per share, which was the value of the per share consideration expected to be received by CPI stockholders in the Comtech merger at the time the Comtech merger agreement was executed (based on the then trading value of Comtech's common stock).

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  Discussions with Other Potential Acquirors.  The fact that the CPI board of directors had engaged in extensive negotiations with Comtech with respect to the value of CPI, considered expressions of interest from several other private equity funds, solicited expressions of interest from five potential strategic acquirors and engaged in extensive negotiations with Party C as described in "—Background of the Merger," and that the $19.50 per share merger consideration represented the highest bid that CPI received in the course of that process and the CPI board of directors' belief, after consultation with its financial advisors, that such per share price was the highest price reasonably attainable from a third party acquirer at such time.

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  Consideration Solely in Cash.  The fact that, since the entirety of the merger consideration will be paid in cash, the value to be received by CPI stockholders be immediately realized and will not depend on the financial performance of the acquirer following the merger.

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  Financial Advisor's Opinion.  The fact that the CPI board of directors received an oral opinion, dated November 24, 2010, confirmed in writing, from J.P. Morgan that, as of that date, and based on and subject to the various factors, assumptions and limitations set forth in such written opinion, the per share merger consideration to be paid to holders of CPI common stock in the merger was fair, from a financial point of view, to such holders as more fully described below under the heading "—Opinion of J.P. Morgan Securities LLC" beginning on page 43 of this proxy statement.

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  Financial Advisor's Other Advice.  The fact that J.P. Morgan, a qualified and independent financial advisor, assisted the board of directors in its process of exploring strategic alternatives.

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  The Special Committee Recommendation.  The fact that a special committee of the board of directors comprised of independent directors recommended, among other things, that the full board approve and adopt the merger agreement.

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  The Opinion of the Financial Advisor to the Special Committee.  The fact that the special committee received an oral opinion, subsequently confirmed in writing by delivery of a written opinion dated November 24, 2010, that, as of that date and based on and subject to the various factors, assumptions, limitations and qualifications set forth in such written opinion, the per share merger consideration to be received by CPI's stockholders in the merger, was fair, from a financial point of view, to CPI's stockholders (other than the Cypress Group and its affiliates, Parent, Merger Sub or any other wholly-owned subsidiary of Parent), as more fully described below under the heading "—Opinion of Moelis & Company LLC" beginning on page 50 of this proxy statement.

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  Support of Certain CPI Stockholders.  The fact that stockholders representing a majority of the shares of CPI common stock outstanding as of the date of the merger agreement expressed support for the merger, as evidenced by their willingness to enter into the voting agreement.

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  Lack of Public Float and Perceived Overhang.  The belief that the upside for CPI's common stock price as an independent company was limited due to CPI's relatively small market capitalization, small public float (due to the majority holdings of the Cypress Group stockholders), low trading volume when compared to other companies listed on the NASDAQ Global Select Market, relative lack of research analyst coverage of CPI's common stock, and the perception by analysts that substantial sales of CPI common stock by the Cypress Group stockholders could depress CPI's stock price. Among other things, CPI's small market capitalization was due to CPI's inability to grow significantly through acquisitions.

  •
  Terms of the Merger Agreement and Voting Agreement.  The terms and conditions of the merger agreement and voting agreement, including:

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  The limited closing conditions to Parent's obligations under the merger agreement, including the fact that the merger agreement is not subject to the receipt of any financing by Parent;

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  The provisions of the merger agreement that allow, under certain circumstances more fully described under "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement, CPI to engage in negotiations with, and provide information to, third parties in response to an unsolicited competing acquisition proposal from a third party that the CPI board of directors determines constitutes or would reasonably be expected to lead to a proposal that is superior to the merger;

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  The provisions of the merger agreement that allow, under certain circumstances more fully described under "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement, the CPI board of directors to change its recommendation that CPI stockholders adopt the merger agreement in response to certain competing acquisition proposals and certain intervening events, if the CPI board of directors determines in good faith that a failure to make a change in its recommendation would be reasonably likely to constitute a violation of its fiduciary duties to stockholders under Delaware law;

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  The provisions of the voting agreement that provide for the termination of the voting agreement automatically upon termination of the merger agreement, including upon termination of the merger agreement by CPI to enter into a definitive, written agreement concerning a superior acquisition proposal as described under "The Merger Agreement—Termination of the Merger Agreement" beginning on page 86 of this proxy statement and "The Voting Agreement" beginning on page 91 of this proxy statement);

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  The provisions of the voting agreement that reduce the amount of shares the Cypress Group stockholders are required to vote in favor of the adoption of the merger agreement to 25% of the outstanding shares of CPI common stock if the CPI board of directors changes its recommendation with respect to the merger under certain circumstances (see "The Merger Agreement—Termination of the Merger Agreement" beginning on page 86 of this proxy statement and "The Voting Agreement" beginning on page 91 of this proxy statement). In such circumstances, the Cypress Group stockholders could vote their remaining shares of stock (representing approximately 28% of the outstanding shares of CPI common stock) against the adoption of the merger agreement, which would effectively allow the non-Cypress Group stockholders to determine whether the merger agreement is adopted; and

    •
    The ability of CPI to specifically enforce the terms of the merger agreement.

  •
  Financing Related Terms.  The terms and conditions related to the financing of the merger by Parent, including that:

  •
  Merger Sub received executed debt financing commitment letters from major commercial banks with significant experience in similar lending transactions and a strong reputation for honoring the terms of the commitment letters, which, in the reasonable judgment of the board of directors, increases the likelihood of such financing being completed.

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  Each of Parent and Merger Sub is required to use reasonable best efforts to seek to enforce its rights under the debt financing documents in the event of a material breach thereof by the financing sources thereunder.

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  The Veritas Fund has provided the equity commitment letter to fund the equity portion of the financing (which represents approximately 38% of the total $575 million financing required for the merger, including the refinancing of CPI's current indebtedness) and has provided assurances of the sources of its funds.

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  The conditions to funding set forth in the debt and equity financing commitment letters are limited in number and scope, and Parent and Merger Sub are obligated to use reasonable best efforts to obtain the debt financing, and if they fail to effect the closing under certain circumstances, Parent is obligated to pay CPI a termination fee.

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  The Veritas Fund has provided the guaranty in favor of CPI that guarantees the payment of the aforementioned termination fee.

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  CPI is entitled to cause the equity to be funded if (i) all of the conditions to Parent's and Merger Sub's obligations to the merger have been satisfied, (ii) the debt financing would be funded at the effective time of the merger if the equity is funded, (iii) all of the conditions to funding set forth in the equity commitment letter have been satisfied and (iv) CPI has confirmed that if the equity financing and debt financing were funded, the closing of the merger would occur.

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  CPI is entitled to cause Parent to take reasonable best efforts to cause the debt to be funded if (i) all of the conditions to Parent's and Merger Sub's obligations to the merger have been satisfied, (ii) all of the conditions to funding set forth in the debt commitment letter have been satisfied (other than the receipt of the equity financing) and (iii) CPI has confirmed that if the equity financing and debt financing were funded, the closing of the merger would occur.

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  Availability of Appraisal Rights.  The fact that stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise properly comply with Delaware law will have the right to demand appraisal of the fair value of their shares of CPI common stock under Delaware law, and that there was no condition in the merger agreement relating to the maximum number of shares of CPI common stock for which CPI stockholders could demand appraisal.

        The CPI board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

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  Risks of Non-Completion.  The possibility that the merger might not be completed as a result of, among other reasons, potential objections of regulatory authorities, and the transaction costs that will be incurred even if the merger is not consummated, along with the effect the resulting public announcement of termination of the merger agreement may have on the trading price of CPI common stock and CPI's operating results.

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  Possible Deterrence of Competing Offers.  The risk that various provisions of the merger agreement, including the requirement that CPI must pay to Parent a break-up fee of $13 million, if the merger agreement is terminated in connection with a superior acquisition proposal, may discourage other parties potentially interested in an acquisition of, or combination with, CPI from pursuing that opportunity. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 86 of this proxy statement.

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  Effect of Voting Agreement.  The fact that while the approval of the adoption of the merger agreement by CPI's stockholders is required under Delaware law, approximately 49.9% of the shares of CPI common stock entitled to vote at the special meeting have committed to vote in favor of such adoption pursuant to the voting agreement. As a result, the adoption of the merger agreement at the special meeting is nearly assured merely by the vote of those CPI stockholders party to the voting agreement. See "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by CPI" and "The Voting Agreement" beginning on pages 79 and 91 of this proxy statement, respectively.

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  Possible Disruption of the Business and Costs and Expenses.  The possible disruption to CPI's business that may result from the merger, the resulting distraction of the attention of CPI's management and potential attrition of CPI's employees, as well as the costs and expenses associated with completing the merger.

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  Restrictions on Operation of CPI's Business.  The requirement that CPI conduct its business only in the ordinary course prior to the completion of the merger and subject to specified restrictions on the conduct of CPI's business without Parent's prior consent, which might delay or prevent CPI from taking advantage of certain business opportunities that might arise pending completion of the merger.

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  Unavailability of Financing.  The possibility that Parent and Merger Sub will be unable to obtain the debt financing from the lenders under the commitment letters, including as a result of the conditions in the debt commitment letter.

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  Limited Damage Remedies.  The fact that CPI is entering into a merger agreement with newly formed entities and, accordingly, that its damages remedy in connection with a breach of the merger agreement by Parent and Merger Sub is limited to $22.5 million, unless the breach is willful, in which case the damages remedy is limited to $27.5 million.

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  Merger Consideration Taxable.  The fact that the receipt of cash by certain CPI stockholders pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes and such stockholders generally will recognize capital gain or loss equal to the difference, if any, between the cash that the stockholder receives in the merger and the stockholder's adjusted tax basis in the CPI common stock surrendered. See "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 67 of this proxy statement.

        The CPI board of directors concluded that the potential benefits that it expected CPI stockholders would receive as a result of the merger outweighed the potentially negative factors associated with the merger. Accordingly, the CPI board of directors, by unanimous vote of all directors who acted upon the matter, determined that the merger agreement and the merger are advisable to, and in the best interests of, CPI and its stockholders.

        In addition, the CPI board of directors was aware of and considered the interests that CPI's directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of CPI generally, as described in "Interests of Certain Persons in the Merger" beginning on page 93 of this proxy statement.

        The foregoing discussion of the information and factors considered by the CPI board of directors is not exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the CPI board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the CPI board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. After considering this information, the CPI board of directors, by unanimous vote of all directors acting upon the matter, approved and declared the advisability of the merger agreement and the merger, and recommended that CPI stockholders adopt the merger agreement.

        This explanation of CPI's reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 22 of this proxy statement.

Opinion of J.P. Morgan Securities LLC

        CPI retained J.P. Morgan as its financial advisor for the purpose of advising CPI in connection with the merger. At the meeting of the board of directors of CPI on November 24, 2010, held to evaluate the merger, J.P. Morgan rendered its oral opinion, confirmed in writing to the board of directors of CPI, that, as of such date and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the per share merger consideration to be paid to holders of CPI common stock in the merger was fair, from a financial point of view, to such holders. The J.P. Morgan written opinion, dated November 24, 2010, is sometimes referred to herein as the J.P. Morgan opinion.

        The full text of the written opinion of J.P. Morgan, dated November 24, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the scope of review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex D. The summary of J.P. Morgan's opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to, and should read the J.P. Morgan opinion carefully and in its entirety. J.P. Morgan's opinion is directed to the board of directors of CPI (in its capacity as such), addresses only the fairness, from a financial point of view, of the consideration to be paid to the holders of common stock of CPI in the merger, and does not address any other aspect of the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the board of directors of CPI in connection with its consideration of the merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any stockholder should vote with respect to the merger or any other matter. In addition, the J.P. Morgan opinion does not in any manner address the prices at which CPI's common stock will trade following the date of the opinion.

        In arriving at its opinion, J.P. Morgan, among other things:

  •
  reviewed a draft dated November 24, 2010 of the merger agreement;

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  reviewed certain publicly available business and financial information concerning CPI and the industries in which it operates;

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  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid to such companies;

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  compared the financial and operating performance of CPI with publicly available information concerning certain other companies J.P. Morgan deemed relevant, and reviewed the current and historical market prices of CPI's common stock and certain publicly traded securities of such other companies;

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  reviewed certain internal financial analyses and projections prepared by or at the direction of the management of CPI relating to its business; and

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  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        J.P. Morgan also held discussions with certain members of the management of CPI with respect to certain aspects of the merger, and the past and current business operations of CPI, the financial condition and future prospects and operations of CPI, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry. J.P. Morgan also participated in certain discussions and negotiations among representatives of CPI and Parent and their respective financial and legal advisors.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by CPI or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of CPI and Catalyst Holdings, Inc. under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts or analyses derived therefrom provided to J.P. Morgan, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently-available estimates and judgments by management as to the expected future results of operations and financial condition of CPI to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished by CPI and reviewed by J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by CPI, Parent and Merger Sub in the merger agreement and any related agreements were and would be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by CPI's advisors with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents, authorizations and approvals necessary for the consummation of the merger will be obtained without any adverse effect on CPI or on the contemplated benefits of the merger.

        The J.P. Morgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of CPI's common stock in the merger, and J.P. Morgan has expressed no opinion as to the fairness of the merger to, or as to the fairness of any consideration to be paid to, the holders of any other class of securities, creditors or other constituencies of CPI or as to the underlying decision by CPI to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of CPI's common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan has also expressed no opinion as to the price at which shares of CPI's common stock will trade at any future time.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion delivered to the CPI board of directors on November 24, 2010 and contained in the presentation delivered to the CPI board of directors on November 24, 2010 in connection with the rendering of such opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's financial analyses. For purposes of the financial analyses summarized below, the "per-share merger consideration" refers to the $19.50 implied per share value in cash, without interest.

  Estimates

        In performing its analysis of CPI, J.P. Morgan relied upon estimates provided by the management of CPI for the period from October 1, 2010 through September 30, 2015, plus an extrapolation of such estimates prepared by J.P. Morgan for the period from October 1, 2015 through September 30, 2020 reviewed and approved by the management of CPI, which are referred to in this proxy statement as the CPI Management Estimates.

        The financial forecasts furnished to J.P. Morgan for CPI were prepared by the management of CPI. CPI does not publicly disclose internal management forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and such forecasts were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts (for additional information regarding the financial forecasts provided by CPI to J.P. Morgan, see "The Merger—Certain Illustrative Financial Projections Provided by CPI", beginning on page 56 of this proxy statement).

  Financial Analyses

        Historical Share Price Analysis; 52-Week Trading Range; 3-Month Volume-Weighted Average Price; 6-Month Volume-Weighted Average Price.

        J.P. Morgan reviewed the per share daily closing market price of CPI's common stock over the two-year period ending on November 19, 2010. In particular, J.P. Morgan reviewed the 52-week trading range of CPI's stock price. The reference range was $9.27 to $16.20 for the 52-week trading range ending November 19, 2010, as compared to the per share merger consideration of $19.50. J.P. Morgan also reviewed the 3-months and 6-months volume-weighted average price (referred to in this section as VWAP) of CPI's stock price. Specifically, the reference VWAPs were $14.05 for the 3-months trading range ending November 19, 2010 and $14.49 for the 6-months trading range ending November 19, 2010.

        J.P. Morgan noted that all of the foregoing analyses are not valuation methodologies and that such analyses were presented merely for reference purposes.

  Selected Publicly Traded Companies

        Using publicly available information, J.P. Morgan compared selected financial performance data of CPI with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan deemed relevant to CPI's business. The companies selected by J.P. Morgan were as follows:

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  Comtech Telecommunications Corp.;

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  Cubic Corporation;

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  EMS Technologies, Inc.;

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  Globecomm Systems Inc.;

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  Harris Corporation;

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  Herley Industries, Inc.;

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  L-3 Communications Corporation;

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  Rockwell Collins, Inc.; and

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  ViaSat, Inc.

        These companies were selected, among other reasons, because they share similar business characteristics to CPI based on operational and financial metrics as well as business sector participation.

        In all instances, the multiples for CPI and each of the selected companies were based on closing stock prices on November 19, 2010. For each of the following analyses performed by J.P. Morgan, financial data for selected companies were based on the selected companies' filings with the Securities and Exchange Commission (the "SEC") and publicly available Wall Street research analysts' estimates.

        For each of the selected companies, J.P. Morgan calculated (i) the company's firm value ("Firm Value") divided by its estimated earnings before interest, taxes, depreciation and amortization (referred to in this proxy statement as EBITDA), for calendar years 2011 and 2012, which are referred to as Firm Value/2011E EBITDA Multiple and Firm Value/2012E EBITDA Multiple, respectively, and (ii) the per share closing price of such company's common stock divided by the estimated earnings per share (referred to in this proxy statement as EPS) for calendar years 2011 and 2012, which are referred to as Price/2011E Earnings Multiple and Price/2012E Earnings Multiple, respectively. For the purpose of this analysis, Firm Value of a particular company was calculated as market value of such company's outstanding common stock (as of November 19, 2010) plus the value of such company's indebtedness and minority interests, in-the-money options and warrants, net of option proceeds, and preferred stock, minus such company's cash, cash equivalents and marketable securities.

        The analysis indicated the following low, high, mean and median Firm Value and stock price multiples:

	Firm Value/ 2011 EBITDA	Firm Value/ 2012 EBITDA	Price per Share/ 2011 EPS	Price per Share/ 2012 EPS
Low	3.7x	4.1x	8.6x	8.0x
High	10.0x	7.5x	26.3x	20.3x
Median	6.2x	6.2x	14.0x	12.1x
Mean	6.6x	6.2x	14.8x	13.2x

        Based on the results of this analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan applied (i) a Firm Value/2011E EBITDA ratio range of 6.0x to 7.5x and a Firm Value/2012E EBITDA ratio range of 5.5x to 7.0x and (ii) a Price/2011E Earnings Multiple range of 11.0x to 16.0x and a Price/2012E Earnings Multiple range of 10.0x to 14.0x to CPI's management projections of CPI's

2011 and 2012 EBITDA and EPS, respectively, and derived the following implied per share equity value ranges for CPI's common stock, as compared to the value of the per share merger consideration (rounded to the nearest $0.25):

Valuation Basis	Implied per Share Equity Value Range	Per Share Merger Consideration
Firm Value as multiple of 2011E EBITDA	$11.50 to $16.00
Firm Value as multiple of 2012E EBITDA	$11.75 to $16.75	$19.50
Firm Value as multiple of 2011E EPS	$13.50 to $19.75
Firm Value as multiple of 2012E EPS	$14.00 to $19.75

        No company used in this analysis is identical or directly comparable to CPI. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial, operating, and business sector characteristics, and other factors that could affect the public trading or other values of the companies to which CPI is compared.

  Precedent Transaction Multiples Analysis

        Using publicly available information, J.P. Morgan examined the following selected transactions involving companies or businesses which J.P. Morgan judged to be analogous or similar to CPI's business.

Acquiror	Target	Announcement Date
Comtech Telecommunications Corp.	CPI(1)	05/10/10
Crane Co.	Merrimac Industries, Inc.	12/23/09
Cobham plc	M/A-Com. Technology Solutions	05/13/08
Comtech Telecommunications Corp.	Radyne Corporation	05/12/08
Cobham plc	Surveillance and Attack Business (BAE Systems)	12/19/07
Veritas Capital	Aeroflex, Inc.	05/25/07
Cobham plc	Remec Defense & Space Unit	12/21/04
Cypress Group	Communications & Power Industries, Inc.	12/01/03
Crane Co.	Signal Technology Corporation	04/16/03

(1)
Memo only, not used in valuation analysis; transaction withdrawn

        For each of the selected transactions, to the extent information was publicly available, J.P. Morgan calculated the target's firm value implied by the transaction divided by its EBITDA for the last twelve month period, which is referred to in proxy statement as LTM EBITDA, prior to announcement of the transaction. The analysis indicated the following:

Transaction Group	Low	High	Median
Firm Value/LTM EBITDA	5.8x	11.7x	9.1x

        Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied the range of 7.5x to 9.5x LTM EBITDA multiples to CPI's LTM EBITDA and derived an implied per share equity value range for CPI's common stock of $14.75 to $20.50.

        No company, business or transaction used in this analysis is identical or directly comparable to CPI or the merger. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which CPI and the merger were compared.

  Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for CPI for the purpose of determining an implied fully diluted equity value per share for CPI's common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." "Present value" refers to the current value of one or more future unlevered free cash flows from the asset, which J.P. Morgan refers to as that asset's cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. "Terminal value" refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

        J.P. Morgan calculated the value of the standalone, unlevered free cash flows that CPI is expected to generate from January 1, 2011 through September 30, 2015 based upon CPI Management Estimates and the value of the unlevered free cash flows that CPI is expected to generate from October 1, 2015 through September 30, 2020 based upon extrapolations reviewed and approved by CPI's management, calculated assuming that the projected unlevered free cash flows for both periods occur at the middle of each annual period, and then discounted such cash flows to present value as of December 31, 2010 using a range of discount rates from 10.5% to 11.5%. This range of discount rates was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of CPI which included, among other considerations, an analysis of the cost of equity and cost of debt of CPI using publicly available information and J.P. Morgan's judgment. J.P. Morgan also calculated a range of Terminal Values for CPI, as of September 30, 2020, by applying a perpetual revenue growth rate ranging from 2.0% to 3.0%. These Terminal Values were discounted to present value as of December 31, 2010 using a range of discount rates from 10.5% to 11.5% for the reasons noted above.

        The implied per share equity value range of CPI's common stock that J.P. Morgan derived from such analyses, as compared to the implied price per share in the merger is set forth below (rounded to the nearest $0.25):

Implied Per Share Equity Value Range	Per Share Merger Consideration
$16.25 to $21.00	$19.50

        The foregoing summary of the material financial analyses does not purport to be a complete description of the analyses or data presented or considered by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of CPI. In arriving at its opinion, J.P. Morgan reviewed various financial and operational metrics for CPI, including forecasts with respect to CPI, which were made available to J.P. Morgan by or on behalf of CPI. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. The consideration and other terms of the merger were determined through arm's-length negotiations between CPI and Parent. None of the selected companies reviewed as described in the above summary is identical to CPI, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of CPI. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to CPI and the transactions compared to the merger.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with CPI and other companies in the industries in which they operate to advise CPI in connection with a potential transaction such as the merger and to potentially deliver a fairness opinion to the board of directors of CPI addressing the fairness from a financial point of view of the consideration in such a transaction to the holders of common stock of CPI as of the date of such opinion.

        For services rendered in connection with the merger (including the delivery of an opinion relating to the transaction between CPI and Comtech Telecommunications Corp., which was not completed, and a second opinion in connection with the merger), CPI has agreed to pay J.P. Morgan a fee estimated to be approximately $5 million, $2.9 million of which will become payable only if the merger is consummated. Finally, CPI has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

        During the two years preceding the date of the J.P. Morgan opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with CPI, the Cypress Group (the majority shareholder of CPI), Veritas Capital and certain of Veritas Capital's portfolio companies for which J.P. Morgan and such affiliates have received customary compensation or other financial benefits. In particular, J.P. Morgan (i) has received approximately $8 million in fees from the Cypress Group and its affiliates and (ii) has earned or received an aggregate amount of fees equal to approximately $6 million from Veritas Capital and its affiliates, in each case, for services performed in 2009 and through November 24, 2010. Such commercial or investment banking relationships included, during the last two years, acting as joint bookrunner of an offering of debt securities by Affinia Group Inc. (a portfolio company of the Cypress Group, "Affinia") in August 2009, as a joint bookrunner of the initial public offering of common stock by Aeroflex (a portfolio company of Veritas Capital, "Aeroflex") in November 2010 and as lead arranger and bookrunner of the debt financing of Veritas Capital's announced acquisition of a business of Lockheed Martin in November 2010. In addition, J.P. Morgan is currently acting as a joint bookrunner of the proposed initial public offering of common stock by Affinia Group Holdings Inc. (the parent company of Affinia) which is currently in registration with the SEC. In addition, J.P. Morgan's commercial bank affiliate provides cash management and other treasury and securities services to portfolio companies of Veritas Capital, including Aeroflex. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of CPI, Veritas Capital or Veritas Capital's portfolio companies for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of Moelis & Company LLC

        Pursuant to a letter agreement dated April 7, 2010, CPI engaged Moelis to act as financial advisor to the special committee of CPI's board of directors in connection with the merger or combination of CPI with a third party, or a third party's acquisition of all or substantially all of CPI's assets, properties or business. Subsequently, the special committee asked Moelis to provide it with an opinion as to the fairness, from a financial point of view, to CPI's stockholders (other than The Cypress Group and its affiliates, Parent, Merger Sub or any other wholly-owned subsidiary of Parent to the extent any such entities own shares of CPI common stock, collectively referred to herein as the excluded entities) of the $19.50 in cash per CPI share to be received by such stockholders in the merger.

        On November 24, 2010, at a meeting of the special committee and the board of directors held to evaluate the merger agreement and the transactions contemplated thereby, Moelis delivered its oral opinion directed to the special committee, subsequently confirmed by delivery of a written opinion dated November 24, 2010, that, based upon and subject to the various factors, assumptions, limitations and qualifications set forth in the opinion, as of the date of the opinion, the $19.50 in cash per CPI share to be received by CPI's stockholders in the merger is fair, from a financial point of view, to CPI's stockholders (other than the excluded entities).

        The full text of Moelis' opinion to the special committee is attached as Annex E to this proxy statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the opinion. The full text of the opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Moelis in connection with such opinion. Stockholders are encouraged to read the opinion carefully and in its entirety.

        Moelis' opinion is directed to the special committee of CPI's board of directors and addresses only the fairness from a financial point of view of the $19.50 in cash per CPI share to be received by CPI stockholders (other than the excluded entities). The special committee has not asked Moelis to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CPI, other than the holders of CPI common stock.

        Moelis' opinion does not address CPI's underlying business decision to effect the transactions contemplated by the merger agreement or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to CPI, and it does not constitute a recommendation to any CPI stockholder as to how such stockholder should vote with respect to the merger or any other matter. At the direction of the special committee, Moelis was not asked to, nor did it, offer any opinion as to the material terms of the merger agreement or the form of the merger.

        In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of CPI's officers, directors or employees, or any class of such persons, relative to the merger consideration.

        Moelis' opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of Moelis' opinion. Subsequent developments may affect Moelis' opinion and Moelis does not have any obligation to update, revise or reaffirm its opinion. Moelis has also assumed, with the consent of the special committee, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger.

        Moelis has also assumed, with the consent of the special committee, that the final executed form of the merger agreement does not differ in any material respect from the substantially final draft that Moelis examined, and that Parent and CPI will comply with all the material terms of the merger agreement without amendment thereto and all conditions to the consummation of the merger will be satisfied without waiver by any party of the conditions or obligations thereto. The opinion was approved by a Moelis fairness opinion committee.

        In arriving at the conclusions reached in its opinion, Moelis has, among other things:

  •
  reviewed certain publicly available business and financial information relating to CPI that Moelis deemed relevant;

  •
  reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of CPI, furnished to Moelis by CPI;

  •
  conducted discussions with members of senior management and representatives of CPI and Parent concerning the matters described in the foregoing bullets;

  •
  reviewed publicly available financial and stock market data, including valuation multiples, for CPI and compared them with those of certain other companies in lines of business that Moelis deemed relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Moelis deemed relevant;

  •
  reviewed a substantially final draft of the merger agreement, dated November 24, 2010, and a substantially final draft of the of the voting agreement, dated November 24, 2010;

  •
  participated in certain discussions and negotiations among representatives of CPI and Parent and their financial and legal advisors; and

  •
  conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

        In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by it for the purpose of its opinion and, with the consent of the special committee, relied on such information being complete and accurate in all material respects. In addition, at the direction of the special committee, Moelis has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of CPI, nor has Moelis been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, Moelis assumed, with the consent of the special committee, that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CPI as to the future performance of CPI. Moelis was not requested to, and did not, express any opinion regarding any legal, regulatory, tax, accounting or financial reporting matters, including the tax effect of the merger on CPI or its stockholders.

  Financial Analyses

        The following is a summary of the material financial analyses presented by Moelis to the special committee at its meeting held on November 24, 2010 in connection with the delivery of the oral opinion of Moelis at such meeting and its subsequent delivery of a written opinion, dated November 24, 2010.

        The summary set forth below does not purport to be a complete description of the analyses performed and factors considered by Moelis in arriving at its opinion. The preparation of a fairness opinion is a complex process involving various determinations and subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such a process is not readily susceptible to partial analysis or summary description. With respect to the comparable public companies analysis and the precedent transactions analysis summarized below, no company, business or transaction used in such analyses as a comparison is either identical or directly comparable to CPI or the merger, nor is an evaluation of such analyses entirely mathematical. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors.

        Moelis did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, nor did Moelis attribute any particular weight to any analysis or factor, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness from a financial point of view as of the date of its opinion of the per share merger consideration to be received by the CPI stockholders, other than the excluded entities.

        Some of the summaries of the financial analyses below include information presented in tabular format. In order to fully understand Moelis' analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses performed by Moelis. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis' analyses.

        The analyses performed by Moelis include analyses based upon forecasts of future results, which results might be significantly more or less favorable than those upon which Moelis' analyses were based (for additional information regarding the financial forecasts provided by CPI to Moelis, see "The Merger—Certain Illustrative Financial Projections Provided by CPI", beginning on page 56 of this proxy statement). The analyses do not purport to be appraisals or to reflect the prices at which CPI's shares of common stock might trade at any time following the announcement of the merger. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Moelis nor any other person assumes responsibility if future results or actual values are materially different from those contemplated below.

  Comparable Public Companies Analysis

        Moelis compared certain financial information of CPI with corresponding financial information of similar publicly traded companies.

        Moelis selected publicly traded companies that shared similar characteristics with CPI's business, operations and size, and for which relevant financial information was publicly available. The list of selected companies is set forth below:

  •
  Anaren, Inc.;

  •
  Comtech Telecommunications Corp.;

  •
  e2v Technologies plc;

  •
  EMS Technologies, Inc.;

  •
  Globecomm Systems Inc.;

  •
  Herley Industries, Inc.;

  •
  Spectrum Control, Inc.; and

  •
  Teledyne Technologies Incorporated.

        As part of its comparable public companies analysis, Moelis calculated and analyzed each selected company's ratio of its enterprise value (calculated as fully diluted equity value based on closing stock prices as of November 24, 2010, including in-the-money stock options and in-the-money convertible preferred stock or debt, plus debt, minority interest, preferred stock and out-of-the money convertibles, less cash as of each company's most recently reported quarter end) to EBITDA for the most recent reported latest twelve months, or LTM, and estimated calendar years 2010 and 2011, each of which is referred to in this section as CY2010 and CY2011 based on consensus analyst estimates compiled by Thomson Reuters. In addition, Moelis calculated and analyzed each selected company's ratio of its equity value to its estimated earnings for CY2010 and CY2011, also based on such analyst estimates (in each case Comtech was excluded from the calculations). The following summarizes the results of these calculations:

	Low	High	Mean	Median
Enterprise Value/EBITDA
LTM	6.2x	8.7x	7.6x	7.5x
CY2010E	5.9x	7.6x	7.2x	7.4x
CY2011E	5.1x	6.9x	6.1x	6.4x
Equity Value/Earnings
CY2010E	11.4x	30.5x	17.6x	14.0x
CY2011E	9.6x	15.9x	12.9x	12.8x

        Moelis selected multiple ranges for each metric based on the foregoing and in consideration of CPI's business, operations and size relative to its peers. Moelis used selected ranges of 7.0x - 8.0x, 6.5x - 7.5x and 6.0x - 7.0x for enterprise value as a multiple of LTM EBITDA, CY2010 estimated EBITDA and CY2011 estimated EBITDA, respectively. Moelis used selected ranges of 12.5x - 14.5x and 11.0x - 14.0x for equity value as a multiple of CY2010 estimated earnings and CY2011 estimated earnings, respectively. Moelis applied the selected ranges to the relevant statistics for CPI using projections for CY2010 estimated EBITDA and earnings and CY2011 estimated EBITDA and earnings prepared by CPI management and calculated an implied range of CPI common stock prices. This resulted in a valuation range for CPI of $12.59 to $17.83 per share of common stock.

  Precedent Transactions Analysis

        Moelis compared selected financial and transaction metrics of CPI and the merger with similar data of relevant transactions in the defense technologies sectors. Moelis concluded that the most comparable of these transactions as determined by growth, operating metrics and market environment were Crane Co.'s acquisition of Merrimac Industries, Inc., Cobham plc's acquisition of M/A Com (a subsidiary of Tyco), and Cypress Holdings' acquisition of Communications and Power Industries, Inc.

        For each of the precedent transactions, Moelis calculated valuation multiples based on information that was publicly available, focusing on the ratios of enterprise value to EBITDA for the identified target company for the last reported LTM period as of the announcement date of the transaction.

Date Announced	Acquiror	Target
10/13/10	Gilat Satellite Networks	Wavestream
03/30/10	Microsemi Corporation	White Electronics Designs Corporation
12/23/09	Crane Co.	Merrimac Industries, Inc.*
04/01/09	Rockwell Collins, Inc.	DataPath, Inc.
05/13/08	Cobham plc	M/A-Com Technology Solutions (Subsidiary of Tyco)*
05/10/08	Comtech Telecommunications Corp.	Radyne Corporation
06/15/07	AVX Corp.	American Technological Ceramics Corp.
05/22/07	Veritas Capital	Aeroflex Inc.
03/03/05	Radyne Corporation	Xicom Technology, Inc.
12/20/04	Cobham plc	REMEC Defense & Space
07/08/04	Teledyne	Celeritek Defense Electronic Business
04/24/04	Smiths Group	TRAK Communications Inc.
11/17/03	Cypress Holdings	Communications and Power Industries, Inc. (the operating subsidiary of CPI)*
04/16/03	Crane Co.	Signal Technology Corporation

All Precedent Transactions**:	Enterprise Value/LTM EBITDA
Low	6.2x
High	14.9x
Mean	10.0x
Median	10.1x

Most Comparable Precedent Transactions
Low	6.2x
High	7.5x
Mean	6.8x
Median	6.8x

*
Most comparable precedent transactions.

**
Excludes Radyne acquisition of Xicom due to the fact that Xicom did not have material EBITDA.

        Based on the foregoing precedent transactions analysis, and certain qualitative judgments, Moelis selected a range of 6.5x—8.5x for enterprise value as a multiple of LTM EBITDA and derived a valuation range for CPI of $13.17 to $19.34 per share.

  Discounted Cash Flow Analysis

        Moelis conducted a discounted cash flow, or DCF, analysis of CPI to calculate a range of implied equity values for CPI. A DCF analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." "Present value" refers to the current value of one or more future cash payments for the asset, which Moelis refers to as that asset's free cash flows, and is obtained by discounting those free cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity costs of capital, capitalized returns and other appropriate factors. "Terminal value" refers to the value of all free cash flows from an asset for periods beyond the final forecast period.

        Using projections provided by CPI management, Moelis performed a DCF analysis utilizing the after-tax unlevered free cash flows for the nine month period ended September 30, 2011 and the fiscal years 2012 to 2014, using discount rates ranging from 11.5% to 14.0%, which was based upon a number of factors, including the weighted average cost of capital of CPI and comparable companies, as well as market factors that Moelis deemed appropriate to include. The terminal value was then calculated using a perpetuity growth range of 3.00% to 4.00%.

        Based on the foregoing, Moelis derived a valuation range of $12.77 to $21.18 per share of CPI common stock.

  Other Information

        The consideration to be paid pursuant to the merger agreement was determined through arm's-length negotiations between CPI and Parent and was approved by CPI's board of directors and Parent's board of directors. Moelis provided advice to the special committee of the CPI board of directors during these negotiations, however, Moelis did not recommend any specific consideration to the special committee or suggest that any specific consideration constituted the only appropriate consideration for a transaction.

        The merger consideration was determined through negotiations among CPI and its representatives, on the one hand, and Parent and its representatives, on the other hand, and the decision by the CPI board of directors and the special committee to approve, adopt and authorize the merger agreement was solely that of each of the CPI board of directors and the special committee. The Moelis opinion and financial analyses, taken together, represented only one of many factors considered by each of the CPI board of directors and the special committee in its evaluation of the merger and was not determinative of the views of the CPI board of directors, the special committee or CPI management with respect to the merger, the merger consideration or whether the CPI board of directors or special committee would have been willing to agree to different merger consideration.

        Pursuant to the terms of Moelis' engagement as financial advisor to the special committee, CPI agreed to pay Moelis a retainer fee of up to $250,000, which would be offset on a one-time basis against the opinion fee of $800,000, which became payable upon the delivery of the Moelis opinion delivered in connection with the merger agreement between CPI and Comtech, regardless of the conclusion reached in such opinion. Pursuant to the terms of the engagement, CPI has also agreed to pay an opinion fee of $400,000 for each such subsequent opinion promptly upon Moelis having completed the customary work that is appropriate to render each such opinion, regardless of the conclusion reached in such opinion, and any such subsequent opinion fee would be credited against the subsequent transaction fee referenced below. In addition, CPI has agreed to pay Moelis a nonrefundable post-signing retainer fee of $150,000, payable promptly upon CPI's decision to solicit alternative proposals to the merger agreement during the term of its engagement with Moelis. Any payment made in connection with such post-signing retainer fee would be credited against the subsequent transaction fee described below.

        Pursuant to the terms of the engagement, CPI has also agreed to pay Moelis a transaction fee equal to 2.0% of the excess of the transaction value of the merger over the transaction value determined with respect to the Comtech merger, which is expected to be approximately $1.2 million.

        In addition, CPI has agreed to indemnify Moelis for certain liabilities arising out of and reimburse Moelis for certain expenses in connection with its engagement.

        The special committee retained Moelis based upon Moelis' experience and knowledge. Moelis is an investment banking enterprise with substantial experience in transactions similar to the merger. Moelis, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes. In the past, Moelis has provided investment banking and other services to affiliates of Parent, including acting as a co-manager for the initial public offering of common stock of Aeroflex Holding Corp., a company partially-owned by an affiliate of Parent. Moelis is expected to receive approximately $334,000 for the rendering of such services.

        Although representatives of Moelis were present at meetings where J.P. Morgan discussed its analysis and findings with the CPI board of directors during November of 2010, each of Moelis and J.P. Morgan conducted its analysis independently in connection with formulating its fairness opinion.

Certain Illustrative Financial Projections Provided by CPI

        CPI does not, as a matter of course, publicly disclose forecasts as to future financial performance, earnings or other results and is especially cautious of making forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving CPI, CPI provided its advisors, the CPI board of directors, the special committee, the special committee's advisors and Parent certain non-public forecasts, as described in more detail below, that were prepared by management of CPI and not for public disclosure, including certain illustrative financial projections on a standalone basis.

        The illustrative financial projections presented below have been prepared by, and are the responsibility of, the management of CPI. The illustrative financial projections were not prepared in connection with a detailed analysis of the fundamentals of CPI's business and assets. For more information, including with respect to CPI's business and assets, see the section titled "Where you Can Find More Information" beginning on page 103 of this proxy statement.

        The summary of the illustrative financial projections is included in this proxy statement only because this information was exchanged between CPI and its advisors, the CPI board of directors, the special committee, the special committee's advisors and Parent in connection with the merger and it is not being included in this proxy statement for the purpose of influencing your decision whether to vote for the adoption of the merger agreement. The inclusion of the summary of illustrative financial projections should not be regarded as an indication that any of CPI, its affiliates, its advisors, the CPI board of directors, the special committee, the special committee's advisors, Parent or any other person considered, or now considers, the illustrative financial projections to be material or to be a reliable prediction of actual future results, and these illustrative financial projections should not be relied upon as such. Such illustrative financial projections were neither prepared with a view to public disclosure, nor were such projections prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles, or GAAP. CPI's independent public registered accounting firm has not audited, examined, compiled or performed any procedures with respect to any of the illustrative financial projections, and does not express any conclusion or any form of assurance with respect to such illustrative financial projections and, accordingly, assumes no responsibility for them.

        CPI cautions you that the illustrative financial projections are speculative in nature and based upon subjective decisions and assumptions. Since the illustrative financial projections cover multiple years, such information by its nature becomes less meaningful and reliable with each successive year. The illustrative financial projections were prepared as of September 21, 2010 and do not reflect actual results through CPI's recent quarter ended October 1, 2010. Such projections do not reflect revised prospects for CPI's business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared. Further, the illustrative financial projections do not give effect to the transactions contemplated by the merger agreement, including the merger. Accordingly, there can be no assurance that the results reflected in the illustrative financial projections will be realized, and actual results may vary materially from those reflected in such illustrative financial projections. As a result, the inclusion of the illustrative financial projections in this proxy statement should not be relied on as necessarily predictive of actual future events.

        While presented with numerical specificity, the illustrative financial projections are necessarily based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of CPI's management. The illustrative financial projections are intended to show the impact of a given revenue and EBITDA growth rate for illustrative purposes only. The assumptions upon which the illustrative financial projections were based necessarily involve judgments with respect to, among other things, future industry performance and competition, general business, economic, market and financial conditions, or any additional matters specific to CPI's businesses, all of which are difficult to predict accurately and many of which are beyond CPI's control. The illustrative financial projections also reflect assumptions as to certain business decisions that are subject to change. The foregoing illustrative assumptions are likely to be different than actual results for any number of reasons, including general economic conditions, competition and the risk factors found under Part I, Item IA, "Risk Factors" in CPI's Annual Report on Form 10-K for the fiscal year ended October 1, 2010. Accordingly, there can be no assurance that the illustrative financial projections will be realized and actual results may vary materially from those shown.

        In light of the foregoing and the uncertainties inherent in the illustrative financial projections, shareholders are cautioned not to place undue, if any, reliance on such projections. Important factors that may affect actual results and cause these illustrative financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to CPI's business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, regulatory environment, general business and economic conditions among numerous other factors. You should read the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 22 of this proxy statement for additional information regarding the risks inherent in forward-looking information such as the illustrative financial projections.

        The following projected financial data for CPI on a standalone basis was provided by CPI management to CPI's advisors, the CPI board of directors, the special committee, the special committee's advisors and Parent:

	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E
	(In millions)
Revenue	$383.0	$409.5	$434.6	$465.4	$493.9
EBITDA*	60.3	67.2	72.7	80.9	88.1

*
Earnings before interest, taxes, depreciation and amortization. Also excludes charges related to the extinguishment of debt and strategic alternative transaction expenses which include fees and expenses for investment bankers, attorneys and other professional services.

        The illustrative financial projections were based on financial projections prepared by CPI in September 2010.

        Readers of this proxy statement are cautioned not to place any reliance on the summary of the illustrative financial projections set forth above. No representation is made by CPI, Parent or any other person to any stockholder of CPI or any other person regarding the ultimate performance of CPI compared to the information included in the above summary of the illustrative financial projections. The inclusion of the summary of the illustrative financial projections in this proxy statement should not be regarded as an indication that such illustrative financial projections will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such. CPI has made no representation to its financial advisors, Parent or any other person concerning the projected financial data.

        NEITHER CPI NOR ANY OF ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES CAN GIVE ANY ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER FROM THE ILLUSTRATIVE FINANCIAL PROJECTIONS, AND NONE OF THEM UNDERTAKES ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE ILLUSTRATIVE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE SHOWN TO BE IN ERROR. CPI DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE ILLUSTRATIVE FINANCIAL PROJECTIONS, EXCEPT AS OTHERWISE REQUIRED BY LAW.

Regulatory Approvals Required for the Merger

  General

        Each of Parent's, CPI's and Merger Sub's obligation to effect the merger is conditioned upon, among other things, the expiration or termination of the applicable waiting period under the HSR Act. See "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 85 of this proxy statement.

  Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

        Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party (and, as applicable, their ultimate parent entities) must file a pre-merger notification with the Federal Trade Commission (the "FTC"), and the Antitrust Division of the Department of Justice (the "DOJ"). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties' filing of their respective HSR Act notification forms or the early termination of that waiting period.

        CPI and Parent (and, as applicable, its ultimate parent entities) have filed their required HSR notification forms, and the applicable waiting period under the HSR Act has expired.

        Notwithstanding such expiration, at any time before or after the merger is completed, either the DOJ or the FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition approval of the merger upon the divestiture of assets of Parent, CPI or their subsidiaries or impose restrictions on Parent's post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

  Non-U.S. Antitrust Approvals

  Canadian Competition Act

        Under the Canadian Competition Act and the regulations promulgated thereunder, certain transactions ("Notifiable Transactions") may not be consummated unless certain waiting periods have expired or been terminated. The Canadian Competition Act provides that the parties to a Notifiable Transaction must submit a pre-merger notification to the Commissioner of Competition. A Notifiable

Transaction may not be completed until the expiration of a 30-calendar-day waiting period following the parties' filing of the Competition Act notification. If the Commissioner of Competition issues a Supplementary Information Request (SIR) during the 30-calendar-day waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have submitted the information required pursuant to the SIR. The Commissioner of Competition can terminate either waiting period by issuing a letter notifying the parties that she does not, at that time, intend to challenge the transaction by making an application to the Competition Tribunal under section 92 of the Competition Act (a "No Action Letter").

        Alternatively, or in addition to filing a pre-merger notification, the parties to a transaction may apply to the Commissioner of Competition for an advance ruling certificate (an "ARC"), or, in the alternative, request a No-Action Letter and a waiver of the notification requirements under the Canadian Competition Act. Upon the issuance of an ARC or a No-Action Letter (provided the Commissioner of Competition waives the requirement for a pre-merger notification if one has not been submitted), the parties to a transaction are legally entitled to complete their transaction.

        CPI and Parent have filed a request for an ARC with the Commissioner of Competition in connection with the merger. The merger examination is ongoing.

        Notwithstanding the receipt of a no-action letter or the expiry of the waiting periods under the Canadian Competition Act, at any time before or up to one year after the merger is completed, the Commissioner of Competition could seek an order from the Competition Tribunal in respect of the merger, including an order enjoining completion of the merger, conditioning approval of the merger upon the divestiture of assets of Parent, CPI or their subsidiaries, or imposing restrictions on Parent's post-merger operations. If the Commissioner of Competition issues an ARC in connection with the merger, the Commissioner of Competition cannot, if the merger is completed within one year after the certificate is issued, seek an order from the Competition Tribunal in respect of the merger solely on the basis of information that is the same, or substantially the same, as the information on the basis of which the ARC was issued.

  Investment Canada Act

        Under the Investment Canada Act, subject to certain limited exceptions, an acquisition of control of a Canadian business by a non-Canadian is subject to an application for review or a notification. If an application for review is required, the acquisition cannot be implemented unless the transaction has been reviewed by the responsible Minister and the Minister is satisfied or deemed to be satisfied that the transaction is likely to be of net benefit to Canada. The merger is an indirect acquisition of control of a Canadian business by a WTO Investor (as defined under the Investment Canada Act) and falls below the threshold for review. Therefore, the merger is subject to a notification by Parent which can be made post-closing.

        In addition, under Part IV.1 of the Investment Canada Act, prior to completion of an acquisition in whole or in part, by a non-Canadian of an entity carrying on a Canadian business, or within a prescribed period of time following completion of such a transaction, the Minister can issue a notice to a purchaser indicating that a transaction may be subject to review on the basis that it could be injurious to national security, or, after consulting with the Minister of Public Safety, recommend to the Governor in Council that it order a review of the transaction on national security grounds. If the Minister issues a notice that the merger may be subject to review under Part IV.1 of the Investment Canada Act, or if the Governor in Council issues an order for review under Part IV.1 of the Investment Canada Act prior to completion of the merger, Parent will be prevented from completing the merger pending completion of the review process. If the Governor in Council orders a national security review of the merger, the Governor in Council could issue an order under the Investment Canada Act enjoining completion of the merger, requiring divestiture of CPI's Canadian business if the merger is complete, or requiring commitments from Parent restricting Parent's post-transaction operations.

  German Act Against Restraints in Competition

        Under the German Act Against Restraints in Competition, as amended ("GAARC"), certain transactions, including the merger, may not be consummated unless the German Federal Cartel Office ("FCO") issues its clearance. The GAARC provides that Veritas must file a pre-merger notification with the FCO. The FCO may issue its decision in Phase I, within one month from the submission of a complete notification to the FCO. If the FCO opens a Phase II investigation, the review period is extended by an additional three months. A transaction notifiable under the GAARC may not be completed until the FCO issues a clearance decision.

        The parties have filed the required German notification, and the regulatory review of the merger is ongoing.

  Challenges by Governmental and Other Entities

        Notwithstanding the expiration of the initial waiting period under the HSR Act, there can be no assurance that any of the governmental or other entities described above, including the DOJ, the FTC, foreign competition law authorities, U.S. state attorneys general and private parties, will not challenge the merger on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

  Other Governmental Approvals

        A division of CPI utilizes radioactive materials in manufacturing certain products, and such division currently holds both U.S. federal and state licenses for the use of these radioactive materials. In connection with the merger, control of these licenses is deemed to be transferred from CPI to Parent. CPI is required to file and obtain approval from the Nuclear Regulatory Commission and the State of Massachusetts Radiation Control Program for the transfer of control of these licenses.

Appraisal Rights

        In connection with the merger, record holders of CPI common stock who comply with Section 262 of the General Corporation Law of the State of Delaware (which is referred to in this proxy statement as Section 262) will be entitled to appraisal rights if the merger is completed. Under Section 262, as a result of completion of the merger, holders of shares of CPI common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the merger consideration, to have the "fair value" of their shares at the completion of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. CPI is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This proxy statement constitutes that notice to you.

        The following is a brief summary of Section 262, which sets forth the procedures for exercising statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex C. This discussion and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

        Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. All references in this summary of appraisal rights to a "stockholder" or "holder" of shares of CPI common stock are to the record holder or holders of shares of CPI common stock.

        A stockholder who desires to exercise appraisal rights must (i) not vote in favor of the adoption of the merger agreement, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder's shares to the Corporate Secretary of CPI before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to CPI stockholders, (iii) continuously hold the shares of record from the date of making the demand through the effective time of the merger because appraisal rights will be lost if the shares are transferred prior to the effective time of the merger, and (iv) otherwise comply with the requirements of Section 262. A stockholder who fails to satisfy any of these conditions will, if the merger is completed, be entitled to receive payment for the stockholders shares as provided for in the merger agreement, but will have no appraisal rights with respect to the shares.

        Only a holder of record of CPI common stock is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, and must reasonably inform CPI of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the CPI stock. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. If a stockholder holds shares of CPI common stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        A record owner, such as a broker or depository, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares for which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

        Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the merger agreement at the special meeting. A holder of shares held in "street name" who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company's nominee. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited. Stockholders who hold shares through a bank, brokerage firm or other nominee and wish to exercise appraisal rights should consult with the bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: CPI, 811 Hansen Way, Palo Alto, California 94303, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares owned and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by CPI prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of common stock in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

        Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and who otherwise complied with Section 262. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder's shares by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

        Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder's shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal, with a copy served on the surviving corporation in the case of a petition filed by a stockholder.

        There is no present intent to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such stockholders' shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

        If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding shall be conducted, as to the shares of common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

        After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

        Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262. Neither Parent nor CPI anticipates offering more than the applicable merger consideration to any CPI stockholder exercising appraisal rights, and they reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of CPI common stock is less than the applicable merger consideration.

        The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys' and expert witness' fees. Each dissenting holder is responsible for his or her attorneys' and expert witness fees, although upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

        Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the cash to which the stockholder is entitled pursuant to the merger by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration. After this period, the stockholder may withdraw such stockholder's demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders' rights to appraisal shall cease and all stockholders shall be entitled only to receive the merger consideration as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger within 60 days.

        The foregoing is a brief summary of Section 262 that sets forth the procedures for exercising statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex C to this proxy statement.

        Failure to strictly comply with all the procedures set forth in Section 262 will result in the loss of a stockholder's statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

 Financing of the Merger

        CPI anticipates that the total funds needed to complete the merger, including the funds needed to:

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  pay CPI's stockholders (and holders of CPI's options, restricted stock and restricted stock units) the amounts due to them under the merger agreement;

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  repay or refinance certain existing indebtedness of CPI;

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  pay related fees and expenses (including original issue discount and costs related to the retirement of certain existing indebtedness) in connection with the transactions contemplated by the merger agreement; and

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  pay accrued interest,

will be approximately $575 million. CPI expects this amount to be funded through a combination of:

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  equity financing of up to $220 million to be provided by the Veritas Fund;

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  borrowings under senior secured credit facilities comprised of a term loan facility of approximately $150 million and a revolving credit facility of up to $30 million; and

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  the issuance of $215 million in senior unsecured notes (or, to the extent those notes are not issued at or prior to closing of the merger, a $215 million senior unsecured bridge loan facility).

        Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the merger agreement. CPI believes the committed amounts will be sufficient to complete the merger, but CPI cannot assure you of that. Those amounts might be insufficient if, among other things, Parent has substantially less net proceeds from the equity and debt financings than CPI currently expects. Although obtaining the equity or debt financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay a fee of $22.5 million or, if CPI establishes in accordance with the merger agreement that Parent or Merger Sub has committed a willful breach of the merger agreement, a fee of $27.5 million to CPI, in each case, as described under "The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent" on page 89 of this proxy statement. That obligation is guaranteed by the Veritas Fund.

Equity Financing

        Parent has received an equity commitment letter from the Veritas Fund pursuant to which the Veritas Fund has committed to invest up to $220 million, plus certain additional amounts and upfront fees related to the debt financing, solely for the purpose of purchasing equity securities of Parent in order to provide Parent with a portion of the financing required for the merger and the transactions contemplated by the merger agreement, including the fees and expenses related thereto. The financing contemplated by the equity commitment letter, as may be amended, is referred to as the equity financing.

        The funding of the equity financing is subject to the satisfaction or waiver of the conditions to Parent's and Merger Sub's obligations contained in the merger agreement and the substantially concurrent consummation and funding in full of the debt financing (or any alternative financing) described below. Pursuant to the terms of the merger agreement, CPI may seek specific performance to cause Parent and Merger Sub to cause the equity financing to be funded subject to the satisfaction of certain conditions.

        Without the consent of CPI, the Veritas Fund may assign its rights and obligations under the equity commitment letter to (i) funds or other entities which are affiliates of the Veritas Fund, (ii) limited partners of the Veritas Fund or of such funds or other entities, and (iii) affiliates of such limited partners. Assignment does not relieve the Veritas Fund of its obligations under the equity commitment letter and it remains responsible to Parent for the full amount of the equity financing.

        The equity commitment letter and the obligation of the Veritas Fund to fund the equity financing will terminate automatically upon the earliest to occur of (i) the effective time of the merger and (ii) the termination of the merger agreement pursuant to its terms.

Debt Financing

        In connection with the entry into the merger agreement, Parent and Merger Sub received the debt commitment letter, dated November 24, 2010, from the Commitment Parties providing for (a) borrowings under senior secured credit facilities (comprised of a term loan facility of approximately $150 million and a revolving credit facility of up to $30 million) and (b) $215 million in senior unsecured bridge loans.

        The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to a number of conditions, including, without limitation:

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  the accuracy of certain representations with respect to Parent, CPI and their subsidiaries;

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  the merger shall have been, or shall concurrently with the funding of the debt financing be, consummated in accordance with the merger agreement and in compliance with applicable law;

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  the merger agreement shall not have been altered, amended or otherwise changed or supplemented or waived and no consent shall have been given in either case in a manner which would be materially adverse to the lenders (it being understood that, subject to certain limited exceptions, certain changes in the purchase price shall be deemed to be materially adverse), without the prior written consent of the Commitment Parties;

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  the equity financing shall have been consummated;

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  delivery of certain audited and unaudited financial statements of CPI, pro forma financial statements of Parent and its subsidiaries, giving effect to the merger and other transactions contemplated by the merger agreement, and forecasts of the financial performance of Parent and its subsidiaries on a quarterly and annual basis;

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  all accrued fees and expenses of the administrative agents and lead arrangers and the fees owed to the Commitment Parties pursuant to the debt commitment letter and the fee letter, as is referred to in the debt commitment letter, have been paid to the extent due;

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  the closing date of the merger shall not occur less than 21 days after the delivery to the lead arranger of the initial final confidential information memorandum referred to in the debt commitment letter;

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  the engagement of an investment bank to privately place up to $215 million in senior unsecured notes and the receipt by such investment bank of customary documents and information in connection therewith; and

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  compliance with certain other customary closing conditions and delivery of customary closing documentation.

        The commitments of the Commitment Parties and all lenders under the debt commitment letter will expire on the earliest of (a) April 15, 2011, (b) the execution of definitive documentation with respect to the senior secured and bridge facilities, (c) if earlier than April 15, 2011, the termination of the merger agreement in accordance with its terms or (d) the termination of the commitment by Parent.

        Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub has agreed to obtain the equity financing contemplated by the equity commitment letter on the terms and conditions described in the equity commitment letter and use their respective reasonable best efforts to obtain the debt financing contemplated by the debt commitment letter on the terms and conditions described in the debt commitment letter and will not amend, alter or waive any term of either the equity commitment letter or the debt commitment letter. However, Parent and Merger Sub may amend the debt commitment letter so long as such amendment would not: (A) reduce the aggregate amount of the debt financing, including fees to be paid or original issue discount (other than any market flex provisions) from that contemplated in the debt commitment letter, (B) impose new or additional conditions, or otherwise amend any of the conditions to the receipt of the debt financing to fund the merger in a manner adverse to Parent or CPI, or (C) amend any other terms in a manner that would reasonably be expected to (1) prevent, impede or delay, in any material respect, the ability of Parent to consummate the merger or make the merger less likely to occur and the other transactions contemplated by the merger agreement, or (2) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the debt commitment letter.

        Pursuant to the Limited Guarantee delivered by the Veritas Fund in favor of CPI, the Veritas Fund agreed, among other things, to guarantee the direct expenses incurred by Parent or Merger Sub in connection with the arrangement of the financing of the merger.

        Although the debt financing described in this proxy statement is not subject to due diligence or a typical "market out" provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee

        Concurrently with the execution of the merger agreement, the Veritas Fund executed and delivered the limited guarantee in favor of CPI, which is referred to as the limited guarantee, pursuant to which the Veritas Fund has agreed to guarantee (i) the obligations of Parent under the merger agreement to pay to CPI the parent termination fee as defined therein (See also "The Merger Agreement—Termination of the Merger Agreement—Termination Fee Payable by Parent" beginning on page 89 of this proxy statement) and (ii) certain of CPI's expenses related to its efforts to assist Parent in obtaining the debt financing.

        Pursuant to the limited guarantee, in no event will the Veritas Fund be required to pay an amount in the aggregate in excess of $27.5 million, which is referred to as the cap, to any person pursuant to, under, or in respect of the limited guarantee.

        CPI is a party to the limited guarantee and may enforce its rights thereunder directly against the Veritas Fund, to the extent permitted pursuant to the provisions of the merger agreement and applicable law, but subject to the terms and limitations set forth in the limited guarantee (including the cap) and the merger agreement.

        Subject to certain exceptions, the limited guarantee will terminate, and the Veritas Fund will have no obligations thereunder, as of the earlier of (i) the effective time of the merger, (ii) the first anniversary after termination of the merger agreement in accordance with its terms (other than the terms set forth in the following clause (iii)(x) and (y)) unless CPI has commenced litigation to enforce its rights under the limited guarantee prior to such anniversary and (iii) the termination of the merger agreement by Parent due to (x) a breach by CPI of its representations, warranties and/or covenants of such agreement which would cause failure of the conditions required to consummate the merger or (y) a change in CPI's board recommendation due to a superior acquisition proposal or otherwise in a manner consistent with the terms of merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a general summary of material U.S. federal income tax consequences to holders of CPI common stock of the receipt of cash in exchange for such stock pursuant to the merger. This summary is based on provisions of the Internal Revenue Code, United States Treasury regulations, administrative rulings and judicial decisions under the Internal Revenue Code, each as in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences described herein. CPI has not requested, and does not plan to request, any rulings from the Internal Revenue Service, which is referred to in this proxy statement as the IRS, concerning the matters discussed herein. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court. This summary assumes that a U.S. holder (defined herein) holds CPI common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment).

        For purposes of this summary, the term "U.S. holder" means a beneficial owner of CPI common stock who is, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any State or the District of Columbia;

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  an estate that is subject to U.S. federal income tax on its income regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a court within the United States and the authority of one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code, to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        A "non-U.S. holder" is a beneficial owner of CPI common stock that is not a U.S. holder.

        If an entity treated as a partnership for U.S federal income tax purposes holds CPI common stock, the U.S. federal income tax treatment of such partnership and each partner will generally depend on the status and the activities of the partnership and the partner. Partnerships that hold CPI common stock, and partners in such partnerships, should consult their own tax advisor regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of CPI common stock pursuant to the merger.

        This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of CPI common stock. In addition, this summary does not address the U.S. federal income tax consequences of the receipt of cash pursuant to the merger by holders of CPI common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, brokers or dealers in securities or currencies, controlled foreign corporations, passive foreign investment companies, former citizens or long-term residents of the U.S., mutual funds, traders in securities who elect the mark-to-market method of accounting for securities, banks and other financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, regulated investment companies, real estate investment trusts, partnerships (or any entity taxable as a partnership for U.S. federal income tax purposes) and other pass-through entities, tax-exempt entities, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of CPI common stock as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy, holders who hold any interest, directly or indirectly through constructive ownership or otherwise, in CPI after the merger, holders who acquired shares of CPI common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders who are subject to the alternative minimum tax provisions of the Internal Revenue Code, holders who exercise appraisal rights and holders that own or have owned, directly, indirectly, or constructively, 5% or more of CPI common stock. This summary does not address the tax consequences of the merger under state, local or foreign tax laws.

        This summary of material U.S. federal income tax consequences is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. Moreover, this summary does not address tax consequences that may vary with, or are contingent upon, individual circumstances. CPI stockholders are urged to consult their own tax advisors to determine the particular tax consequences of the merger to them (including the application and effect of any state, local or foreign income and other tax laws).

  U.S. Holders

        Generally, the receipt of cash pursuant to the merger by U.S. holders will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash in the merger will generally recognize capital gain or loss, for U.S. federal income tax purposes, equal to the difference between (1) the amount of cash received and (2) the holder's adjusted tax basis in the CPI common stock surrendered. Any such gain or loss will generally be long-term capital gain or loss if the holding period for the surrendered CPI common stock is more than one year at the time the merger is completed. Under current law, long-term capital gains recognized by U.S. holders that are individuals generally are subject to a reduced rate of tax. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of CPI common stock at different times or at different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of CPI common stock.

        Cash payments made pursuant to the merger agreement will be reported to holders of CPI common stock and the IRS to the extent required by the Internal Revenue Code and applicable United States Treasury regulations. Under the Internal Revenue Code, a U.S. holder of CPI common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. A U.S. holder, who is not otherwise exempt, who fails to supply a correct taxpayer identification number, under-reports tax liability, or otherwise fails to comply with United States information reporting or certification requirements, may be subject to backup withholding of tax at the applicable rate with respect to the amount of cash received in the merger. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

  Non-U.S. Holders

        A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on the receipt of cash pursuant to the merger provided that (1) the gain is not effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States and (2) in the case of a non-U.S. holder that is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the disposition.

        Non-U.S. holders who sell their CPI common stock in the merger generally will not be subject to information reporting and backup withholding, provided that CPI does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, as defined under the Internal Revenue Code, and the non-U.S. holder provides CPI with a certification, under penalty of perjury, that it is not a United States person (such certification may be made on an IRS Form W-8BEN, or successor form, or by satisfying other certification requirements of applicable United States Treasury regulations). Backup withholding of tax for any non-U.S. holder who does not provide adequate certification may apply to cash received by a non-U.S. holder in the merger. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided that the required information is timely furnished to the IRS.

Delisting and Deregistration of CPI Common Stock

        If the merger is completed, CPI common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Exchange Act.

Litigation Related to the Merger

        On July 1, 2010, a purported class action complaint was filed against the CPI directors, CPI, and Comtech in the Superior Court of the State of California in and for the County of Santa Clara by Continuum Capital, a purported CPI stockholder, on behalf of itself and all others similarly situated (Case No. 1-10-CV-175940). Continuum Capital filed an amended complaint on July 28, 2010. The complaint and the amended complaint generally concerned the previously proposed merger between

CPI and Comtech. However, on September 7, 2010, CPI announced the termination of its prior merger agreement with Comtech.

        On December 9, 2010, after the announcement of the merger agreement and the merger described in this proxy statement, Continuum Capital filed a motion for leave to file a second amended complaint adding allegations related to the merger.

        On December 22, 2010, after CPI filed its preliminary proxy statement relating to the special meeting, Continuum Capital filed a third amended complaint, adding allegations related to the disclosures in the preliminary proxy statement. The third amended complaint alleges, among other things, that:

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  CPI and its directors, as well as Cypress Associates II LLC, breached their fiduciary duties of care, good faith and loyalty in connection with the proposed merger with Parent and Merger Sub described in this proxy statement by, among other thing, (i) failing to adequately inform themselves of CPI's highest transactional value and (ii) failing to obtain an adequate price per share for CPI stockholders;

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  CPI and its directors, Cypress Associates II LLC, and Veritas Capital and its affiliates breached their fiduciary duty of disclosure by failing to disclose all information material to the CPI stockholders' decision concerning their vote on the merger agreement.

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  Veritas Capital aided and abetted the CPI directors in breaching their fiduciary duties of care, good faith and loyalty; and

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  Continuum Capital's counsel is entitled to attorneys' fees from CPI and its directors because the prosecution of this litigation to-date conferred a benefit on CPI's stockholders by causing CPI to issue an amended registration statement in connection with the previously proposed merger with Comtech, terminate the proposed merger agreement with Comtech, and then enter into the merger agreement described in this proxy statement with Parent and Merger Sub, providing for consideration that is more beneficial to CPI stockholders.

        The third amended complaint seeks: (i) determination that the action is a proper class action and that Continuum Capital is a proper class representative; (ii) judgment that CPI and its directors, as well as Cypress Associates II LLC, breached their fiduciary duties and that Veritas Capital or its affiliates aided and abetted such breaches; (iii) unspecified compensatory and/or rescissory damages; (iv) interest, attorneys' fees, expert fees and other costs; and (v) such other relief as the court may find just and proper.

        CPI, Cypress Associates II LLC, Parent, Merger Sub, and Veritas Capital believe the action is without merit; however, to avoid the cost of litigation and to complete the proposed merger without delay, the defendants have entered into a Memorandum of Understanding with Continuum Capital whereby it will dismiss its third amended complaint with prejudice in exchange for among other agreements, an agreement by CPI to make certain additional disclosures concerning the merger, which disclosures have been included in this proxy statement. In addition, the Memorandum of Understanding provides that, subject to Court approval of the settlement, CPI, its insurers or its successor in interest will cause to be paid to the plaintiff's counsel $575,000 in full settlement of any claim for attorneys' fees and all expenses. CPI expects the majority of this payment to be borne by its insurance carrier.

THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this proxy statement. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger. This section is not intended to provide you with any factual information about CPI. Such information can be found elsewhere in this proxy statement and in the public filings CPI makes with the SEC, as described in the section entitled, "Where You Can Find More Information", beginning on page 103 of this proxy statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

        The merger agreement and the summary of its terms in this proxy statement have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Parent, CPI or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement are made by Parent, CPI and Merger Sub only for the purposes of the merger agreement and were qualified and subject to certain limitations and exceptions agreed to by Parent, CPI and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of CPI or any of its respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 103 of this proxy statement.

Form, Effective Time and Closing of the Merger

        The merger agreement provides for the merger of Merger Sub with and into CPI, upon the terms and subject to the conditions set forth in the merger agreement. CPI will be the surviving corporation in the merger and, following completion of the merger, will continue to exist as a wholly-owned subsidiary of Parent. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by Parent and CPI and specified in the certificate of merger.

        The closing of the merger will take place on the second business day following the date on which the last of the conditions to closing of the merger (described under "The Merger Agreement—Conditions to the Merger") have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). However, if the marketing period (described below) has not ended at such time, the closing of the merger will take place on the date following the satisfaction or waiver of such conditions that is the earliest to occur of a business day during the marketing period (but in any event prior to April 15, 2011) specified by Parent on no less than three business days' prior notice to CPI or the third business day following the final day of the marketing period (but in any event prior to April 15, 2011), or at such other date as agreed to in writing by Parent and CPI.

        The marketing period is the first period of 15 consecutive business days after January 3, 2011 beginning on the date that, and throughout which, each of the following conditions are satisfied (a) the delivery by CPI to Parent and Merger Sub of certain financial and other information relating to CPI and its subsidiaries (which information is referred to as the required information), (b) the clearance by the SEC of this proxy statement for mailing to the stockholders of CPI and (c) nothing has occurred and no condition exists that would cause any of the conditions to the obligations of Parent and Merger Sub to fail to be satisfied if the closing of the merger were to occur at any time during such 15-business day period, in each case subject to certain re-start and extension provisions.

        There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before April 15, 2011, either Parent or CPI may terminate the merger agreement, unless such party's failure to fulfill any of its obligations under the merger agreement results in such failure to complete the merger. See "—Conditions to the Completion of the Merger" and "—Termination of the Merger Agreement" beginning on pages 85 and 86, respectively, of this proxy statement.

Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation

        Upon completion of the merger, the certificate of incorporation of the surviving corporation will be amended so as to read in the form of an exhibit to the merger agreement, and the bylaws of Merger Sub in effect as of the effective time of the merger will be the bylaws of the surviving corporation, in each case until amended in accordance with applicable law. Upon completion of the merger, the directors of Merger Sub and the officers of CPI will be the directors and officers of the surviving corporation until their successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the surviving corporation and applicable law.

Merger Consideration; Conversion or Cancellation of Shares in the Merger

  Merger Consideration

        If the merger is completed, each share of CPI common stock (other than treasury stock or CPI common stock held by Parent, its affiliates or its subsidiaries or CPI common stock with respect to which appraisal rights have been properly exercised and perfected under Delaware law) will be cancelled and converted automatically into the right to receive $19.50 in cash. No interest will be paid or accrue on the merger consideration.

  Procedures for Surrendering CPI Stock Certificates

        The conversion of CPI common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to completion of the merger, Parent will appoint a paying agent reasonably acceptable to CPI to handle the exchange of CPI stock certificates in the merger for the payment of cash. Prior to the effective time of the merger, Parent will deliver to the paying agent the merger consideration payable in respect of CPI common stock. As promptly as practicable after the effective time, but in no event later than five business days thereafter, the paying agent will send a letter of transmittal to each person who is a record holder of CPI common stock at the effective time of the merger for use in the exchange, as well as instructions explaining how to surrender CPI stock certificates to the paying agent.

        Each CPI stockholder who surrenders its stock certificate to the paying agent or, in the case of CPI stock held in book-entry form surrenders such stock (evidenced by receipt of an "agent's message" by the paying agent), in either case, together with a duly completed letter of transmittal (and such other documents as may reasonably be required by the paying agent), will receive a bank check for an amount equal to the cash portion of the merger consideration due to such stockholder (including cash in lieu of fractional shares). In any event, after the effective time of the merger, each certificate that previously represented shares of CPI common stock will only represent the right to receive the merger consideration into which those shares of CPI common stock have been converted.

        Neither Parent nor CPI will be responsible for transfer or other similar taxes and fees incurred by any holder of CPI common stock in connection with the merger, and thus, such taxes and fees, if any, will be the sole responsibility of such holder. In addition, if any merger consideration is to be paid to a person other than the person in whose name a surrendered CPI certificate is registered, the surrendered certificate must be endorsed or must otherwise be in proper form for transfer, and the person requesting such exchange must either pay to the paying agent any transfer or other taxes required or otherwise satisfy the paying agent that any such transfer or other taxes have been paid or that no payment of such taxes is necessary.

  Treatment of CPI Equity Awards

        Except as provided below, each option to purchase shares of CPI common stock granted under CPI's equity compensation plans outstanding immediately prior to the closing shall become vested and will be canceled at the closing (or immediately following the closing) in exchange for cash, equal to the excess, if any, of $19.50 reduced by the per-share exercise price of such option.

        Except as provided below, each restricted stock award and restricted stock unit granted under CPI's equity compensation plans that are outstanding immediately prior to the closing will be canceled at the closing in exchange for a payment, in cash, equal to $19.50.

        With respect to grants of options to purchase CPI common stock, CPI restricted stock and CPI restricted stock units made after the date of the merger agreement, only 25% of such options, restricted stock and restricted stock units will be treated as described above and the remaining 75% of such options, restricted stock and restricted stock units shall be cancelled without consideration.

  Withholding

        All payments under the merger agreement are subject to applicable withholding requirements.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by CPI on the one hand and Parent and Merger Sub on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and expire at the effective time of the merger. The representations and warranties are subject, in some cases, to exceptions and qualifications (including knowledge qualifiers and exceptions that do not result in, and would not reasonably be expected to have, a "material adverse effect"). See also "—Definition of 'Material Adverse Effect"' beginning on page 75 of this proxy statement.

  Representations and Warranties of CPI and of Parent and Merger Sub

        Both CPI and Parent made representations and warranties in the merger agreement relating to, among other things:

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  corporate organization, valid existence, good standing and qualification to conduct business;

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  capitalization;

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  due authorization, execution, delivery and validity of the merger agreement;

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  absence of any conflict with organizational documents, absence of any violation, breach or default of certain agreements and the absence of any violation of laws or orders;

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  governmental and third-party consents necessary to complete the merger;

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  disclosure documents to be filed with the SEC in connection with the merger; and

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  fees payable to financial advisors in connection with the merger.

  Representations and Warranties of CPI

        In addition, CPI made representations and warranties in the merger agreement relating to, among other things:

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  SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act;

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  absence of certain changes through the date of the merger agreement;

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  litigation;

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  taxes;

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  employee benefit plans;

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  labor matters including matters related to labor unions and layoffs;

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  environmental matters, including matters concerning hazardous materials, environmental liabilities, compliance with environmental laws, required environmental permits, environmental reports, studies and other data, and indemnification for environmental liability and certain zoning and land use matters;

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  property and assets;

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  absence of undisclosed liabilities;

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  intellectual property;

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  the existence, validity and enforceability of certain contracts meeting certain financial, legal and other thresholds, including contracts with, or subcontracts relating to contracts with, governmental entities;

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  permits and other approvals from governmental entities required by CPI and its subsidiaries to own, lease or operate their assets and carry on their businesses;

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  insurance;

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  transactions with affiliates;

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  receipt of the opinions of J.P. Morgan and Moelis;

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  absence of any stockholder rights plan;

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  absence of beneficial ownership of any capital stock of Parent;

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  inapplicability of Delaware anti-takeover laws; and

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  compliance with laws and orders, including certain export and import laws.

  Representations and Warranties of Parent and Merger Sub

        In addition, Parent and Merger Sub made representations and warranties in the merger agreement relating to, among other things:

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  receipt of commitments to fund sufficient cash resources to consummate the merger and repay the indebtedness of CPI;

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  absence of any business activities or operations of Parent or Merger Sub;

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  expected solvency of the surviving corporation;

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  validity of the Limited Guarantee of the Veritas Fund; and

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  beneficial ownership of capital stock of CPI.

        The representations and warranties in the merger agreement do not survive after the effective time of the merger.

        See "—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures" on page 71 of this proxy statement.

Definition of "Material Adverse Effect"

        Many of the representations and warranties are qualified as to materiality or "material adverse effect." For the purposes of the merger agreement, "material adverse effect" on CPI means any event, development, change, effect or state of facts that individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect in or on the condition (financial or otherwise), business, properties or results of operations of CPI and its subsidiaries, taken as a whole; provided, however, that none of the following, and no event, development, change effect or state of facts that, to the extent resulting from any of the following, will be taken into account in determining the occurrence of a material adverse effect:

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  general changes in economic, market, financial or capital market, regulatory or political conditions in the United States or elsewhere in the world;

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  terrorism, war, the outbreak of hostilities or natural disaster in the United States or elsewhere in the world;

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  changes generally applicable to the industries in which CPI and its subsidiaries are involved;

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  changes in law or GAAP or interpretations thereof;

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  changes in CPI's stock price or trading volume, or any failure, in and of itself, by CPI to meet any projections or any change in any analyst recommendation concerning CPI (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account, in determining whether a material adverse effect has occurred);

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  the downgrade in rating of any debt or debt securities of a party or any of its subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account, in determining whether a material adverse effect has occurred);

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  the failure to take any action as a result of any restrictions or prohibitions set forth in the merger agreement with respect to which Parent failed, after being requested by CPI, to provide a written waiver or to do, to the extent such resulting changes would have been reasonably foreseeable by Parent at the time of such request;

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  changes as a result of any action specifically consented to in writing by Parent, to the extent such resulting changes would have been reasonably foreseeable by Parent at the time of such consent;

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  the taking of any action expressly required by the merger agreement, or the consummation of the transactions contemplated by the merger agreement; or

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  the execution, announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement, including any stockholder, derivative or similar actions, claims, suits or proceedings arising out of or related to the merger agreement or any of the transactions contemplated by the merger agreement;

except to the extent, (i) in the case of the first four bullet points above, that such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties or results of operations of CPI and its subsidiaries, taken as a whole, relative to other participants in the industry or industries in which CPI and its subsidiaries are involved (in which event the extent of such material adverse change may be taken into account in determining whether a material adverse effect has occurred) and (ii) in the case of the last two bullets above, that such representation or warranty expressly addresses the consequences resulting from the entry into the merger agreement or the performance or consummation of the transactions and obligations contemplated by the merger agreement.

        A "material adverse effect" on Parent means a material adverse effect on the ability of Parent or Merger Sub to consummate the merger and other transactions contemplated by the merger agreement.

Covenants and Agreements

  Conduct of Business of CPI Pending the Merger

        CPI has agreed to certain restrictions on it and its subsidiaries until the effective time of the merger. In general, except with Parent's prior written approval or as otherwise expressly contemplated or permitted by the merger agreement, CPI has agreed that until the effective time of the merger, it will, and will cause its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, to use its commercially reasonable efforts to preserve intact its present business organizations, to keep available the services of its current officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses will not be impaired in any material respect at the effective time of the merger. Without limiting the generality of the foregoing, CPI has also agreed, except with Parent's prior written approval (not to be unreasonably withheld) or as otherwise expressly contemplated or permitted by the merger agreement that, until the effective time of the merger it will not and its subsidiaries will not, among other things:

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  issue, deliver, sell, dispose of, pledge or otherwise encumber its capital stock, or any securities or rights convertible into or exchangeable for any such shares or ownership interests or permit or authorize any of the above other than the issuance of shares in connection with the exercise of options, or upon the vesting of any restricted stock units, under any CPI equity compensation plan;

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  redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, its capital stock;

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  split, combine, subdivide or reclassify any of its capital stock or declare, set aside for payment or pay any dividend in respect of any shares of its capital stock, other than dividends paid by one of its subsidiaries to another subsidiary or to CPI;

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  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its subsidiaries;

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  amend its amended and restated certificate of incorporation or amended and restated bylaws or the organizational documents of any subsidiary or exempt any third party from any state anti-takeover law or adopt any shareholder rights plan;

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  enter into, adopt, amend, renew or extend any employee benefit plan or any other compensatory program, policy or arrangement, except for renewals and extensions of such plans in the ordinary course of business consistent with past practice;

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  increase the compensation of, or provide any benefit to, any current or former employee, officer, director or other consultant except as required by applicable law or the terms of any employee benefit plan in effect on the date of the merger agreement or except, in the case of non-officer salary increases, as in the ordinary course of business in accordance and consistent with past practice;

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  hire any employee, officer, director or other consultant entitled to receive annual compensation in excess of $200,000;

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  terminate (other than for cause consistent with past practice) the employment or service of any officer, any employee with annual compensation in excess of $200,000 or any director of CPI or any of its subsidiaries;

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  enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course consistent with past practice) or make any change in existing borrowing or lending arrangements except as required by any equity or benefit plan maintained by CPI as of the date of the merger agreement;

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  make any change in financial accounting methods, principles or practices, except as required by a change in GAAP, the rules or policies of the Public Company Accounting Oversight Board or law;

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  directly or indirectly acquire or agree to acquire any equity interest in, or business of, any entity;

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  other than purchases and sales of products, inventory and supplies in the ordinary course of business, consistent with past practice and other permitted capital expenditures described below, acquire, sell, lease (as lessor), license, or otherwise dispose of any tangible properties or assets in excess of $1,000,000, in the aggregate, or sell, lease, license, mortgage, sell and leaseback or otherwise dispose of any real properties or any interests therein;

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  encumber any tangible properties or assets or any interests therein except as permitted by the merger agreement;

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  make, rescind or change any material tax election or settle or compromise any material tax liability, change its fiscal year, change any accounting method for tax purposes and file any amended income tax return or other material amended tax return, except, in each case, as required by law;

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  other than in the ordinary course consistent with past practice and other than as between CPI and its subsidiaries, grant or acquire, or dispose of or permit to lapse, any rights to any material intellectual property or disclose any material trade secret or other material proprietary information to any person other than the representatives of Parent;

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  incur any indebtedness (subject to certain thresholds and ordinary course exceptions), except for (i) indebtedness incurred in the ordinary course of business under the revolving portion of CPI's existing credit agreement, provided that such indebtedness may not exceed the amount outstanding as of the date of the merger agreement; (ii) guarantees by CPI or its subsidiaries of the indebtedness of CPI or any of its subsidiaries; or (iii) indebtedness among CPI and its subsidiaries;

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  make, or agree or commit to make, any capital expenditure in excess of $500,000 or capital expenditures which in the aggregate exceed $1,000,000 for each three-month period beginning on the date of the merger agreement;

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  enter into or amend any contract or take any other action if such contract, amendment or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement;

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  except in the ordinary course of business consistent with past practice, enter into or amend any contract (including any exclusivity agreement) restricting the right of CPI to conduct its business as it is presently conducted or which could require the disposition of any assets or line of business of CPI;

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  enter into or amend any contract to the extent that consummation of the merger would reasonably be expected to conflict with, or have certain other adverse consequences with respect to obligations or assets of CPI, or enter into, amend, renew or extend, or waive or assign any material right under, certain material contracts;

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  voluntarily contribute or commit cash or funds to any pension plans or any administrator thereof for purposes of funding shortfalls in any pension plan other than as required by law;

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  enter into a new line of business or engage in the conduct of any business other than the current lines of business of CPI and its subsidiaries and products and services reasonably ancillary thereto, or enter into a contract which limits or restricts CPI and its subsidiaries or Parent and its affiliates from engaging or competing in any material line of business or in any geographic area;

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  file for any permit or approval outside of the ordinary course of business, the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement;

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  settle, compromise, dismiss, discharge or otherwise dispose of litigation or proceedings other than those that (i) do not involve payment of damages in excess of $50,000 individually or $100,000 in the aggregate, plus applicable reserves and insurance coverage, and do not involve material injunctive or other non-monetary relief or impose material restrictions on the business or operations of CPI or its subsidiaries and (ii) provide a complete release of CPI and its subsidiaries for all claims; provided, however, that CPI may settle, compromise, dismiss, discharge or otherwise dispose of litigation or proceedings based on the merger which involve out-of-pocket payment of damages not in excess of $800,000 in the aggregate;

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  take any action that would reasonably be expected to materially restrict or impede the consummation of the transactions contemplated by the merger agreement or cause any of the conditions to the closing of the merger as set forth in the merger agreement to fail to be satisfied as of the closing date;

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  except as described below under "—Covenants and Agreements—No Solicitation of Transactions by CPI," approve or authorize any action to be submitted to the stockholders of CPI for approval that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement;

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  enter into any settlement or commitment with any person (whether oral or in writing), including, without limitation, the City of Palo Alto, that may materially adversely affect any of the operations currently conducted at 607, 811 and 3120 Hansen Way, Palo Alto, California;

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  waive or fail to enforce any known material breach of any non-disclosure, non-solicitation or non-competition obligation to CPI by any current or former employee, officer, director or consultant or otherwise waive, amend or fail to enforce any standstill obligation pursuant to which a party has agreed not to acquire assets or securities of the CPI;

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  except in the ordinary course of business and as does not and would not constitute, individually or in the aggregate, a material adverse effect on CPI, cancel, surrender, allow to expire or fail to renew, any permits;

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  fail to use commercially reasonable efforts to prevent any material insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage; or

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  authorize any of, or commit, resolve or agree to take any of the foregoing actions.

  No Solicitation of Transactions by CPI

        CPI will not nor will it permit any of its subsidiaries to, nor will it authorize or knowingly permit any of its or any of its subsidiaries' officers, directors, employees or representatives to (i) solicit, initiate or otherwise knowingly facilitate or encourage the submission of any acquisition proposal (as defined below), (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish to any person any non-public information with respect to or access to the properties of CPI in connection with an acquisition proposal, (iii) enter into any agreement or other understanding with respect to any acquisition proposal or enter into any agreement requiring CPI to terminate or otherwise fail to consummate the merger or (iv) fail to make, or withdraw or modify in a manner adverse to Parent, the recommendation of the CPI board of directors in favor of the adoption of the merger agreement. However, CPI may make a written request to any third party that such third party's non-written acquisition proposal be submitted in writing. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances and subject to certain notice requirements at any time prior to the adoption of the merger agreement by CPI stockholders:

  •
  CPI may, in response to an unsolicited bona fide written acquisition proposal from a third party that the CPI board of directors or a committee thereof determines constitutes, or would reasonably be expected to lead to, a superior acquisition proposal (as defined below), directly or through its representatives, participate in negotiations or discussions with such party and furnish non-public information to such third party pursuant to a confidentiality agreement no less restrictive than the confidentiality agreement between Parent and CPI (provided that all such information is or has been provided or made available to Parent).

  •
  The CPI board of directors or any committee thereof may fail to make, or withdraw or modify in a manner adverse to Parent, its recommendation in favor of the adoption of the merger agreement or may approve, recommend or endorse an unsolicited acquisition proposal, in each case either (i) following receipt of an unsolicited acquisition proposal made after the date of the merger agreement that CPI's board of directors or a committee thereof determines constitutes a superior acquisition proposal or (ii) in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI's board of directors or a committee thereof on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date).

        Notwithstanding the two bullet points above, the CPI board of directors or a committee thereof may not change its recommendation or approve an unsolicited acquisition proposal unless CPI notifies Parent of its intention to do so (together with a copy of the agreement for any proposed acquisition proposal) at least three business days prior to taking such action and Parent does not, within three business days of receipt of such notice, make an offer that the CPI board of directors or a committee thereof determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to CPI stockholders as the acquisition proposal (if the intended recommendation change relates to an acquisition proposal) or that would obviate the need for the recommendation change (if the intended recommendation change relates to any other event). Furthermore, the actions described in the preceding two bullet points may be taken only if the CPI board of directors or a committee thereof determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be reasonably likely to constitute a violation of its fiduciary duties under Delaware law.

        CPI's board of directors also may respond to any tender offer that may be made in order to comply with the requirements of Rule 14e-2 or Rule 14d-9 under the Exchange Act and make any disclosure to its stockholders if required by law or by the rules and regulations of the NASDAQ Global Select Market or, if the board of directors, after consultation with counsel, concludes in good faith that making such disclosure is required in order for the board to comply with its fiduciary duties under applicable law; provided that any such actions will be deemed a change in recommendation by the CPI board of directors unless the CPI board of directors publicly reaffirms its recommendation in favor of adoption of the merger agreement within five business days following Parent's request in writing that such recommendation be reaffirmed publicly, which request shall not be made on more than four occasions.

        Parent has the right to terminate the merger agreement if, prior to the special meeting, the CPI board of directors or a committee of the board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent. CPI has the right to terminate the merger agreement in order to enter into a transaction that is a superior acquisition proposal. See "—Termination of the Merger Agreement" beginning on page 86 of this proxy statement.

        For the purposes of the merger agreement, "acquisition proposal" means any proposal or offer, whether in writing or otherwise, from any third party (other than Parent, Merger Sub or their affiliates) to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or more than 15% of the assets of CPI and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of CPI pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions.

        For the purposes of the merger agreement, "superior acquisition proposal" means any bona fide written acquisition proposal not solicited or initiated in violation of CPI's non-solicitation obligations that (i) relates to an acquisition by a person or group acting in concert of either (A) more than 50% of CPI's capital stock pursuant to a tender offer, merger or otherwise or (B) more than 50% of the assets used in the conduct of the business of CPI and its subsidiaries, taken as a whole, (ii) the CPI board of directors determines in its good faith judgment (after consultation with outside legal counsel and the

CPI board of directors' independent financial advisors) would, if consummated, result in a transaction (A) that offers for each share of CPI capital stock an amount in consideration greater than the merger consideration as of the date of determination and (B) that is, in light of the other terms of such proposal, more favorable to CPI stockholders than the transactions contemplated by the merger agreement, or in any other proposal made by Parent after Parent's receipt of notice of CPI's proposed board of directors recommendation change in response to the superior acquisition proposal, and (iii) CPI's board of directors determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by CPI's board of directors.

  CPI's Proxy Statement, Recommendation and Stockholders Meeting

        CPI, acting through its board of directors, has agreed to promptly prepare and file a proxy statement in connection with the merger, respond promptly to any comments thereto by the Securities and Exchange Commission and undertake to obtain the necessary approvals by its stockholders. CPI further agreed to include its recommendation in the proxy statement and to convene a special meeting of its stockholders promptly following the completion of the SEC's review of the proxy statement, to approve and adopt the merger agreement and the merger; provided that CPI may adjourn or postpone the stockholders meeting for a maximum of 10 business days in order to amend or supplement the proxy statement as required by law or performance of the fiduciary duties of CPI's board of directors and provided further that CPI's board of directors may fail to make, withdraw, qualify or modify such recommendation in certain circumstances (as described in "—Covenants and Agreements—No Solicitation of Transactions by CPI," above).

        Both CPI and Parent have agreed to cause their representatives to fully cooperate with the other in the preparation of the proxy statement, and, except as required by law, CPI may not amend the proxy statement without the approval of Parent, which may not be unreasonably withheld or delayed.

  Efforts to Complete Transactions

        Both Parent and CPI will use their reasonable best efforts to take all actions, and do all things necessary, proper or advisable under applicable laws to consummate and make effective the merger, including, without limitation, obtaining all necessary or appropriate permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Parent and CPI.

        Parent and CPI have agreed to use their reasonable best efforts to resist any action or proceeding and to contest any injunction or other order that prevents or otherwise restricts consummation of the merger unless either Parent or CPI determines, in its reasonable discretion after consulting with the other party, that litigation is not in its best interests.

        Although Parent and CPI have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the merger, Parent will not be required to take any action that would result in a parent burdensome condition, which means any action resulting in the license, sale, divestiture, or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or businesses of Parent any of its Affiliates, any action that limits Parent's or its affiliates' freedom of action, ownership or control with respect to, or their ability to retain or hold, any of their businesses, assets, product lines, properties or services. Furthermore, CPI will not take any action that would result in a company burdensome condition, which means, any action that would (i) limit Parent's ability to own or control CPI or (ii) provide for the license, sale, divestiture or other disposition of any assets of CPI or its subsidiaries, or (iii) result in a limitation or condition on the ability of the CPI or its subsidiaries to conduct their businesses or own their assets, in each case of the foregoing clauses (ii) and (iii), as would result in a material adverse effect on CPI following the merger.

        Parent and CPI have agreed to cooperate in taking all actions necessary to have CPI common stock delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, which will become effective upon completion of the merger.

  Access to Information

        The merger agreement requires CPI to provide Parent, upon reasonable notice, reasonable access to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, commitments, books and records and to reasonably promptly furnish to Parent all information regarding its business, properties and personnel as reasonably requested by Parent. Any such access will be conducted under supervision and may not materially interfere with CPI's operations.

        Any such information received by either party will be treated in accordance with a confidentiality agreement executed between Parent and CPI.

  Publicity

        Parent and CPI agreed, subject to certain exceptions, to consult with each other and mutually agree upon any press release or public announcement pertaining to the merger in advance of such announcement.

  Indemnification of Directors and Officers; Insurance

        Under the terms of the merger agreement, for a period of six years following the merger, the certificate of incorporation and the bylaws of the surviving corporation will contain provisions relating to exculpation, indemnification and advancement of expenses that are no less favorable than the amended and restated certificate of incorporation of CPI or the amended and restated bylaws of CPI to the directors, officers, employees, fiduciaries or other agents of CPI. The merger agreement further requires that, for six years following the effective time of the merger, subject to certain exceptions, Parent and the surviving corporation indemnify each present and former director, officer, employee, fiduciary and agent of CPI and its subsidiaries against losses arising out of their capacity as such. Finally, subject to certain limitations, the surviving corporation will maintain coverage under CPI's existing directors' and officers' liability insurance policies with a scope and in an amount not less favorable than coverage existing as of the date of the merger agreement, provided that the surviving corporation may not be required to pay more than 200% of the annual premiums of such insurance policies as of the date of the merger agreement.

  Employee Matters

        Immediately following the closing, Parent will provide continuing CPI employees with benefits pursuant to currently existing CPI benefit plans or the benefits plans of Parent and its subsidiaries, provided that Parent may amend or terminate any benefit plan following the closing.

        Parent will provide, and will use its reasonable best efforts to cause its third-party insurers to provide, full credit to CPI's continuing employees for their service to CPI as of the closing date in determining eligibility to participate in, and vesting with respect to any, "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act (but not for purposes of benefit accrual under any defined benefit pension plans, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time).

        Parent will generally use its reasonable best efforts (i) to provide continuing employees of CPI with welfare benefit plans having pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods no less favorable than those maintained by CPI and (ii) to the extent such continuing employees participate in any health benefit plan of Parent or its subsidiaries, to cause such health benefit plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such continuing employees (and his or her eligible dependents) during such calendar year.

        Parent and CPI agreed that nothing in the merger agreement will be treated as an amendment to any employee benefit plan, prohibit Parent from amending or terminating any employee benefit plan, limit the ability to terminate the employment or service of any individual or confer any rights on any person other than the parties to the merger agreement.

  Termination of Certain Arrangements

        CPI has agreed not to commence any new offer periods under its employee stock purchase plan after the date of the merger agreement. CPI will terminate the employee stock purchase plan as of the closing date.

  Financing Covenant; CPI Cooperation

        Parent and Merger Sub will take or cause to be taken all actions and do all things necessary, proper or advisable to:

  •
  obtain equity financing for the merger on the terms and conditions described in the equity commitment letter;

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  maintain in effect the equity commitment letter, including by not making any amendment, modification or waiver to the equity commitment letter;

  •
  satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the equity commitment letter that are within its control;

  •
  consummate the equity financing contemplated by the equity commitment letter at or prior to the closing of the merger in accordance with the terms of the equity commitment letter, and

  •
  enforce their rights under the equity commitment letter (at CPI's request and subject to the terms and conditions of the merger agreement described in the section "The Merger Agreement—Remedies" below).

        Parent and Merger Sub will use their reasonable best efforts to take or cause to be taken all actions and to do all things necessary, proper or advisable to arrange and obtain the proceeds of the debt financing on the terms and conditions described in the debt commitment letter (subject to any market flex provisions applicable thereto) and will not permit any amendment or modification or waiver if such amendment, modification or waiver (i) reduces the aggregate amount of the debt financing, (ii) imposes new or additional conditions, or otherwise expands, amends or modifies any of the conditions to the receipt of the debt financing to fund the merger in a manner adverse to Parent or CPI or (iii) amends, expands or modifies any other terms in a manner that would reasonably be expected to (1) prevent, impede or delay, in any material respect, the ability of Parent to consummate the merger or make the merger less likely to occur and the other transactions contemplated by the merger agreement or (2) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the debt commitment letter. In addition, Parent and Merger Sub will use their reasonable best efforts to:

  •
  maintain in effect the debt commitment letter and negotiate definitive agreements with respect to the debt commitment letter on the terms and conditions contained in the debt commitment letter, subject to any "market flex" provisions applicable thereto and subject to any permissible amendment as described above;

  •
  satisfy on a timely basis all conditions applicable to Parent or Merger Sub in such definitive agreements; and

  •
  cause the lenders and any other persons providing the debt financing to fund the debt financing at the closing of the merger in accordance with the terms of the debt commitment letter and the related fee letter.

        In the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, promptly following Parent's knowledge of the occurrence of such event, (i) Parent shall so notify CPI, and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing in an amount sufficient to consummate the transactions contemplated by the merger agreement upon terms and conditions not materially less favorable to Parent, Merger Sub and CPI than those in the financing commitments (taking into account any "market flex" provisions thereof).

        Parent and Merger Sub acknowledge in the merger agreement that the obtaining of the financing is not a condition to the consummation of the merger.

        Parent has agreed to keep CPI informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the financing.

        CPI has agreed to provide (at Parent's sole expense) such cooperation reasonably requested by Parent and Merger Sub in connection with the arrangement of the financing for the merger, including participation by officers and employees of CPI in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies; providing certain financial information and the required information; obtaining accountant's comfort letters and consents from CPI's independent auditors; assisting in the preparation of offering documents and the negotiation of and entering into such definitive financing documents and such other customary documents as may be reasonably requested by Parent, including officers certificates and a certificate of the chief financial officer of CPI with respect to solvency matters and including requesting customary legal opinions from outside counsel; facilitating the pledging of collateral for the financing, including cooperating to permit the prospective lenders involved in the financing to evaluate and assess the assets of CPI and its subsidiaries for the purpose of establishing collateral arrangements to the extent customary and reasonable; using reasonable best efforts to obtain surveys, consents, approvals, authorizations, environmental assessments and title insurance (including by providing such affidavits and non-imputation endorsements in connection therewith) as reasonably requested by Parent; obtaining customary payoff letters, Lien terminations and customary instruments of discharge and termination in full of all indebtedness and Liens, as reasonably requested; and adopting all customary Company Board resolutions and consents, subject to the occurrence of the Closing, necessary to permit the consummation of the debt financing.

        CPI has also agreed to use its reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with any payment, purchase, redemption, defeasance, satisfaction and/or discharge of any of CPI's outstanding indebtedness in connection with the transactions contemplated by the merger agreement, including the prepayment or discharge of any obligations owed under its existing credit facility, or commencing, as soon as reasonably practicable following a request from Parent to do so, offers to purchase, and any related consent solicitations with respect to, any of CPI's outstanding notes.

        Notwithstanding the foregoing, none of the above obligations of cooperation shall require CPI's cooperation to the extent it would interfere unreasonably with the business or operations of CPI or its subsidiaries or require it to pay any commitment fee or other fee or payment to obtain consent or to incur any liability with respect to the debt financing prior to the Effective Time.

  Other Covenants

        The merger agreement contains other customary covenants, including, but not limited to, covenants relating to notification or certain matters, further assurances, takeover laws, and stockholder litigation.

Conditions to the Completion of the Merger

  Mutual Closing Conditions

        The obligation of each of Parent, CPI and Merger Sub to complete the merger is subject to the satisfaction, at or prior to the effective time of the merger, of the following conditions:

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  adoption of the merger agreement by holders of a majority of the outstanding shares of CPI common stock in accordance with applicable law and the amended and restated certificate of incorporation of CPI and the amended and restated bylaws of CPI;

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  absence of any law, notice, injunction or other order of a court or governmental entity of competent jurisdiction preventing completion of the merger or the transactions contemplated in the merger agreement; and

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  (i) expiration or termination of any applicable waiting period (or extensions thereof) relating to the merger under the HSR Act and (ii) all consents required under any other applicable competition law, including the Canadian Competition Act and the German Act Against Restraints in Competition, are obtained or any applicable waiting periods relating to the merger have expired or been terminated.

  Additional Closing Conditions for CPI's Benefit

        The obligation of CPI to complete the merger is subject to the satisfaction, at or prior to the effective time, of the following additional conditions (any of which may be waived by CPI, in whole or in part, at any time prior to the effective time):

  •
  the accuracy in all respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by Parent regarding, among other matters, Merger Sub's capital structure;

  •
  the accuracy of all other representations and warranties made in the merger agreement by Parent (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) when made and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that have not had and would not constitute, individually or in the aggregate, a material adverse effect on Parent;

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  performance and compliance in all material respects by Parent of the obligations required to be performed by it or complied with at or prior to the effective time of the merger; and

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  absence of a material adverse effect on Parent since the date of the merger agreement.

  Additional Closing Conditions for Parent's and Merger Sub's Benefit

        The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction, at or prior to the effective time, of the following additional conditions (any of which may be waived by Parent and Merger Sub, in whole or in part, at any time prior to the effective time):

  •
  the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by CPI regarding, among other matters, CPI's corporate authority relative to the merger agreement, conformity of the merger with the organizational documents of CPI and its subsidiaries, and receipt by CPI of fairness opinions from each of J.P. Morgan and Moelis;

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  the accuracy in all respects as of the date of the merger agreement and as of the effective time of the merger of the representation by CPI regarding a lack of a material adverse effect with respect to CPI;

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  the accuracy of all other representations and warranties (other than capital structure, which is described in the bullet below) made in the merger agreement by CPI (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CPI and its subsidiaries;

  •
  the accuracy in all respects as of the date of the merger agreement and as of the effective time of the merger of the representation by CPI regarding CPI's capital structure, except as expressly permitted by the interim operating covenant in the merger agreement and except for such inaccuracies that in the aggregate would not result in an aggregate increase in the consideration paid by Parent in excess of $200,000, provided that any stockholder of CPI may make a payment to Parent or surrender shares prior to the Effective Time in order to cure the failure of this condition to be satisfied;

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  performance and compliance in all material respects by CPI of the obligations required to be performed by it or complied with at or prior to the effective time of the merger;

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  absence of a material adverse effect on CPI and its subsidiaries since the date of the merger agreement; and

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  absence of any pending action or proceeding of any kind by any governmental entity that (i) challenges or seeks to make illegal, delay materially or otherwise directly or indirectly prohibit the completion of the merger or (ii) seeks to compel Parent, CPI or any of their respective subsidiaries to take or agree to any burdensome condition described under "—Covenants and Agreements—Efforts to Complete Transactions" beginning on page 81 of this proxy statement, unless such action or proceeding would reasonably be likely to be resolved in a manner that does not impose such a burdensome condition.

Termination of the Merger Agreement

  Termination by Mutual Consent

        The merger agreement may be terminated at any time before the completion of the merger by mutual written consent of Parent and CPI.

  Termination by Either Parent or CPI

        The merger agreement may also be terminated prior to the completion of the merger by either Parent or CPI if:

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  a court or other government entity has issued an order enjoining or has otherwise prohibited the merger and such injunction or prohibition has become final and non-appealable;

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  CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders; or

  •
  the closing has not occurred on or before April 15, 2011.

        However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure resulted in the merger not closing.

  Termination by Parent

        The merger agreement may also be terminated prior to the completion of the merger by Parent (provided that Parent is not then in breach of any of its representations, warranties, covenants or agreements, such that Parent could not satisfy the applicable conditions to the closing related to its representations, warranties and obligations under the merger agreement) if:

  •
  CPI has breached or failed to perform any of its representations, warranties, covenants or agreements, such that CPI could not satisfy the applicable conditions to the closing related to its representations, warranties, covenants, and obligations, and such breach or failure to perform is incapable of being cured by April 15, 2011, or has not been cured within 30 days of written notice from Parent;

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  the CPI board of directors, prior to the CPI stockholder's meeting, changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent in connection with a superior acquisition proposal (see "—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement); or

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  prior to the CPI stockholder's meeting, the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent (i) in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI's board of directors on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date) or (ii) pursuant to the provision in the merger agreement which deems certain actions or failures to act by the CPI board of directors to be a change in recommendation (see "—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement).

  Termination by CPI

        The merger agreement may also be terminated prior to the completion of the merger by CPI:

  •
  if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements, such that Parent could not satisfy the applicable conditions to the closing related to its representations, warranties, covenants, and obligations, and such breach or failure to perform is incapable of being cured by April 15, 2011 or has not been cured within 30 days of written notice from CPI (provided that CPI is not then in breach of any of its representations, warranties, covenants or agreements, such that CPI could not satisfy the applicable conditions to the closing related to its representations, warranties and obligations under the merger agreement);

  •
  if all of the conditions to closing for Parent's and Merger Sub's have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and Parent and Merger Sub do not consummate the closing of the merger by the day the closing is required to occur; or

  •
  in order to enter into a superior acquisition proposal subject to CPI having complied with its anti-solicitation obligations under the merger agreement and subject to its obligations to pay

    Parent a termination fee (see "—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement).

  Termination Fee and Expenses Payable by CPI

        CPI has agreed to pay a termination fee of $13 million to Parent if the merger agreement is terminated under any of the following circumstances:

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  Parent terminates the merger agreement because the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent in connection with a superior acquisition proposal;

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  CPI terminates the merger agreement in order to enter into a superior acquisition proposal;

  •
  the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent, and Parent or CPI terminates the merger agreement because CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders;

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  (i) an acquisition proposal is made for CPI and is not publicly withdrawn within five business days prior to the CPI stockholder's meeting; (ii) the CPI board of directors does not change its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent; (iii) Parent or CPI terminates the merger agreement because CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders; and (iv) within 12 months after termination, CPI enters into a definitive agreement with respect to an alternative transaction or consummates an alternative transaction; or

  •
  (i) an acquisition proposal is made for CPI; (ii) Parent or CPI terminates the merger agreement because the closing has not occurred on or before April 15, 2011; and (iii) within 12 months after termination, CPI enters into a definitive agreement with respect to an alternative transaction or consummates an alternative transaction.

        In addition, CPI has agreed to pay a termination fee of $15 million to Parent if Parent terminates the merger agreement because the CPI board of directors or a committee thereof changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Parent in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI's board of directors or a committee thereof on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date).

        If the merger agreement is terminated and pursuant to the terms of the merger agreement, Parent is entitled to receive a termination fee, the receipt of the termination fee will be Parent's exclusive remedy, and Parent will not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further or other rights, claims and remedies Parent has irrevocably waived in the merger agreement.

        For the purposes of the merger agreement, "alternative transaction" means a transaction of a type described in the definition of "acquisition proposal" under "—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement except that the references to 15% in such definition of "acquisition proposal" are deemed to be references to 50%.

        CPI has agreed to pay, in addition to any other amounts payable by CPI pursuant to the merger agreement, Parent, Merger Sub and their respective affiliates' out-of-pocket fees and expenses up to an aggregate of $2,500,000 in the event that the merger agreement is terminated by either Parent or CPI because the CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders and prior to such termination the CPI board of directors changed its recommendation with respect to the merger due to certain events, circumstances or developments unknown or not understood as of the date of the merger agreement.

        Parent has agreed to deferred payment by CPI of the termination fee and expenses in certain circumstances in order to comply with certain covenants in CPI's existing credit facility.

  Termination Fee Payable by Parent

        Parent has agreed to pay a termination fee of $22.5 million (which will increase to $27.5 million in the event of a willful breach of the merger agreement) to CPI if CPI terminates the merger agreement following Parent's failure to consummate the merger by the required date following satisfaction or waiver of all conditions to closing for the benefit of Parent and Merger Sub (other than conditions that by their terms are to be satisfied at closing). The Veritas Fund has guaranteed the payment by Parent of this termination fee.

        Subject to CPI's right to specific performance described below, CPI's right to receive the termination fee pursuant to the terms and condition of the merger agreement is the sole and exclusive remedy of CPI and its subsidiaries and affiliates against Parent, Merger Sub, their financing sources, and any of their respective affiliates and other related persons for any loss or damages in connection with the merger agreement and the transactions contemplated thereby.

Payment of Expenses; Specific Performance; Modification or Amendment; and Waiver of Conditions

  Payment of Expenses

        Other than as described above under "—Financing Covenant; Company Cooperation" and "—Termination of the Merger Agreement—Termination Fee Payable by CPI" the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement.

  Specific Performance

        The parties to the merger agreement are entitled to injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

        Notwithstanding the foregoing, CPI's right to obtain an injunction, specific performance or other equitable relief is available:

  •
  to cause Parent and Merger Sub to cause the equity financing to be funded if, and only if, each of the following conditions has been satisfied: (i) with respect to any funding of the equity financing to occur at the closing, all of the mutual conditions and Parent's conditions to closing (other than those conditions that by their nature cannot be satisfied until the closing) have been satisfied, and remain satisfied, at the time when the closing would have occurred but for the failure of the equity financing to be funded, (ii) the financing provided for by the debt commitment letter has been funded in accordance with its terms or will be funded in accordance with its terms at the closing, if the equity financing is funded in accordance with its terms at the closing, (iii) all conditions to funding set forth in the equity commitment letter have been satisfied (other than those conditions that by their nature cannot be satisfied until the closing), and (iv) with respect to any funding of the equity financing to occur at the closing, CPI has irrevocably confirmed to Parent in writing that if specific performance is granted and the equity financing and the debt financing are funded, then the closing will occur, and

  •
  against Parent to require Parent to use reasonable best efforts to enforce the terms of the debt commitment letter if, and only if, each of the following conditions has been satisfied: (i) all of the mutual conditions and Parent's conditions to closing (other than those conditions that by their nature cannot be satisfied until the closing) have been satisfied, and remain satisfied, at the time when the closing would have occurred and Parent and Merger Sub do not consummate the closing by the day the closing is required to occur, (ii) all conditions to the consummation of the debt financing contemplated by the debt commitment letter (other than the receipt of the equity financing and those conditions that by their nature cannot be satisfied until the closing) have been satisfied and remain satisfied, and (iii) CPI has irrevocably confirmed to Parent and the sources of the debt financing contemplated by the debt commitment letter in writing that if specific performance is granted and the equity financing and the debt financing are funded, then the closing will occur. While CPI may pursue both a grant of specific performance of the type provided in the preceding sentence and the payment of the Parent Termination Fee, under no circumstances will CPI be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and monetary damages, including the Parent Termination Fee.

        Parent, Merger Sub and CPI agree not to assert that a remedy of specific enforcement is unenforceable, violative of public policy, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy (except that Parent or Merger Sub may assert that the conditions to the availability of specific performance set forth above have not been satisfied).

  Modification or Amendment

        The parties to the merger agreement may modify or amend the merger agreement by written agreement executed and delivered by their duly authorized officers, provided that, after approval of the merger agreement by CPI stockholders, no amendment may be made which by law requires further approval by CPI stockholders, without the approval of such stockholders.

  Waiver

        Parent or CPI may waive, in whole or in part, compliance with any of the conditions to its obligation to consummate the merger to the extent permitted by law.

THE VOTING AGREEMENT

        The following is a summary of the material terms and conditions of the voting agreement. This summary does not purport to be complete and may not contain all the information about the voting agreement that is important to you. This summary is qualified in its entirety by reference to the voting agreement, which is attached as Annex B to, and incorporated by reference into, this proxy statement. You are encouraged to read the voting agreement in its entirety. This section is not intended to provide you with any factual information about CPI. Such information can be found elsewhere in this proxy statement and in the public filings CPI makes with the SEC, as described in the section entitled, "Where You Can Find More Information", beginning on page 103 of this proxy statement.

        Concurrently with the execution and delivery of the merger agreement, on November 24, 2010, Cypress Merchant Banking Partners II L.P., Cypress Merchant B II C.V. and 55th Street Partners II L.P., which are referred to as the Cypress Group stockholders in this proxy statement, entered into a voting agreement with Parent. As of January 7, 2011, the Cypress Group stockholders collectively held 8,868,738 shares of CPI common stock, or approximately 52.6% of the outstanding CPI common stock.

Agreement to Vote

        The voting agreement obligates the Cypress Group stockholders to vote 49.9% of the outstanding shares of CPI common stock at any meeting of CPI stockholders (or any adjournment or postponement thereof) as follows (provided, that the Cypress Group stockholders remain free to vote any shares of CPI common stock which they own in excess of 49.9% of the outstanding shares in any manner they deem appropriate):

  •
  in favor of the adoption and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

  •
  against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of a covenant, representation or warranty in the merger agreement or the voting agreement; and

  •
  against any alternative acquisition proposal, any change in the members of the CPI board of directors, any material change in the capitalization of CPI or an amendment to its amended and restated certificate of incorporation or amended and restated bylaws, any material change in CPI's corporate structure or business or any other action or proposal reasonably expected to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement.

        However, if the CPI board of directors makes a board recommendation change (see "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by CPI" beginning on page 79 of this proxy statement) due to certain events, circumstances or developments unknown or not understood as of the date of the merger agreement, the Cypress Group stockholders will only be required to vote 25% of the outstanding shares of CPI common stock in the manner described in the paragraph above. In such case, each Cypress Group stockholder's remaining shares may be voted in a manner deemed appropriate by such Cypress Group stockholder in its sole discretion.

        Each Cypress Group stockholder also agreed to appoint Parent and Parent's designees as its proxy and attorney-in-fact (with full power of substitution) to vote the aforementioned shares of CPI common stock that are subject to the voting obligations (or to execute one or more written consents in respect of such shares) in the manner described above.

 Transfer and Other Restrictions

        In addition, the Cypress Group stockholders have agreed to certain restrictions on the transfer of the shares of CPI common stock owned by them until the earlier of the effective time of the merger or the termination of the merger agreement. During this period, the Cypress Group stockholders may not, among other things, (i) sell, transfer, tender, pledge, encumber or assign or otherwise dispose of their shares of CPI common stock, (ii) acquire, directly or indirectly, any assets of CPI or any subsidiary or division thereof (iii) solicit any proxies for the voting of CPI common stock (other than to recommend that stockholders vote in favor of the merger and the merger agreement), (iv) make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving CPI, or (v) take any actions which could reasonably be expected to prevent, impede, interfere with or adversely affect the completion of the merger.

No Solicitation

        The Cypress Group stockholders have also agreed not to knowingly (subject to certain exceptions) solicit or initiate any acquisition proposal for CPI, participate in any discussions or negotiations regarding any acquisition proposals for CPI, or enter into any agreement with respect to an acquisition proposal for CPI, or an agreement requiring such Cypress Group stockholder to abandon, terminate or fail to consummate the merger.

Termination

        The voting agreement terminates upon the earliest of (i) the mutual agreement of the stockholders and Parent, (ii) the termination of the merger agreement or (iii) the effective time of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of Certain Persons in the Merger

        In considering the recommendation of the CPI board of directors that stockholders adopt the merger agreement, stockholders should be aware that CPI's directors and executive officers may have financial interests in the merger, in addition to their interests as stockholders of CPI entitled to receive the merger consideration (set forth below), that may be different from, or in addition to, the interests of CPI stockholders generally. The CPI board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to CPI stockholders that the merger agreement be adopted.

CPI Non-Employee Directors

  CPI Common Stock Ownership

        CPI's non-employee directors hold shares of CPI common stock that are not subject to any vesting restrictions or other restrictions, and, if they still hold such shares at the effective time of the merger, will receive the merger consideration for such shares upon completion of the merger.

        The following table sets forth the number of shares of CPI common stock (excluding shares of restricted stock that remain subject to vesting restrictions) held by CPI's non-employee directors as of January 7, 2011.

Non-Employee Director CPI Common Stock Ownership

Number of Shares of CPI Common Stock Held as of January 7, 2011(1)
Michael Targoff	74,528
Michael F. Finley	31,716
Stephen R. Larson	7,153
Jeffrey P. Hughes(2)	8,264
William P. Rutledge	14,008

(1)
Excludes shares subject to continuing vesting restrictions under applicable incentive plans.

(2)
Includes shares held directly by Mr. Hughes. Does not include shares owned by the Cypress Group stockholders as to which Mr. Hughes may be deemed to have beneficial ownership.

  CPI Option and Restricted Stock Treatment

        As part of their overall compensation for services on the CPI board of directors, each of CPI's non-employee directors has received certain equity grants in the form of options to purchase CPI common stock and/or grants of shares of CPI restricted common stock.

        The merger agreement provides that each stock option granted to CPI's non-employee directors under CPI's equity compensation plans and outstanding immediately prior to completion of the merger shall become vested and will be cancelled upon (or immediately following) completion of the merger and exchanged for an amount, in cash, equal to the excess, if any, of $19.50 reduced by the per-share exercise price of such option; except that only 25% of options granted after the date of the merger agreement will be treated as described above and the remaining 75% of such options shall be cancelled without consideration.

        The following table sets forth the number of outstanding unvested and vested in-the-money stock options, including the weighted average exercise price for each, to acquire CPI common stock held by CPI's non-employee directors as of January 7, 2011, and the estimated cash consideration that each of them will receive upon cancellation of such options upon completion of the merger.

Cash Consideration to be Received by Non-Employee
Directors upon Vesting and Cancellation of All Outstanding CPI Stock Options at Closing

Name	No. of Shares Underlying Unvested In-the-Money Options (#)	Weighted Average Exercise Price of Unvested In-the-Money Options ($)	No. of Shares Underlying Vested In-the-Money Options (#)	Weighted Average Exercise Price of Vested In-the-Money Options ($)	Total Estimated Resulting Cash-Out Payment ($)
Michael Targoff	—	—	24,517	4.32	372,168
Michael F. Finley	—	—	—	—	—
Stephen R. Larson	—	—	6,000	17.09	14,460
Jeffrey P. Hughes	—	—	—	—	—
William P. Rutledge	—	—	6,000	18.00	9,000

        The merger agreement provides that each restricted stock award that was granted to CPI's non-employee directors under CPI's equity compensation plans and that is outstanding immediately prior to the closing will be canceled at the closing in exchange for a payment, in cash, equal to $19.50; except that only 25% of restricted stock awards granted after the date of the merger agreement will be treated as described above and the remaining 75% of such restricted stock awards shall be cancelled without consideration.

        The following table sets forth the number of CPI restricted shares held by CPI's non-employee directors as of January 7, 2011, and the estimated cash consideration that each of them will receive upon cancellation of such shares upon completion of the merger.

Cash Consideration to be Received by Non-Employee Directors upon
Vesting and Cash-Out of all Outstanding CPI Restricted Shares

Name	No. of Accelerated Unvested CPI Restricted Shares (#)	Total Estimated Resulting Cash-Out Payment ($)
Michael Targoff	3,642	71,019
Michael F. Finley	3,215	62,693
Stephen R. Larson	9,646	188,097
Jeffrey P. Hughes	9,646	188,097
William P. Rutledge	3,642	71,019

  Fees Paid to Members of the Special Committee of CPI's board of directors

        The board of directors of CPI established a special committee consisting of Mr. Rutledge, Mr. Targoff and Mr. Larson for the purpose of reviewing, evaluating and, as appropriate, negotiating or participating in negotiations with respect to Parent's expression of interest and alternatives thereto. Mr. Rutledge was appointed as the chairman of the committee. As compensation for their service as members of the special committee, each of the members of the committee received a one-time fee of $10,000 ($15,000 for the chairman). In addition, each member of the special committee is entitled to receive $1,500 for each meeting of the special committee attended having a duration of not less than 30 minutes but less than three hours and $3,000 for each meeting of the special committee attended having a duration of three hours or more.

        The following table sets forth the aggregate amount of cash fees that CPI expects to pay to each member of the special committee in respect of their service through the date of this proxy statement.

Aggregate Cash Fees Paid or Payable to Members of CPI's Special Committee

Name	Total Fees Payable ($)
William P. Rutledge	$33,000
Michael Targoff	28,000
Stephen R. Larson	26,500

  Interests of Mr. Hughes arising out of his affiliation with Cypress Associates

        Mr. Hughes is a managing member of Cypress Associates. CPI has agreed to reimburse Cypress Associates for certain legal fees and other expenses incurred and to be incurred by Cypress Associates in connection with the negotiation and execution of the voting agreement with Parent and other items relating to the merger. The aggregate amount of such fees is not expected to exceed $50,000.

CPI Executive Officers

        The executive officers of CPI are expected to continue in employment with the surviving corporation or its subsidiaries in their current capacities immediately following the merger, unless they voluntarily terminate their employment or are terminated by Parent.

        As of the date of this proxy statement, no members of CPI's current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Moreover, as of the date of this proxy statement, no negotiations have occurred between members of CPI's current management and representatives of Veritas Capital or Parent with respect to any such agreement, arrangement or understanding. However, Parent has previously indicated its belief that the continued involvement of CPI's management team is integral to CPI's future success. As a result, it is possible that certain members of CPI's current management team will enter into arrangements with Veritas Capital, Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary or direct or indirect shareholder of Parent). Any new arrangements are currently expected to be entered into on or after the completion of the merger and would not become effective until after the merger is completed.

  Severance Arrangements

        Each of CPI's executive officers has entered into agreements with one of CPI's subsidiaries that provide for certain severance benefits upon a qualifying termination of such executive officer's employment. For certain of the executive officers, these benefits are enhanced for qualifying terminations following a change-of-control event, which includes the merger. For comparative purposes, the following describes the benefits that would be provided to the officers in the case of a qualifying termination of employment, both prior to and following a change-of-control event.

  Messrs. Caldarelli, Fickett and Littman

        If the employment of any of these executive officers is terminated by the employer without cause or by the executive officer for good reason (each as defined in the applicable agreement) before the occurrence of a change-of-control event, then the executive officer will be entitled to receive severance payments equal to a multiple of the sum of the executive officer's base salary and the average value of bonuses under CPI's management incentive plan and other performance bonuses received by the executive officer for the three fiscal years preceding the termination date. The applicable multiples for Messrs. Caldarelli, Fickett and Littman are 2.0, 1.5 and 1.5, respectively. If the qualifying termination occurs more than six months after the beginning of a fiscal year, then the executive officer will be eligible to receive a prorated bonus for the year of termination. Messrs. Caldarelli, Fickett and Littman will also be eligible to continue receiving certain benefits for 24 months, 18 months and 18 months, respectively, following termination.

        In the case of a termination of any of these executive officers by the employer without cause or by the executive officer for good reason within the two-year period following a change-of-control event, the severance payments will be equal to a specified multiple of the sum of the executive officer's base salary and the highest management incentive plan bonus or other performance bonus received by the executive officer during the three fiscal years preceding the termination date. The applicable severance payment multiples for Messrs. Caldarelli, Fickett and Littman are increased to 2.5, 2.0 and 2.0, respectively. Consequently, by virtue of the merger, the applicable multiples of these officers will each be increased by 0.5. If the qualifying termination occurs more than six months after the beginning of a fiscal year, then the executive officer will be eligible to receive a prorated bonus under CPI's management incentive plan for the year of termination. Messrs. Caldarelli, Fickett and Littman will also be eligible to continue receiving certain benefits for 30 months, 24 months and 24 months, respectively, following termination.

        Following the termination of employment of any of these executive officers without cause or a resignation for good reason, whether prior to or following a change-of-control event, the executive officer will be subject to a post-termination non-compete covenant and a post-termination covenant not to solicit any of CPI's current or potential customers.

        If any payments made by the employer to Messrs. Caldarelli, Fickett or Littman would result in the imposition of the golden parachute excise tax under Section 280G of the Internal Revenue Code of 1986, then the employer will reimburse the affected executive officer for the amount of the tax, on a grossed-up basis to cover any taxes on the reimbursement payment. However, if a 10% or less reduction in severance would eliminate the golden parachute tax, then the severance will be reduced to eliminate the tax and no reimbursement will be provided. CPI does not believe any Section 280G excise tax will apply to Mr. Caldarelli, as he receives no U.S.-source income from CPI. With respect to Messrs. Fickett and Littman, CPI presently expects that a reduction in severance of less than the aforementioned 10% threshold would eliminate any golden parachute tax in connection with a qualifying termination of employment in 2011.

  Messrs. Beighley, Coleman and Tafler

        Subsidiaries of CPI are parties to employment letters with each of Messrs. Beighley, Coleman and Tafler, which provide, among other things, that if the executive officer is terminated without cause (as defined in the applicable agreement) (whether or not following a change of control), the executive officer will be entitled to continued payment of his base salary for 12 months (six months of which is subject to offset by compensation received from future employment in the case of Mr. Beighley; six months of which is subject to offset by compensation received from future employment if termination is not in connection with a change of control in the case of Mr. Coleman and Mr. Tafler). In addition, upon a termination without cause, including in connection with such termination within two years after a change-of-control event, which includes the merger, the executive officer generally will be entitled to the continuation of employee benefits for 18 months for Mr. Beighley and 12 months for Messrs. Coleman and Tafler, car allowances for 12 months, 100% of the management incentive award that otherwise would have been earned by him for the year of his termination and full outplacement services.

  Payments and Benefits to be Made to Executive Officers

        Based on compensation and benefit levels in effect on November 24, 2010, the date the merger agreement was signed, and assuming each executive experiences a qualifying termination (as applicable to such executive) simultaneously with the effective time of the merger, each executive officer will be entitled to receive the following cash severance payments and other benefits in connection with the qualifying termination of his employment (excluding the value of acceleration of equity compensation awards described below and any pro-rated salary that may be owed to such officer with respect to his period of service).

	Estimated Cash Severance ($)(1)		Estimated Health and Fringe Benefits ($)(2)		Aggregate Estimated Cash, Health and Fringe Benefits ($)
Name	In the Absence of a Change in Control	Within Specified Period Following a Change in Control	In the Absence of a Change in Control	Within Specified Period Following a Change in Control	In the Absence of a Change in Control	Within Specified Period Following a Change in Control	Incremental Cost on Account of a Change in Control
O. Joe Caldarelli(3)	3,405,548	5,013,976	285,659	357,074	3,691,207	5,371,050	1,679,843
Joel A. Littman	1,037,461	1,531,500	92,910	123,880	1,130,371	1,655,380	525,009
Robert A. Fickett	1,580,469	2,363,593	106,111	141,481	1,686,580	2,505,074	818,494
Andrew E. Tafler(3)	408,767	408,767	58,965	58,965	467,731	467,731	—
Don C. Coleman	289,113	289,113	68,363	68,363	357,476	357,476	—
John R. Beighley	273,009	273,009	95,288	95,288	368,297	368,297	—

(1)
Includes management incentive plan payments for fiscal year 2010, which is scheduled to pay out in early January 2011. In addition, the management incentive plan payments included for Messrs. Caldarelli, Littman and Fickett are based on payments for the full fiscal year 2010. The amount does not include any management incentive plan payments for fiscal year 2011.

(2)
Benefits are primarily based on current benefit costs, with certain exceptions; where an amount is not yet known, a prior fiscal year amount is used. CPI does not expect the prior-year amounts to differ materially from the actual amounts.

(3)
Payments and benefits for Messrs. Caldarelli and Tafler are shown in U.S. dollars, although such individuals are paid in Canadian dollars. The Canadian dollar to U.S. dollar exchange rate on December 31, 2010 was in the range of approximately 1.0003 to 1.0069 U.S. dollars to one Canadian dollar. Using the mid-point of this range, the multiplier for Messrs. Caldarelli and Tafler to convert Canadian dollars to U.S. dollars in the above table is 1.0036 U.S. dollars to one Canadian dollar. This conversion rate is constantly changing, and the multiplier indicated in this footnote is for illustrative purposes only.

  CPI Common Stock Ownership

        CPI's executive officers hold shares of CPI common stock that are not subject to any vesting restrictions or other restrictions, and, if they still hold such shares at the effective time, will receive the merger consideration for such shares upon completion of the merger.

        The following table sets forth the number of shares of CPI common stock (excluding shares of restricted stock that remain subject to vesting restrictions) held by CPI's executive officers as of January 7, 2011.

Executive Officer CPI Common Stock Ownership

Number of Shares of CPI Common Stock Held as of January 7, 2011(1)
O. Joe Caldarelli	151,784
Joel A. Littman	32,612
Robert A. Fickett	22,544
Andrew E. Tafler	5,701
Don C. Coleman	4,000
John R. Beighley	2,000

(1)
Excludes shares subject to continuing vesting restrictions under applicable incentive plans.

  CPI Stock Options, Restricted Stock and Restricted Stock Units

        As part of their overall compensation package, each of CPI's executive officers has received certain equity grants in the form of options to purchase CPI common stock, grants of CPI restricted common stock and/or grants of CPI restricted stock units.

        The merger agreement provides that each stock option granted to CPI's executive officers under CPI's equity compensation plans and outstanding immediately prior to completion of the merger shall become vested and will be cancelled upon (or immediately following) completion of the merger and exchanged for an amount, in cash, equal to the excess, if any, of $19.50, reduced by the per-share exercise price of such option; except that only 25% of options granted after the date of the merger agreement will be treated as described above and the remaining 75% of such options shall be cancelled without consideration.

        The following table sets forth the number of outstanding unvested and vested in-the-money stock options, including the weighted average exercise price for each, to acquire CPI common stock held by CPI's executive officers as of January 7, 2011, and the estimated cash consideration that each of them will receive in exchange for such options upon completion of the merger.

Cash Consideration to be Received by Executive Officers upon Vesting and
Cancellation of All Outstanding CPI Stock Options at Closing

Name	No. of Shares Underlying Unvested In-the-Money Options (#)(1)	Weighted Average Exercise Price of Unvested In-the-Money Options ($)	No. of Shares Underlying Vested In-the-Money Options (#)	Weighted Average Exercise Price of Vested In-the-Money Options ($)	Total Estimated Resulting Cash-Out Payment ($)
O. Joe Caldarelli	72,750	12.97	980,110	4.54	15,136,765
Joel A. Littman	36,250	12.95	364,254	5.14	5,468,542
Robert A. Fickett	48,500	12.97	603,066	4.72	9,227,861
Andrew E. Tafler	24,250	12.97	142,446	7.54	1,862,299
Don C. Coleman	24,250	12.97	190,391	5.89	2,749,470
John R. Beighley	12,250	13.02	102,970	5.91	1,479,164

(1)
Includes 25% of the options granted on December 1, 2010.

        The merger agreement provides that each restricted stock award and restricted stock unit that was granted to CPI's executive officers under CPI's equity compensation plans and that is outstanding immediately prior to the closing will be canceled at the closing in exchange for a payment, in cash, equal to $19.50; except that only 25% of restricted stock awards granted after the date of the merger agreement will be treated as described above and the remaining 75% of such restricted stock awards shall be cancelled without consideration.

        The following table sets forth the number of CPI restricted shares and/or restricted stock units held by CPI's executive officers as of January 7, 2011, and the estimated cash consideration that each of them will receive upon cancellation of such shares or restricted stock units upon completion of the merger.

Cash Consideration To Be Received by Executive Officers Assuming Vesting and
Cash-Out of all Outstanding CPI Restricted Shares and Restricted Stock Units

Name	No. of Accelerated Unvested CPI Restricted Shares and Restricted Stock Units (#)(1)	Total Estimated Resulting Cashout Payment ($)
O. Joe Caldarelli	27,000	526,500
Joel A. Littman	13,500	263,250
Robert A. Fickett	18,000	351,000
Andrew E. Tafler	9,000	175,500
Don C. Coleman	9,000	175,500
John R. Beighley	4,500	87,750

(1)
Includes 25% of restricted share units granted on December 1, 2010.

Indemnification and Insurance

        CPI has entered into indemnification agreements with each of its directors and executive officers, pursuant to which CPI has agreed to indemnify each such individual against all expenses and liabilities incurred or paid by such individual (i) if he was or is a party or is threatened to be made a party to any pending or threatened claim, action or proceeding (other than an action by or in the right of CPI) by reason of his service as a director or officer of CPI and (ii) to the extent permitted by applicable law if the director is a party or is threatened to be made a party to any pending or threatened claim, action, or proceeding by or in the right of CPI to procure a judgment in CPI's favor by reason of such individual's service as a director or officer of CPI. However, no indemnification is available if (i) the director or officer failed to act in good faith and in a manner such individual reasonably believed to be in or not opposed to the best interests of CPI, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful or (ii) in connection with an action by or in the right of CPI, it has been adjudicated finally by a court of competent jurisdiction that such individual is liable to CPI, including as a result of such individual receiving an improper personal benefit, unless the court determines that, despite the adjudication of liability, such individual is fairly and reasonably entitled to indemnification. The indemnification agreements also require CPI to advance expenses to each such individual incurred in connection with any action or proceeding (including an action by or in the right of CPI).

        The indemnification, advancement of expenses and insurance requirements set forth in the merger agreement relating to the CPI executive officers and directors are described under "The Merger Agreement—Covenants and Agreements—Indemnification of Directors and Officers; Insurance" beginning on page 82 of this proxy statement.

MATERIAL CONTRACTS BETWEEN PARENT AND CPI

        From time to time, in the ordinary course of business, subsidiaries of CPI purchase electronic parts from certain portfolio companies of funds managed by Veritas Capital, including Aeroflex, Inc. CPI estimates that these purchases aggregated less than $1 million per year for each of the last two fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information known to the Company with respect to the beneficial ownership of the Company's common stock as of January 7, 2011 by: (1) each of the Company's directors (including director nominees); (2) each of the Company's named executive officers (defined below); (3) all of the Company's directors and executive officers as a group; and (4) each person or group of affiliated persons whom the Company knows to beneficially own more than 5% of the Company's outstanding common stock.

        Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person's shares of common stock, underlying options that are exercisable within 60 days of January 7, 2011 are considered to be outstanding. To CPI's knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of CPI's common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 16,852,282 shares outstanding as of January 7, 2011.

        The address for those individuals for whom an address is not otherwise indicated is: c/o CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303.

Name and Address of Beneficial Owner	Number of Shares	Number of Shares Subject to Options(15)	Percent of Class
Cypress Associates II LLC(1)	8,868,738	—	52.6%
Cypress Merchant Banking Partners II L.P.(1)	8,429,065	—	50.0%
Catalyst Holdings, Inc.(2) c/o Veritas Capital Fund Management L.L.C. 590 Madison Avenue, New York, NY 10022	8,390,519	—	49.8%
AQR Capital Management LLC (3) 2 Greenwich Plaza 3rd floor Greenwich, CT 06830-6353	1,107,307	—	6.6%
Cypress Merchant B II C.V.(1)	358,332	—	2.1%
55th Street Partners II L.P.(1)	81,341	—	*
Cypress Side-by-Side LLC(4)	17,773	—	*
Jeffrey P. Hughes(5)(6)	8,886,648	—	52.7%
Michael F. Finley (7)	34,931	—	*
Michael Targoff (8)	78,170	24,517	*
William P. Rutledge(9)	17,650	6,000	*
Stephen R. Larson(10)	16,799	6,000	*
O. Joe Caldarelli	151,784	980,110	6.3%
Robert A. Fickett(11)	30,544	603,066	3.6%
Joel A. Littman(12)	39,055	364,254	2.3%
Don C. Coleman(13)	8,000	190,391	1.2%
John R. Beighley(14)	4,000	102,970	*

Name and Address of Beneficial Owner	Number of Shares	Number of Shares Subject to Options(15)	Percent of Class
Andrew E. Tafler	5,701	142,446	*
Executive officers and directors as a group (11 people)	9,273,282	2,419,754	60.7%

*
Represents less than 1% of total.

(1)
Cypress Associates II LLC ("Cypress Associates") is the managing general partner of Cypress Merchant B II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P. (all such funds, collectively, the "Cypress Funds"), and has voting and investment power over the shares held or controlled by each of the Cypress Funds. Mr. Hughes and James A. Stern are managing members of Cypress Associates. Mr. Hughes is also a member of the investment committee that exercises voting control over the shares owned by the Cypress Funds. Cypress Advisors, Inc., 437 Madison Ave, 33rd Floor, NY, NY 10022. The address of Cypress Associates and the Cypress Funds is c/o Pursuant to the voting agreement, the Cypress Funds agreed to vote 49.9% of the outstanding shares of CPI common stock in favor of the merger agreement. See the section entitled "—The Voting Agreement."

(2)
On December 6, 2010, Catalyst Holdings, Inc., The Veritas Capital Fund IV, L.P., Veritas Capital Partners IV, L.L.C. and Robert B. McKeon jointly filed a Schedule 13D with the SEC with respect to the 8,390,519 shares (subject to adjustment as set forth in the Schedule 13D) of CPI's common stock that are the subject of the voting agreement. As a result of the terms of the voting agreement, Catalyst Holdings, Inc. may be deemed to have certain shared power to vote and shared power to direct the disposition of the 8,390,519 shares (subject to adjustment as set forth in the Schedule 13D) that are the subject of the voting agreement. Veritas Capital Partners IV, L.L.C is the general partner of The Veritas Capital Fund IV, L.P., and Mr. McKeon is the sole managing member of such general partner. The Veritas Capital Fund IV, L.P. holds 100% of the equity of Catalyst Holdings, Inc. Share ownership and other information contained herein concerning these reporting persons is based solely on the Schedule 13D filed by them. Each of the filers of the Schedule 13D disclaims any beneficial ownership of shares of CPI's common stock, and nothing herein or in the Schedule 13D shall be deemed to be an admission by the filers as to the beneficial ownership of such shares.

(3)
As of September 30, 2010, based on a Schedule 13F Holdings Report filed with the Securities and Exchange Commission on November 16, 2010 reporting sole investment discretion as to all of such shares and sole voting authority as to all of such shares.

(4)
Cypress Side-by-Side LLC is a single member limited liability company of which James A. Stern is the sole member. The address of Cypress Side-by-Side LLC is c/o The Cypress Group L.L.C., 65 East 55th Street, 28th Floor, New York, New York 10022.

(5)
Mr. Hughes is a managing member of Cypress Associates, and may be deemed to share beneficial ownership of the shares shown as beneficially owned by Cypress Associates and by the Cypress Funds. In addition, Mr. Hughes is a member of the investment committee that exercises voting control over the shares owned by the Cypress Funds. Mr. Hughes disclaims beneficial ownership of the shares shown as beneficially owned by Cypress Associates and the shares shown as beneficially owned by the Cypress Funds.

(6)
Number of shares beneficially owned includes 9,646 unvested shares., which will vest in three equal installments on the day before the 2011, 2012 and 2013 annual stockholders' meeting. Unvested shares are subject to forfeiture restrictions in the event of the termination of Mr. Hughes' status as a director (other than due to death or disability).

(7)
Number of shares beneficially owned includes 3,215 unvested shares, all of which will vest on the day before the 2011 annual stockholders' meeting. Unvested shares are subject to forfeiture restrictions in the event of the termination of Mr. Finley's status as a director (other than due to death or disability).

(8)
Number of shares beneficially owned includes 3,642 unvested shares, all of which will vest on the day before the 2011 annual stockholders' meeting. Unvested shares are subject to forfeiture restrictions in the event of the termination of Mr. Targoff's status as a director (other than due to death or disability).

(9)
Number of shares beneficially owned includes 3,642 unvested shares, all of which will vest on the day before the 2011 annual stockholders' meeting. Unvested shares are subject to forfeiture restrictions in the event of the termination of Mr. Rutledge's status as a director (other than due to death or disability).

(10)
Number of shares beneficially owned includes 9,646 unvested shares., which will vest in three equal installments on the day before the 2011, 2012 and 2013 annual stockholders' meeting. Unvested shares are subject to forfeiture restrictions in the event of the termination of Mr. Larson's status as a director (other than due to death or disability).

(11)
Number of shares beneficially owned includes 8,000 unvested shares. 2,000 of the unvested shares will vest on November 30, 2011, and the remaining 6,000 unvested shares will vest in three equal installments in February 2011, 2012 and 2013. Unvested shares are generally subject to forfeiture restrictions in the event of the termination of Mr. Fickett's employment by the Company (or the applicable subsidiary) for cause (as defined in his employment agreement) or if he terminates his employment with the Company (or the applicable subsidiary) without good reason (as defined in his employment agreement).

(12)
Number of shares beneficially owned includes 6,000 unvested shares. 1,500 of the unvested shares will vest on November 30, 2011, and the remaining 4,500 unvested shares will vest in three equal installments in February 2011, 2012 and 2013. Unvested shares are generally subject to forfeiture restrictions in the event of the termination of Mr. Littman's employment by the Company (or the applicable subsidiary) for cause (as defined in his employment agreement) or if he terminates his employment with the Company (or the applicable subsidiary) without good reason (as defined in his employment agreement).

(13)
Number of shares beneficially owned includes 4,000 unvested shares. 1,000 of the unvested shares will vest on November 30, 2011, and the remaining 3,000 unvested shares will vest in three equal installments in February 2011, 2012 and 2013. Unvested shares are generally subject to forfeiture restrictions in the event of the termination of Mr. Coleman's employment.

(14)
Number of shares beneficially owned includes 2,000 unvested shares. 500 of the unvested shares will vest on November 30 2011, and the remaining 1,500 unvested shares will vest in three equal installments in February 2011, 2012 and 2013. Unvested shares are generally subject to forfeiture restrictions in the event of the termination of Mr. Beighley's employment.

(15)
Includes vested options and options that will vest within 60 days of January 7, 2011. An aggregate of 1,215,943 options, or 50.3% of the options exercisable by executive officers and directors, were issued prior to the Company's initial public offering. They were issued either through grants of options made prior to the January 2004 acquisition of the Company by affiliates of The Cypress Group that were not cashed out in connection with that acquisition and were "rolled over" as an investment into the acquired company or through grants made as an adjustment to compensate option holders for not participating in a 2005 $75.8 million special distribution to stockholders.

 FUTURE STOCKHOLDER PROPOSALS

        CPI will hold a 2011 annual meeting of stockholders only if the merger is not completed. Stockholders intending to present a proposal at CPI's annual meeting of stockholders must comply with the requirements and provide the information set forth in CPI's amended and restated bylaws. Under CPI's bylaws, a stockholder's proposal must be timely received. To be timely, the notice must be delivered personally to, or mailed to, and received at the executive office of CPI, addressed to the attention of the Corporate Secretary, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year's annual meeting of stockholders. However, in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 70 days from the first anniversary of the 2010 annual meeting, to be timely, notice by the stockholder must be received (i) no earlier than 120 days prior to such annual meeting and (ii) no later than the later of 90 days prior to such annual meeting and 10 days following the day on which public announcement of the date of such annual meeting is first made. CPI's 2010 annual meeting of stockholders was held on February 23, 2010, so to be timely, a stockholder proposal should have been received no earlier than October 26, 2010 and no later than November 25, 2010. If the merger is not consummated and we determine that the date of the 2011 annual meeting will be advanced by more than 30 days or delayed by more than 70 days from February 23, 2011, we will publicly disclose such change. If any stockholder proposal received is untimely, CPI will not be required to present it at the 2011 annual meeting of stockholders.

        Any stockholder proposal intended for inclusion in the proxy material for the 2011 annual meeting of stockholders must have been received in writing by CPI on or before the applicable date, as determined in accordance with the requirements of Exchange Act Rule 14a-8. CPI's 2010 annual meeting of stockholders was held on February 23, 2010. In order to be considered for inclusion in the proxy statement distributed to stockholders prior to the 2011 annual meeting, a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act must have been received by us in writing no later than September 23, 2010, at the following address: 811 Hansen Way, Palo Alto, California 94303, Attention: Corporate Secretary. The proposal must have otherwise satisfied the requirements of Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION

        CPI files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that has reports, proxy statements and other information about CPI. The address of that site is http://www.sec.gov. The reports and other information filed by CPI with the SEC are also available at its web site, found at http://www.cpii.com. Information on CPI's web site is not part of this proxy statement.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning CPI, without charge, by written or telephonic request directed to Investor Relations, CPI International, Inc., 811 Hansen Way, Palo Alto, California, 94303, telephone number (650) 846-2900 or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. CPI HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 10, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE PAYMENT OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CATALYST HOLDINGS, INC.,

CATALYST ACQUISITION, INC.

and

CPI INTERNATIONAL, INC.

dated as of November 24, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 24, 2010, is entered into by and among Catalyst Holdings, Inc., a Delaware corporation ("Parent"), Catalyst Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and CPI International, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

        WHEREAS, each of Parent, Merger Sub and the Company has determined that it is in its best interests for Parent to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the respective boards of directors of the Company (the "Company Board"), Parent and Merger Sub have determined and declared that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.1), are advisable and in the best interests of their respective stockholders, have approved and adopted this Agreement and the transactions contemplated hereby in accordance with the Delaware General Corporation Law (the "DGCL"), and, in the case of the Company Board, have resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger;

        WHEREAS, the board of directors of each of Parent and Merger Sub has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, The Cypress Funds LLC and certain of its Affiliates have executed a Voting Agreement in respect of shares of the Company beneficially owned by them, which is attached hereto as Exhibit A;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, The Veritas Capital Fund IV, L.P. (the "Guarantor") has provided a limited guarantee in favor of the Company ("Guarantee"); and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Certain Definitions.

        (a)   As used herein:

        "Acquisition Proposal" means a proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act), or otherwise purchase, directly or indirectly, of all or more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer, joint venture or similar transaction or series of related transactions.

        An "Affiliate" of, or a Person "affiliated" with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

        "Agreement" has the meaning set forth in the introductory paragraph of this Agreement and Plan of Merger.

        "Board Recommendation Change" means either of the following, as the context may indicate: (i) any failure by the Company Board (or any committee of the Company Board) (a "Committee") to make, or any withdrawal, qualification or modification in a manner adverse to Parent of, the Company Board Recommendation, including without limitation the Company's failure to include in the Proxy Statement when mailed the Company Board Recommendation in accordance with Section 7.3(a)(ii) or (ii) the Company or the Company Board or a Committee approving, recommending, endorsing or resolving to approve, recommend or endorse an Acquisition Proposal or recommending against the approval of the Agreement.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Committee" has the meaning set forth in the definition of Board Recommendation Change.

        "Company Board Recommendation" means the recommendation by the Company Board to the stockholders of the Company in favor of the adoption of this Agreement.

        "Company Common Stock" means the common stock, par value $0.01 per share, of the Company. "Company Common Stock" expressly includes the Company Restricted Stock.

        "Company Existing Credit Facility" means the Amended and Restated Credit Agreement, dated as of August 1, 2007, among Communications & Power Industries, Inc., as Borrower, the Company, as a Guarantor, the other Guarantors Party thereto, the Lenders Party thereto, and UBS Securities LLC and Bear Stearns & Co. Inc., as Joint Lead Arrangers and Bookrunners, and UBS AG, Stamford Branch, as Administrative Agent, Collateral Agent, Issuing Bank, and UBS Loan Finance LLC, as Swingline Lender, Bear Stearns Corporate Lending Inc., as Syndication Agent, The Royal Bank of Scotland PLC as Documentation Agent, and RBS Securities Corp. as Co-Arranger and Bookrunner.

        "Company Material Adverse Effect" shall mean any event, development, change, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect in or on the condition (financial or otherwise), business, properties or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that (except as otherwise stated) none of the following, and no event, development, change, effect or state of facts that, to the extent resulting from any of the following, shall be deemed to be or contribute to, or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect: (i) general changes in economic, market, financial or capital market, regulatory or political conditions in the United States or elsewhere in the world, (ii) terrorism, war, hostilities or natural disaster occurring in the United States or elsewhere in the world, (iii) changes in conditions generally applicable to the industry or industries in which the Company and its Subsidiaries are involved, (iv) changes in the Law or changes in GAAP or interpretations thereof, (v) any change in the Company's stock price or trading volume, or any failure, in and of itself, by the Company to meet any internal or published (by the Company or otherwise) projections, forecasts or revenue or earnings predictions or any change in any analyst recommendation concerning the Company (it being understood that the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions or such change in analyst recommendation may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, if not otherwise excepted from the definition of Company Material Adverse Effect), (vi) the downgrade in rating of any debt or debt securities of the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such downgrade may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, if not otherwise excepted from the definition of Company Material Adverse Effect), (vii) the failure to take any action as a result of any restrictions or prohibitions set forth in this Agreement with respect to which Parent failed, following the Company's request, to provide a written waiver, in each case, to the extent the resulting adverse event, development, change, effect or state of facts would have been reasonably foreseeable by Parent at such time the waiver is requested by the Company, (viii) events, developments, changes, effects or state of facts resulting from any action specifically consented to in writing by Parent following written request to take such action by the Company, in each case, to the extent the resulting adverse event, development, change, effect or state of facts would have been reasonably foreseeable by Parent at such time the waiver is requested by the Company, (ix) the taking of any action expressly required by this Agreement or the consummation of the transactions contemplated hereby, or (x) the execution, announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including any stockholder, derivative or similar actions, claims, suits or proceedings arising out of or related to this Agreement or any of the transactions contemplated by this Agreement or the Merger (provided, that the exceptions in clauses (ix) and (x) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses the consequences resulting from the entry into this Agreement or the performance or consummation of the transactions contemplated by this Agreement or the Merger or performance of the Company's obligations under this Agreement), except to the extent, in the case of clauses (i) through (iv) above, such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company and its Subsidiaries are involved (in which event the extent of such material adverse change may be taken into account in determining whether a Company Material Adverse Effect has occurred).

        "Company Permitted Liens" means (i) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, and other like Liens arising in the ordinary course of business, and deposits to obtain the release of such Liens, (ii) Liens imposed by applicable Law for (A) taxes not yet due and payable, or (B) taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) Liens disclosed on the Company Balance Sheet or the notes thereto, (iv) Liens under or in connection with building and zoning laws, codes, ordinances, and state and federal regulations governing the use of land, (v) Liens imposed pursuant to the Company Existing Credit Facility, and (vi) any Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        "Company Restricted Stock" means each restricted stock award granted under any equity compensation plan or arrangement of the Company and outstanding immediately prior to the Effective Time.

        "Competition Laws" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

        "Employee Benefit Plan" means (i) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability or with respect to which the Company or its Subsidiaries had any liability during the prior six (6) years; and (ii) each other employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries that does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability. Notwithstanding the foregoing, "Employee Benefit Plan" shall not include any Foreign Plan.

        "ESPP" means the CPI International, Inc. 2006 Employee Stock Purchase Plan, as amended.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Financing Sources" means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other debt financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements (including any definitive agreements) relating thereto.

        "GAAP" means U.S. generally accepted accounting principles.

        "Governmental Entity" means any governmental entity, including any U.S. federal, state or local, or foreign government, or any legislature, or governmental subdivision, department, agency, regulatory or administrative body, board, commission, court, tribunal or other instrumentality.

        "Intellectual Property" means all intellectual property rights of any kind or nature, including all (i) trademarks, service marks, brand names, certification marks, logos, trade dress, trade names, and corporate names, Internet domain names, designs, slogans, other indications of origin and general intangibles of like nature, including all goodwill, common law rights, registrations and applications related to the foregoing, (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing, moral rights, (iii) patents, patent applications and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications related to the foregoing, (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, and (v) trade secrets, customer data, technology, know-how, proprietary processes, formulas, algorithms, models and methodologies.

        "Knowledge of the Company" shall mean the actual knowledge, after reasonable inquiry, of O. Joe Caldarelli, Robert A. Fickett, Joel A. Littman, Andrew E. Tafler, Don C. Coleman, Dave Elliott, Grant Hintze, Mike Boyle and Tony Russell.

        "Knowledge of Parent" shall mean the actual knowledge, after reasonable inquiry, of Robert B. McKeon, Hugh D. Evans and Jeffrey P. Kelly.

        "Marketing Period" shall mean the first period of 20 consecutive Business Days after the date hereof throughout which (A) the Company shall have provided to Parent the Required Information that the Company is required to provide pursuant to Section 7.14(c), (B) the Proxy Statement is cleared by the SEC for mailing to the stockholders of the Company and (C) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided, however, that if the Marketing Period would commence but not end prior to December 18, 2010, then the Marketing Period (i) shall commence no earlier than January 3, 2011 and (ii) shall only be required to be 15 consecutive Business Days (but otherwise shall be subject to all other requirements with respect thereto set forth in this definition during such 15 consecutive Business Day period); and provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 20 consecutive Business Day period (or, if applicable, 15 consecutive Business Day period) the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive Business Day period (or, if applicable, 15 consecutive Business Day period) would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive Business Day period (or, if applicable, 15 consecutive Business Day period) to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive Business Day period (or, if applicable, 15 consecutive Business Day period) or to enable the Company's accountants to provide a customary comfort letter at such time, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive Business Day period (or, if applicable, 15 consecutive Business Day period) or enable the Company's accountants to provide a customary comfort letter at such time; and provided, further, that the "Marketing Period" shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (1) the Company's independent registered accounting firm shall have withdrawn or qualified its audit opinion with respect to any audited financial statements contained in the Required Information other than qualifications set forth in Section 1.1 of the Company Disclosure Letter, (2) the Company shall have publicly announced any intention to restate any financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has determined that no restatement shall be required, or (3) the Company shall have failed to file any report with the SEC when due, in which case the Marketing Period will be deemed not to commence unless and until all such reports have been filed.

        "NASDAQ" means the Nasdaq Global Select Market.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or any other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Subsidiary" means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns at least fifty percent (50%) of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

        "Tax" means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liabilities of any other Person) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers' compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

        "Tax Return" means any and all returns, reports or similar filings (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

        "Taxing Authority" means any federal, state, local, or foreign government authority responsible for the assessment, determination, collection or imposition of any Tax (including the U.S. Internal Revenue Service).

        "Third Party" means any Person other than Parent, Merger Sub or any Affiliates thereof.

        "Treasury Regulations" means the Treasury Regulations (including temporary regulations) promulgated by the United States Treasury Department with respect to the Code or other federal tax statutes.

        "Voting Agreement" means the Voting Agreement, by and among Parent and the stockholders named therein dated as of the date hereof, which is attached hereto as Exhibit A and which was approved by the Company Board prior to the execution thereof.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Alternative Transaction	9.5(b)
Anti-Bribery Laws	5.16(b)
Anti-takeover Laws	5.24
Bid	5.17(d)
Certificate of Merger	2.4
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Actions	5.7
Company Balance Sheet	5.13(a)
Company Board	Recitals
Company Bylaws	5.1
Company Capital Stock	5.2(a)
Company Certificate	5.1
Company Contracts	5.17(a)
Company Disclosure Letter
Company Government Contract	5.17(d)
Company Government Subcontract	5.17(d)
Company Permits	5.18(a)
Company Preferred Stock	5.2(a)
Company Real Property	5.13(b)
Company Real Property Leases	5.13(c)
Company Restricted Stock Unit	4.3(b)
Company SEC Reports	5.5(a)
Company Stockholder Approval	5.4(b)
Confidentiality Agreement	7.5(e)
Continuing Employees	7.8(a)
Contract	5.17(a)(i)

Debt Commitment Letter	6.5
Debt Financing	6.5
DGCL	Recitals
Dissenting Shares	4.1(d)
Effective Time	2.4
Environmental Laws	5.12(a)(i)
Equity Commitment Letter	6.5
Excluded Shares	4.1(b)
Financing	6.5
Financing Commitments	6.5
Foreign Plan	5.10(i)
Guarantor	Recitals
Hazardous Material	5.12(a)(i)
HSR Act	5.4(a)(ii)
Indebtedness	7.1(n)
Indemnified Parties	7.7(b)
Law	5.16(a)
Letter of Transmittal	4.2(b)
Liens	5.2(d)
Material Intellectual Property	5.15(b)
Merger	2.1
Merger Consideration	4.1(a)
Merger Sub	Preamble
Merger Sub Capital Stock	6.2
Non-Controlled Entity	5.2(f)
Offering Documents	7.14(c)
Order	5.16(a)
Palo Alto Facility	5.12(a)(vi)
Parent	Preamble
Parent Disclosure Letter	Article VI
Parent Material Adverse Effect	6.1
Parent Representatives	7.5(a)
Parent Termination Fee	9.5(e)
Parent-Related Fees and Expenses	9.5(d)
Paying Agent	4.2(a)
Permits	5.4(a)(ii)
Proxy Statement	7.3(a)(i)
Required Information	7.14(c)
SEC	5.5(a)
Stockholders Meeting	7.3(a)(iii)
Superior Acquisition Proposal	7.2(f)
Surviving Corporation	2.1
Termination Date	9.2
Termination Fee	9.5(b)
Varian	5.12(c)
Varian Agreements	5.12(c)
Voting Company Debt	5.2(c)
WARN	5.11(d)

ARTICLE II

THE MERGER

        2.1    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.4), the Company and Merger Sub shall consummate a merger (the "Merger") in which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the Laws (as defined in Section 5.16) of the State of Delaware, and (c) the separate corporate existence of the Company shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers, immunities and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

        2.2    Effects of the Merger.    The Merger will have the effects set forth in this Agreement and Section 259 of DGCL.

        2.3    Closing.    The closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036-6522, on a date to be specified by Parent, which date shall not be later than the second Business Day following the date on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived (to the extent permitted by Law) in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted, waiver of conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (x) a date during the Marketing Period (but in any event prior to the Termination Date) to be specified by Parent on no less than three (3) Business Days' notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing), or (y) the third Business Day after the final day of the Marketing Period (but in any event prior to the Termination Date), or (b) at such other place, time and date as Parent and the Company may agree. The date on which the Closing takes place is referred to herein as the "Closing Date."

        2.4    Effective Time.    Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the appropriate parties hereto shall execute in the manner required by the DGCL and file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), and the parties hereto shall take such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective upon the filing of the Certificate of Merger or at such date and time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time that the Merger becomes effective being hereinafter referred to as the "Effective Time").

ARTICLE III

SURVIVING CORPORATION

        3.1    Certificate of Incorporation.    At the Effective Time, the Certificate of Incorporation of the Company shall be amended so as to read in the form of Exhibit B hereto, and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter further amended in accordance with the DGCL and the provisions of such Certificate of Incorporation.

        3.2    Bylaws.    At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and the provisions of the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

        3.3    Directors.    The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

        3.4    Officers.    The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE IV

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

        4.1    Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.

        (a)    Merger Consideration.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Surviving Corporation or the holders of any shares of Company Capital Stock or the holders of any capital stock of Merger Sub, each issued and outstanding share of Company Common Stock including each vested share of Company Restricted Stock that is outstanding at the Effective Time (other than Excluded Shares (as defined in Section 4.1(b)) and Dissenting Shares (as defined in Section 4.1(d))) shall, by virtue of the Merger, be converted into the right to receive, pursuant to Section 4.2, upon the surrender of the certificates evidencing the Company Common Stock (or evidence of shares in book entry form), an amount per share of Company Common Stock in cash equal to $19.50 (the "Merger Consideration"), without interest thereon, and such shares of Company Common Stock (or evidence of shares in book entry form) shall be automatically cancelled and extinguished, in accordance with Section 4.2. Notwithstanding the foregoing and subject to Section 7.1(c), if prior to the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, and, in each such case, the record date for such transaction is between the date of this Agreement and the Effective Time, then any number or amount contained herein that is based upon the number of shares of Company Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 4.4, the right of any holder of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

        (b)   At the Effective Time, each share of Company Common Stock issued and outstanding and owned by Parent, its Affiliates, Merger Sub or any other wholly owned Subsidiary of Parent, or held in the treasury of the Company or owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time (collectively, the "Excluded Shares") shall cease to be outstanding, and shall be automatically cancelled and retired without payment of any consideration therefor and shall cease to exist.

        (c)   At the Effective Time, each share of Merger Sub Capital Stock outstanding immediately prior to the Effective Time shall be converted into a share of capital stock of the Surviving Corporation.

        (d)    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall serve prompt written notice to Parent of any demands for appraisal, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company in respect of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle or waive any failure to timely deliver a written demand with respect to, any such exercise of appraisal rights, or agree to do any of the foregoing.

        4.2    Exchange of Stock Certificates.    Certificates (or evidence of shares in book entry form) for shares of Company Common Stock shall be exchanged for the Merger Consideration in accordance with the following procedures:

          (a)   Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company to act as paying agent under this Agreement (the "Paying Agent") and who shall serve pursuant to an agreement between Parent and the Paying Agent. Prior to the Effective Time, Parent shall deliver or cause to be delivered to the Paying Agent, in trust for the benefit of the holders of Company Common Stock, an amount in cash equal to the Merger Consideration multiplied by the number of shares of Company Common Stock to be converted in the Merger (the "Exchange Fund"). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 4.1(a).

          (b)   As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Paying Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Parent may specify, subject to the Company's reasonable approval), together with instructions thereto. Upon (i) in the case of shares of Company Common Stock represented by a certificate, the surrender of such certificate for cancellation to the Paying Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an "agent's message" by the Paying Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive (and the Paying Agent shall deliver) a bank check for an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock to be converted in the Merger.

          (c)   In no event shall the holder of any surrendered certificates (or evidence of shares in book entry form) be entitled to receive interest on any of the Merger Consideration to be received in the Merger.

          (d)   If any check for the Merger Consideration is to be issued in the name of a Person other than the Person in whose name the certificates (or electronic equivalents) surrendered for exchange therefor are registered, it shall be a condition of the exchange that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of issuance of such check to a Person other than the registered holder of the certificates (or electronic equivalents) surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

          (e)   If for any reason (including losses) the Paying Agent shall not have sufficient funds to pay the amounts to which holders of Company Common Stock are entitled under this Article IV, Parent and the Surviving Corporation shall take all steps necessary to promptly deposit with the Paying Agent additional cash sufficient to make all payments required under this Article IV. Any funds deposited with the Paying Agent (including any interest received with respect thereto) that remain undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article IV shall thereafter look only to Parent and Surviving Corporation for payment of its claim for Merger Consideration, without any interest thereon.

          (f)    If any certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond, in such amount as Parent or the Paying Agent may reasonably direct, as indemnity against any claim that may be made against it with respect to such certificate, Parent shall direct the Paying Agent to issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such certificate, as contemplated by this Article IV.

          (g)   None of the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (h)   Except for the right to surrender of the certificate(s) (or evidence of shares in book entry form) representing the Company Common Stock in exchange for the right to receive the Merger Consideration with respect to each share of Company Common Stock, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time and each holder of Company Common Stock shall cease to have any rights as a stockholder of the Company, and no transfer of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation.

        4.3    Stock Options; Restricted Stock; Restricted Stock Units.

        (a)   Each option to purchase shares of Company Common Stock granted under any equity compensation plan or arrangement of the Company and outstanding immediately prior to the Effective Time (a "Company Option") shall become fully vested and exercisable immediately prior to, and then shall be canceled at the Effective Time, or in the case of Company Options held by Employees set forth on Section 4.3(a) of the Company Disclosure Letter, immediately after the Effective Time, in exchange for a payment with the aggregate amount of such payment rounded up to the nearest cent, in cash, equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of the Company Option, and (ii) the total number of shares of Company Stock subject to such fully vested and exercisable Company Option as in effect immediately prior to the Effective Time (the "Option Consideration."), except as provided on Section 7.1(f) of the Company Disclosure Letter with respect to certain Company Options which shall lapse and be cancelled for no consideration. The Option Consideration shall be paid in a lump sum at the Effective Time, or in the case of Company Options held by Employees set forth on Section 4.3(a) of the Company Disclosure Letter, immediately after the Effective Time.

        (b)   Each restricted stock unit granted under any equity compensation plan or arrangement of the Company and outstanding immediately prior to the Effective Time ("Company Restricted Stock Unit") shall be canceled at the Effective Time in exchange for a payment, in cash, equal to the Merger Consideration (the "RSU Consideration"), except as provided in Section 7.1(f) of the Company Disclosure Letter with respect to certain Restricted Stock Units which shall lapse and be cancelled for no consideration.

        Each share of Company Restricted Stock shall be vested and converted into the right to receive the Merger Consideration in accordance with Section 4.1(a), except as provided on Section 7.1(f) of the Company Disclosure Letter with respect to certain shares of Company Restricted Stock which shall not vest and shall be cancelled for no consideration.

        (c)   Prior to the Effective Time, the Company shall take all necessary actions (i) to effect the measures contemplated by this Section 4.3, including but not limited to adoption of any plan amendments, obtaining Company Board approval and/or obtaining any consents and (ii) to ensure that no Person has any rights to acquire Company Common Stock or common stock of the Parent or any of its Subsidiaries (including the Surviving Corporation) pursuant to any Employee Benefit Plan or any Foreign Plan following the cancellation of Company Options and Company Restricted Stock Units as set forth in this Section 4.3.

        4.4    Withholding Rights.    Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation, Parent and its Subsidiaries, and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any federal, state, local or foreign Tax Law. If the Paying Agent, the Surviving Corporation, Parent or its Subsidiaries, or any of their respective agents, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options, Company Restricted Stock or Company Restricted Stock Units in respect of which the Paying Agent, the Surviving Corporation, Parent or its Subsidiaries or the agent, as the case may be, made such deduction and withholding.

        4.5    Certain Company Actions.    Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Article IV by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

 ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as qualified or supplemented by (i) the Company SEC Reports filed after October 2, 2009 and prior to the date hereof (excluding any disclosures set forth in any section of a Company SEC Report entitled "Risk Factors" or "Forward-Looking Statements" or any other disclosures included in such filings to the extent that they are forward-looking in nature and do not contain a reasonable level of detail about the risks of which the statements warn), or (ii) sections in a separate Company Disclosure Letter delivered by the Company to Parent at, but prior to, the execution of this Agreement (the "Company Disclosure Letter"), and which is numbered by reference to representations and warranties in a specific section of this Agreement; provided that (x) any facts, items or exceptions disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed on another section of the Company Disclosure Letter if the relevance of such fact, item or exception to such other section would be reasonably apparent and (y) any listing of any fact, item or exception in any section of the Company Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purposes of this Agreement or otherwise, the Company represents and warrants to Parent and Merger Sub as follows:

        5.1    Corporate Organization and Qualification.    Each of the Company and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where a failure to so qualify or be in good standing does not and would not constitute a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or limited liability company power and authority, and possesses all material governmental licenses, permits, authorizations and approvals necessary, to own, lease or otherwise hold its properties and other assets and to carry on its business in substantially the manner as it is now being conducted. The Company has previously made available to Parent complete and correct copies of the Company's Amended and Restated Certificate of Incorporation (the "Company Certificate") and Amended and Restated Bylaws (the "Company Bylaws"), and the equivalent organizational documents of each of the Company's Subsidiaries.

        5.2    Capitalization.

        (a)   The authorized capital stock of the Company (the "Company Capital Stock") consists of 100,000,000 shares, 90,000,000 shares of which are designated as Company Common Stock, and 10,000,000 shares of which are designated as preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of November 22, 2010, 16,814,666 shares of Company Common Stock were issued and outstanding (including 128,116 shares of Company Restricted Stock for which the restrictions have not yet lapsed, and which are included in Section 5.2(b)(ii) below), and no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Except as set forth in Section 5.2(a) of the Company Disclosure Letter, no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company and no shares of Company Common Stock or Company Preferred Stock are held by Subsidiaries of the Company.

        (b)   (i) As of November 22, 2010, 3,345,992 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options. Section 5.2(b)(i) of the Company

Disclosure Letter lists, as of the close of business on November 22, 2010, all outstanding Company Options, the number of shares of Company Common Stock subject to each Company Option, the grant dates and exercise prices of each Company Option, the vesting schedule of each Company Option, and the names of the holders thereof.

        (ii)   As of November 22, 2010, 128,116 shares of Company Restricted Stock were issued and outstanding. Section 5.2(b)(ii) of the Company Disclosure Letter lists, as of the close of business on November 22, 2010, all outstanding shares of Company Restricted Stock, the grant dates of each award of Company Restricted Stock, the vesting schedule of each award of Company Restricted Stock, and the names of the holders thereof.

        (iii)  As of November 22, 2010, 182,225 shares of Company Common Stock were reserved for issuance upon the settlement of outstanding Company Restricted Stock Units. Section 5.2(b)(iii) of the Company Disclosure Letter lists, as of the close of business on November 22, 2010, all outstanding Company Restricted Stock Units, the grant dates of each award of Company Restricted Stock Units, the vesting schedule of each award of Company Restricted Stock Units, and the names of the holders thereof.

        (iv)  As of November 22, 2010, 1,284,683 shares of Company Common Stock were available for issuance pursuant to additional grants of Company Options, Company Restricted Stock and Company Restricted Stock Units under the Company's equity compensation plans and arrangements.

        (v)   As of November 22, 2010, 283,464 shares of Company Common Stock were issued and outstanding under the ESPP, and 476,536 shares of Company Common Stock were available for issuance under the ESPP.

        (c)   Except as set forth above and in Section 5.2(c) of the Company Disclosure Letter or pursuant to option, restricted stock and restricted stock unit grants to employees of the Company after the date of this Agreement, pursuant to Section 7.1, there are not any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Company Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Company Capital Stock or any shares of the capital stock of any of its Subsidiaries. All outstanding shares of Company Common Stock, Company Options, and Company Restricted Stock have been issued in compliance with and not in violation of any applicable federal or state securities laws (other than state "blue sky" laws). There are no bonds, debentures, notes or other indebtedness or debt securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote ("Voting Company Debt"). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, contract, arrangement or undertaking, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries.

        (d)   Except as set forth in Section 5.2(d) of the Company Disclosure Letter, all outstanding shares of capital stock or other equity interests of the Company's Subsidiaries are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, mortgages, security interests, charges, encumbrances, claims and options of any nature ("Liens"), except for Company Permitted Liens.

        (e)   Section 5.2(e) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Subsidiary of the Company or any of its Subsidiaries and the record ownership of all issued and outstanding shares thereof, and (ii) the percentage and type of ownership interest thereof held by the Company or its Subsidiaries.

        (f)    Section 5.2(f) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Person, other than a Subsidiary of the Company, in which the Company or the Company's Subsidiaries own any equity interest (each, a "Non-Controlled Entity"), and (ii) the percentage and type of ownership interest thereof held by the Company or its Subsidiaries.

        5.3    Authority Relative to This Agreement.    The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Merger and the adoption of this Agreement by holders of the shares of Company Capital Stock in accordance with the DGCL and the Company Certificate. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, the Company Board has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) approved, and declared advisable, this Agreement and the Voting Agreement, (ii) determined that the terms of this Agreement and the Voting Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Company submit the adoption of this Agreement to a vote at the Stockholders Meeting, and (iv) subject to Section 7.2, recommended that the stockholders of the Company adopt this Agreement at the Stockholders Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

        5.4    Consents and Approvals; No Violation.

        (a)   Neither the execution and delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will:

            (i)  conflict with or result in any breach of any provision of the Company Certificate or Company Bylaws or the respective organizational documents of any of the Company's Subsidiaries;

           (ii)  require any consent, approval, authorization or permit of, or filing with or notification to ("Permits"), any Governmental Entity, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any other applicable U.S. or foreign Competition Laws; (B) the filings and consents listed in Section 5.4(a)(ii) of the Company Disclosure Letter; (C) pursuant to the applicable requirements of the Securities Act and the Exchange Act; (D) the filing of the Certificate of Merger with the

  Secretary of State of the State of Delaware pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business; (E) as may be required by any applicable state securities or "blue sky" Laws or state takeover Laws; or (F) pursuant to the rules and regulations of the NASDAQ;

          (iii)  except as set forth in Section 5.4(a)(iii) of the Company Disclosure Letter, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien), or require any consent or notice under any of the terms, conditions or provisions of any Company Contract, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained; or

          (iv)  assuming that the Permits referred to in this Section 5.4 are duly and timely obtained or made and the approval of the Merger and this Agreement by the Company's stockholders has been obtained, materially violate any Law or Order applicable to the Company or any of its Subsidiaries, or to any of their respective assets.

        (b)   Assuming the accuracy of the representations set forth in Section 6.12, the affirmative vote of a majority of the voting power of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's or its Subsidiaries' securities necessary to approve and adopt this Agreement and the Merger.

        5.5    SEC Reports; Financial Statements; Controls.

        (a)   The Company has timely filed or furnished all forms, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the "SEC") since April 27, 2006, pursuant to the federal securities Laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented modified or amended since the time of filing, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from (i) the SEC with respect to the Company SEC Reports, or (ii) any other Governmental Entity with respect to any required statutory financial statements. The Company has not received written notice that any of the Company SEC Reports is the subject of ongoing SEC review. Except as set forth on Section 5.5(a) of the Company Disclosure Letter, none of the Subsidiaries of the Company is required to file or furnish reports with the SEC pursuant to the Exchange Act.

        (b)   The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports (the "Financial Statements"), as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments that are not material and the lack of footnotes), and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP. Since April 27, 2006, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

        (c)   The Company has timely filed or furnished all forms, reports and documents (including statutory audits) required to be filed or furnished by it with any foreign Governmental Entity since April 27, 2006, pursuant to applicable Laws and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements. Any such statutory financial statements of the Company or its Subsidiaries (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of such foreign Governmental Entity with respect thereto, (ii) were prepared in accordance with applicable Law and accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) present fairly, in all material respects, the consolidated financial position of the Company or the applicable Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with applicable Law and accounting principles.

        (d)   The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto, which are applicable to the Company. The Company maintains internal controls over financial reporting that provide reasonable assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Company's assets, (ii) transactions are executed with management's authorization, (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets, (iv) access to assets is permitted only in accordance with management's general or specific authorization, and (v) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (e)   The Company has delivered to Parent complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in the Company's internal control over financial reporting for the fiscal years 2008 and 2009 and any other management letters or similar correspondence from any independent auditor of the Company or any of its Subsidiaries received for the fiscal years 2008 and 2009. The Company has implemented such programs and taken such steps as it believes are reasonably necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that are applicable to the Company and has not received any written notification that its independent auditor believes that the Company (i) will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment, or (ii) will not be able to issue unqualified attestation reports with respect thereto.

        (f)    The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are reasonably effective to ensure that all material information concerning the Company is made known on a reasonably timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

        (g)   Since April 27, 2006, (i) none of the Company, its directors, executive officers or any of the Company's Subsidiaries, nor, to the Knowledge of the Company, any employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

        5.6    Absence of Certain Changes or Events.    Since October 2, 2009 until the date of this Agreement, (1) the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice in all material respects and (2) there shall not have occurred, and the Company has not suffered any Company Material Adverse Effect, and, to the Knowledge of the Company, no fact or condition exists on the date hereof which, individually or in the aggregate, constitutes or would constitute, a Company Material Adverse Effect.

        5.7    Litigation.    Section 5.7 of the Company Disclosure Letter sets forth all actions, claims, suits, proceedings or investigations by Governmental Entities or self-regulatory entities (including NASDAQ) pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties, or any present or former officer, director, or employee of the Company or its Subsidiaries in their capacity as such, before (or, in the case of threatened, that would be before) or by any Governmental Entity or arbitrator ("Company Actions"). There are no Company Actions that, individually or in the aggregate, constitute or would constitute a Company Material Adverse Effect.

        5.8    Proxy Statement.    The Proxy Statement and other materials prepared by the Company and distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Merger Sub or Parent for inclusion in the Proxy Statement.

        5.9    Taxes.

        (a)   The Company and its Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) with the appropriate Taxing Authority all material Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects, (ii) have timely paid all material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return), (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Reports for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and (iv) have not received written notice of any deficiencies for any material Tax from any Taxing Authority, against the Company or any of its Subsidiaries, for which there are not adequate specific reserves on the financial statements included in the Company SEC Reports.

        (b)   Neither the Company nor any of its Subsidiaries is the subject of any currently pending tax audit or other proceeding with respect to material Taxes nor has any Tax audit or other proceeding with respect to material Taxes been proposed or threatened against any of them. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens. No claim has ever been made in writing by a Taxing Authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

        (c)   Neither the Company nor any of its Subsidiaries is obligated by law or by any written contract, agreement or other arrangement to indemnify any other person (other than the Company and its Subsidiaries) with respect to any material Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any material Taxes of any person other than the Company and its Subsidiaries.

        (d)   The Company and its Subsidiaries have timely withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid and reported in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

        (e)   Neither the Company nor any of its Subsidiaries was a "distributing corporation" or "controlled corporation" in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

        (f)    Neither the Company nor any of its Subsidiaries has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4 or any other corresponding or similar provision of state, local or foreign Laws.

        (g)   Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any material adjustment for a taxable period ending after the Closing under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

        (h)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any "closing agreement" described in

Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding Taxes) executed on or prior to the date of this Agreement.

        (i)    Neither the Company nor any of its Subsidiaries will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulation Section 1.1502 (or any corresponding or similar provision of state, local, or foreign income Tax law).

        (j)    The Company has made available to Parent or its legal or accounting representative copies of all material federal and state Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended September 25, 2003.

        (k)   No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into, requested or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries that would have any continuing effect in the determination of Tax liability of the Company or any of its Subsidiaries in any taxable period for which a Tax Return has not been filed.

        5.10    Employee Benefit Plans.

        (a)    Section 5.10(a)    of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of each Employee Benefit Plan and each material Foreign Plan, and each other Foreign Plan to the extent a Foreign Plan covers 10 or more individuals. The Company has delivered to Parent on the date hereof a true, correct and complete copy (in each case, if applicable) of each (i) Employee Benefit Plan and, to the extent required to be listed on Section 5.10(a) of the Company Disclosure Letter, Foreign Plan, including any amendment thereto; (ii) summary plan description; (iii) trust, insurance, annuity or other funding Contract related thereto; (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; and (v) the three (3) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto.

        (b)   Each Employee Benefit Plan has been administered in compliance with its terms and operated in compliance with ERISA, the Code and all other applicable Laws. Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan, or any plan, agreement or arrangement that would be an Employee Benefit Plan if adopted, or to modify any existing Employee Benefit Plan, except as required by applicable Law. Except as required by applicable Law, there are no limitations or restrictions on the right of the Company or its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or its Subsidiaries, including the Surviving Corporation, to merge, amend or terminate any Employee Benefit Plan.

        (c)   Except as set forth on Section 5.10(c) of the Company Disclosure Letter, no Employee Benefit Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law. With respect to each Employee Benefit Plan set forth on Section 5.10(c) of the Company Disclosure Letter, the full direct cost of benefits is borne by the current or former employee or director (or beneficiary thereof) and the coverage of such current or former employees does not adversely affect the premiums or rates payable by the Company or its Subsidiaries with respect to other current employees.

        (d)   With respect to each Employee Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, (i) each such Employee Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

        (e)   Neither the Company nor any of its ERISA Affiliates has ever contributed to or had any obligation to contribute to: (i) a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code; (ii) a "multiemployer plan" (within the meaning of Section 3(37) of ERISA); (iii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code); (iv) any "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code); or (v) any "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability that has not been satisfied in full.

        (f)    There are no pending, or to the Knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Employee Benefit Plan or any Foreign Plan, by any employee or beneficiary covered under any such Employee Benefit Plan or Foreign Plan, as applicable, or otherwise involving any such Employee Benefit Plan or Foreign Plan (other than routine claims for benefits).

        (g)   Except as set forth on Section 5.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or other service provider of the Company or any Subsidiary to severance pay, unemployment compensation, a change of control payment or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or other service provider. Except as set forth on Section 5.10(g) of the Company Disclosure Letter, neither the Company nor any Subsidiary is party to any contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payment" for purposes of Section 280G or Section 4999 of the Code.

        (h)   Each Employee Benefit Plan that is a "nonqualified deferred compensation plan" (as defined for purposes of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been "materially modified" (within the meaning of Internal Revenue Service Notice 2005-1) at any time after October 3, 2004 or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.

        (i)    Each plan, arrangement, agreement or contract that would otherwise meet the definition of an "Employee Benefit Plan" but which is subject to any Law other than U.S. federal, state or local Law ("Foreign Plan") has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with applicable Laws. Each Foreign Plan required to be registered or approved by a non-U.S. Governmental Entity has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Company and its Subsidiaries as a whole. Each Foreign Plan is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Law, and the fair market value of the assets held under each Foreign Plan that is a pension plan or that is funded on an actuarial basis is sufficient so as to permit a termination of each such Foreign Plan, in full compliance with applicable Law (to the extent such a fully funded or fully insured Foreign Plan may be terminated in accordance with applicable Law), immediately after the Closing Date without Parent, the Surviving Corporation or any of their Affiliates being required to make additional contributions to such Foreign Plan (or related trust) or to incur any liability with respect to the funding or payment of benefits under such Foreign Plan. No Foreign Plan in Canada is a "multi-employer plan" (or substantially similar plan) under any Canadian Law.

        5.11    Labor Matters.

        (a)   Neither the Company nor any of its Subsidiaries has used the services of workers provided by third-party contract labor suppliers, temporary employees, "leased employees" (within the meaning of Section 414(n) of the Code) or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Employee Benefit Plan or the imposition of penalties or excise taxes with respect to any Employee Benefit Plan by the Internal Revenue Service, the Department of Labor, or any other Governmental Entity.

        (b)   Except as set forth in Section 5.11(b) of the Company Disclosure Letter, no individual is or is part of a unit represented by a labor union, labor organization, workers' association, works council or other collective group of employees which represents any group of employees of the Company or any of its Subsidiaries in connection with his or her employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or similar labor agreement covering employees or former employees of the Company or any of its Subsidiaries. There are no (i) labor strikes, slowdowns or stoppages currently pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, (ii) representation claims, certification applications, or petitions pending before any Governmental Entity or any organizing efforts or challenges concerning representation with respect to the employees of the Company or any of its Subsidiaries or (iii) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement. No notice, consent or opinion of any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries is required in connection with the signing of this Agreement or the consummation of the transaction contemplated by this Agreement, except where a failure to obtain any such notice, consent or opinion does not and would not (i) constitute a Company Material Adverse Effect or (ii) reasonably be expected to materially impair, prevent or delay the ability of the Company to consummate the Merger and the other transactions to be performed or consummated by the Company pursuant to this Agreement.

        (c)   To the Knowledge of the Company, no employee of the Company or its Subsidiaries at the level of division manager or above is in violation of any term of any nondisclosure or restrictive covenant obligation to a former employer of any such employee.

        (d)   Since the date of the Company Balance Sheet until the date hereof, neither the Company nor any of its Subsidiaries has effectuated or announced or plans to effectuate or announce (i) a "plant closing," as defined in the U.S. Workers Adjustment and Retraining Notification Act ("WARN") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a "mass layoff" (as defined in the WARN), (iii) a mass termination under applicable employment standards legislation, or (iv) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar applicable Law.

        5.12    Environmental Laws and Regulations.

        (a)   Except as set forth in Section 5.12(a) of the Company Disclosure Letter:

            (i)  the Company and each of its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) is, and has been, since January 1, 2000, in compliance in all material respects with all applicable Laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), and including, without limitation, Laws relating to the exposure to, disposal or releases or threatened releases of Hazardous Material (as defined below) (collectively, "Environmental Laws"), with "Hazardous Material" meaning, individually or collectively, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Law, and including toxic mold;

           (ii)  there are no pending or, to the Knowledge of the Company, threatened claims for liability under, or noncompliance with, any Environmental Laws against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any Non-Controlled Entity), and neither the Company nor any of its Subsidiaries (or, to the Knowledge of the Company, any Non-Controlled Entity) has received written notice of, or, to the Knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under, or violation of, or non-compliance with, any Environmental Law that remains outstanding or unresolved;

          (iii)  There have been no releases by the Company or its Subsidiaries, or to the Knowledge of the Company and its Subsidiaries, by any other Person, of any Hazardous Materials that have had or that could reasonably be expected to form the basis of any claim for or material liability under, or material violation of, or non-compliance with, any Environmental Laws against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any Non-Controlled Entity) or against any Person whose liabilities for such claims the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any Non-Controlled Entity) has, or may have, retained or assumed, either contractually or by operation of Law;

          (iv)  there is no condition on, at, under or related to any real property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) including related to real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries or created by the Company's or any of its Subsidiaries' (or, to the Knowledge of the Company, any Non-Controlled Entity's) operations that could reasonably be expected to give rise to any material liability for the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any Non-Controlled Entity), including the imposition of any fines or penalties, under applicable Environmental Laws;

           (v)  the Company and its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) have obtained and are in compliance, in all material respects, with all material Permits issued pursuant to any Environmental Laws applicable to the Company, its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) and the properties used by the Company and its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) in the operation of their business, and all such material Permits are valid and in good standing; and

          (vi)  Section 5.12(a)(vi) of the Company Disclosure Letter sets forth a true, complete and correct list of all Permits pursuant to any Environmental Laws applicable to the Company and its Subsidiaries that are required as of the date hereof to lawfully operate all Company Real Property and the business at 607, 811 and 3120 Hansen Way, Palo Alto, California (the "Palo Alto Facility") as currently conducted and which the Company and its Subsidiaries have obtained.

        (b)   The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any material reports, studies, data, analyses, tests or monitoring possessed by or in the control of the Company, its Subsidiaries and, to Knowledge of the Company, each Non-Controlled Entity pertaining to the environmental condition of, or Hazardous

Materials in, on, from, beneath or adjacent to, any property currently owned, operated or leased by the Company, its Subsidiaries or any Non-Controlled Entity, or regarding compliance with applicable Environmental Laws by Company, its Subsidiaries or any Non-Controlled Entity.

        (c)   The obligations of Varian Medical Systems, Inc. (and any of its predecessors and successors, as applicable) (collectively, "Varian"), including, without limitations, any environmental and/or indemnification obligations, under the Varian Agreements are still, to the Knowledge of the Company, valid, in effect and binding upon Varian in accordance with their terms. To the Knowledge of the Company, none of the parties to the Varian Agreements is in material breach thereof or default thereunder, no event has occurred which with notice or the lapse of time or both would constitute a material default or violation by any party to the Varian Agreements and no party to such agreements will be in material breach thereof or default thereunder as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. As used in this section, the "Varian Agreements" mean: the Stock Sale Agreement by and between Varian Associations, Inc., and Communications & Power Industries Holding Corporation, dated as of June 9, 1995, including the amendments thereto; the Agreement re: Environmental Matters Among 301 Industrial LLC, 301 Holding LLC, Communications & Power Industries, Inc., Varian Medical Systems, Inc., and Palo Alto Medical Foundation, dated June 18, 2004, and any amendments thereto; the Modification Agreement between Varian Medical Systems, Inc. and Communications & Power Industries, Inc., effective as of June 18, 2004; and the Agreement Regarding Agreement re: Environmental Matters and Agreement of Purchase And Sale by and between 301 Industrial LLC, Communications & Power Industries, Inc., and, Palo Alto Medical Foundation, dated August 31, 2006 and any amendments thereto. All of the environmental conditions at, on, under or relating to any of the real property that is subject to the Varian Agreements and which are being, or have been, investigated and/or remediated are the sole responsibility of Varian under the Varian Agreements and, to the Knowledge of the Company, there are no other conditions involving the release or presence of Hazardous Materials at, on, under or relating to any such real property that would not reasonably be expected to be the responsibility of Varian under the Varian Agreements.

        (d)   Neither the Company nor any of its Subsidiaries is aware of, or has received notice of, any requirement of Law (including, without limitation, Environmental Law, land use, zoning or similar Law) that would be reasonably likely to require them to move, relocate or suspend all or any portion of the operations currently undertaken at the Palo Alto Facility. Neither the Company nor any of its Subsidiaries has reason to believe that it will be required to expend material costs to address any local land use or zoning requirement or Environmental Law related to the operations at the Palo Alto Facility.

        5.13    Property and Assets.

        (a)   The Company or a Subsidiary of the Company has good and valid title to, or a valid leasehold interest in, all the material properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the Company Real Property and all the properties and assets reflected in the balance sheet contained in the most recent Form 10-Q of the Company filed with the SEC (the "Company Balance Sheet") (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All Company Real Property (as defined in Section 5.13(b)) and all such assets are free and clear of all Liens, except for Company Permitted Liens.

        (b)   Section 5.13(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all material real property owned, leased or subleased by the Company and its Subsidiaries as of the date hereof and the location of such premises (the "Company Real Property"). The Company Real Property includes all of the material real property owned by the Company or a Subsidiary of the

Company and used in connection with, held for use in connection with, or necessary for the operation of the businesses of the Company.

        (c)   To the Knowledge of the Company, each material lease or sublease of real property identified on Section 5.13(b) of the Company Disclosure Letter as being leased or subleased by the Company or one of its Subsidiaries (collectively, the "Company Real Property Leases") is in full force and effect, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). There is no existing material default by the Company or its Subsidiaries under any of the Company Real Property Leases, and no event has occurred with respect to the Company or its Subsidiaries which, with notice or lapse of time or both, would constitute a material default of any of the Company Real Property Leases. To the Knowledge of the Company, there are no material defaults of any obligations of any other party under any Company Real Property Lease.

        (d)   To the Knowledge of the Company, the Company and its Subsidiaries, as applicable, have obtained all material permits, licenses, certifications, approvals, registrations, consents, orders, clearances, franchises, variances, exemptions, waivers and similar authorizations, certificates of occupancy, easements and rights of way, including proofs of dedication, required to use and operate the Company Real Property in the manner in which the Company Real Property is presently used and operated on the date of this Agreement and will be used and operated as of the Closing Date, except where a failure to obtain any such material permits, licenses, certifications, approvals, registrations, consents, orders, clearances, franchises, variances, exemptions, waivers and similar authorizations, certificates of occupancy, easements and rights of way, including proofs of dedication, would not reasonably be expected to materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company and its Subsidiaries.

        5.14    No Undisclosed Liabilities.

        (a)   Except as reflected in the Company Balance Sheet, the Company has no liabilities (absolute, accrued, contingent or otherwise) other than (i) any liabilities and obligations incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) any liabilities and obligations incurred in connection with the transactions contemplated by this Agreement and (iii) any liabilities and obligations that do not and would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   The Company is not a party to, and has no commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving the Company in the Company's consolidated financial statements.

        5.15    Intellectual Property.

        (a)   Section 5.15(a) of the Company Disclosure Letter sets forth a true and substantially complete list of patents and patent applications, registered trademarks (including applications), and Internet domain names, in each case owned or co-owned by the Company or any of its Subsidiaries as of the date hereof.

        (b)   To the Knowledge of the Company: (i) the Intellectual Property which is listed as active (e.g., not abandoned, inactive, lapsed, cancelled, expired, and/or terminated) in Section 5.15(a) of the Company Disclosure Letter and which is material to the Company or any of its Subsidiaries taken as a whole ("Material Intellectual Property") has not been deemed by any Governmental Entity to be invalid or unenforceable; (ii) such Material Intellectual Property has not been cancelled, abandoned or dedicated to the public domain; and (iii) all registration, maintenance and renewal fees necessary to preserve the rights of the Company or its Subsidiaries in connection with such Material Intellectual Property have been paid in a timely manner. The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all Material Intellectual Property.

        (c)   Except as does not and would not constitute, individually or in the aggregate, a Company Material Adverse Effect:

            (i)  The Company or a Subsidiary of the Company owns, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements), or has a valid and enforceable license (free and clear of any Liens) or otherwise possesses legally enforceable rights to use and practice, all Material Intellectual Property as currently used in their respective businesses as currently conducted;

           (ii)  the conduct of the businesses (including the products and services) of the Company or its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity), as currently conducted, does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third Person; neither the Company nor any of its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) (nor any of their respective predecessors) has received any written notice since April 27, 2006 from any third Person, and there are no pending claims (A) asserting the infringement, misappropriation or other violation of any Intellectual Property by the Company or any of its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity), or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) with respect to, any Material Intellectual Property;

          (iii)  there are no pending or unresolved claims by the Company or any of its Subsidiaries (A) asserting the infringement, misappropriation or other violation of any Material Intellectual Property, or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of, any third Person's Intellectual Property; and

          (iv)  there are no consents, judgments, judicial or governmental orders, coexistence agreements or settlement agreements (including any settlements that include licenses) (A) materially restricting the rights of the Company or its Subsidiaries with respect to any of the Material Intellectual Property owned or co-owned by the Company or any of its Subsidiaries, or (B) restricting the conduct of any of the businesses of the Company or any of its Subsidiaries as presently conducted in order to accommodate a third Person's Intellectual Property.

        (d)   The Company and/or its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information, and there has not been, to the Knowledge of the Company, any material disclosure or other compromise of any confidential or proprietary information of the Company or its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or its Subsidiaries) to any third Person in a manner that has resulted or is reasonably likely to result in the loss of trade secrets or other rights in and to such information.

        (e)   The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's or any of its Subsidiaries' rights to own, use or hold for use any of the Intellectual Property as owned, used or held for use (including for defensive purposes) in the conduct of their businesses, except for any of the foregoing as does not and would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

        5.16    Compliance with Laws and Orders.

        (a)   Except with respect to the matters described in Sections 5.5, 5.9, 5.10, 5.12, 5.17(d)(iii) and 5.17(d)(iv), 5.18 and 5.25, which matters are addressed exclusively in such sections, neither the Company nor any of its Subsidiaries is in violation of or in default under any law (including the common law), statute, ordinance, code, rule, regulation or directive having the effect of law of Canada, the United States or any state, county, city or other political subdivision thereof or of any domestic or foreign government or regulatory authority (collectively and individually, "Law"), or writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case, whether preliminary or final (an "Order"), applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, except for such violations or defaults that do not and would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   The Company and its Subsidiaries are in compliance in all material respects with all material statutory and regulatory requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and international anti-bribery conventions and local anti-corruption and bribery Laws in jurisdictions in which the Company and its Subsidiaries are operating (the "Anti-Bribery Laws"). Since April 27, 2006, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company, one of its Subsidiaries or any agent thereof is in material violation of, or has a material liability under, the Anti-Bribery Laws.

        5.17    Company Contracts.

        (a)   As of the date hereof, except for this Agreement or as set forth in the Company SEC Reports or in Section 5.17 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract constituting a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or:

            (i)  any written or oral contract, agreement, lease, instrument or legally binding contractual commitment ("Contract") with a customer of the Company or its Subsidiaries or with any entity that purchases goods or services from the Company or its Subsidiaries for future consideration to be paid to the Company or its Subsidiaries of $2,000,000 or more in any fiscal year;

           (ii)  any Contract which would prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement, including the Merger;

          (iii)  any Contract (including any exclusivity agreement) materially restricting the right of the Company to conduct its business as it is presently conducted or which could require the disposition of any material assets or line of business of the Company;

          (iv)  any Contract for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $500,000;

           (v)  any Contract for the purchase or lease of goods or services (including, without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of $500,000, other than inventory purchase orders executed in the ordinary course of business;

          (vi)  any loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement pursuant to which any material Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred;

         (vii)  except for any Contract entered into in the ordinary course of business consistent with past practice, any Contract relating to guarantees or assumptions of other obligations of any third Person or reimbursements of any maker of a letter of credit which are, in the aggregate, in excess of $1,000,000;

        (viii)  any Contract with any agency or department of the United States federal government or any state or local government for the purchase of goods and/or services from the Company or any Subsidiary which would reasonably be expected to result in future payments to the Company or any Subsidiary in excess of $2,000,000;

          (ix)  any Contract that constitutes a collective bargaining or other arrangement with any U.S. or Canadian labor union, labor organization, workers' association, works council or other collective group of employees;

           (x)  any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company Capital Stock or any of the Company's assets;

          (xi)  any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger could materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business that is material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, or that materially restricts the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete with any Person or in any geographic area;

         (xii)  any Contract creating or relating to any material partnership, joint venture, or joint development agreement involving future payments or capital commitments in excess of $2,000,000;

        (xiii)  any Contract which (A) prohibits the payment of dividends or distributions in respect of Company Capital Stock or the capital stock of any wholly owned Subsidiary of the Company, (B) prohibits the pledging of Company Capital Stock or the capital stock of any wholly owned Subsidiary of the Company, or (C) prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company;

        (xiv)  any written employment Contract, severance agreement or other similar binding agreement with any officers of the Company or any member of the Company Board, or any Contract that would otherwise obligate or commit the Company, the Surviving Corporation or their respective Subsidiaries to retain, or not to terminate, any officers;

         (xv)  any Contract, other than customer Contracts entered into in the ordinary course of business, containing a covenant or covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another Person unless such obligation to indemnify or hold harmless is less than $200,000;

        (xvi)  any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any business or any amount of material assets other than in the ordinary course of business, including any "earn-out" or other contingent payments or obligations; or

       (xvii)  any material hedge, collar, option, forward purchasing, swap, derivative or similar Contract, understanding or undertaking.

All contracts of the type described in this Section 5.17(a) are hereinafter referred as "Company Contracts".

        (b)   Except as set forth in Section 5.17(b) of the Company Disclosure Letter, all Company Contracts are valid and binding agreements of the Company or a Subsidiary of the Company and are in full force and effect. To the Knowledge of the Company, none of the parties to such Company Contracts is in material breach thereof or material default thereunder or will be as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

        (c)   Except as set forth in Section 5.17(c) of the Company Disclosure Letter, no benefits under any Company Contract will be materially increased, and no vesting of any material benefits under any Company Contract will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement except where such increase or acceleration would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries or loss of any benefit that is material to the Company and Subsidiaries, taken as a whole. Except as set forth in Section 5.17(c) of the Company Disclosure Letter, there are no Company Contracts that require amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

        (d)   Except where the following matters do not and would not constitute, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Contract between the Company or any of its Subsidiaries and any Governmental Entity and each outstanding bid, quotation or proposal by the Company or any Company Subsidiary (each, a "Bid") that if accepted or awarded would lead to a Company Contract between the Company or any of its Subsidiaries and any Governmental Entity (each, a "Company Government Contract") and each Company Contract between the Company or any of its Subsidiaries and any prime contractor or upper-tier subcontractor relating to a Contract between such Person and any Governmental Entity and each outstanding Bid that if accepted or awarded would lead to a Material Company Contract between the Company or a Subsidiary of the Company and a prime contractor or upper-tier subcontractor relating to a Contract between such Person and any Governmental Entity (each, a "Company Government Subcontract"):

            (i)  to the Knowledge of the Company (A) each such Company Government Contract or Company Government Subcontract was legally awarded, is binding on the Company or the applicable Subsidiary of the Company thereto, and is in full force and effect and (B) each such Company Government Contract (or, if applicable, each prime Contract under which such Company Government Subcontract was awarded) is not currently the subject of bid or award protest proceedings;

           (ii)  the Company and each Subsidiary of the Company have complied in all material respects with all terms and conditions of such Company Government Contract or Company Government Subcontract, including all clauses, provisions and requirements incorporated expressly by reference therein;

          (iii)  the Company and each Subsidiary of the Company have complied in all material respects with all requirements of all Laws, including the Armed Services Procurement Act, the Federal Property and Administrative Services Act, the FAR, the Defense Federal Acquisition Regulation Supplement, the Truth in Negotiations Act, the government contracts cost principles (FAR Part 31), the Cost Accounting Standards, the Buy American Act, the Trade Agreements Act and the Procurement Integrity Act, whether incorporated explicitly, by reference or by operation of law;

          (iv)  neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any Subsidiary of the Company, in writing, that the Company or any Subsidiary of the Company has breached or violated any Law or material certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any disclosures, representations or certifications submitted by or on behalf of the Company or any Subsidiary of the Company in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;

           (v)  neither the Company nor any Subsidiary of the Company has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Company Government Contract or Company Government Subcontract;

          (vi)  except as would not reasonably be expected to be material to the Company, other than in the ordinary course of business consistent with past practice, to the Knowledge of the Company, no cost incurred by the Company or any Subsidiary of the Company pertaining to a Company Government Contract or Company Government Subcontract has been questioned or challenged or is the subject of any audit or investigation or has been disallowed by any Governmental Entity; and

         (vii)  no material payment due to the Company or any Subsidiary of the Company pertaining to such Company Government Contract or Company Government Subcontract has been withheld based upon negative performance-related allegations or claims and no claim has been made in writing to withhold payment based upon negative performance-related allegations or claims.

        (e)   To the Knowledge of the Company, except as set forth on Section 5.17(e) of the Company Disclosure Letter, neither the Company, any Subsidiary of the Company, nor any of their respective directors, officers or employees, is or since April 27, 2006 has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity, or any audit or investigation by the Company or any Subsidiary of the Company, with respect to any alleged act or omission arising under or relating to any Company Government Contract or Company Government Subcontract.

        (f)    There exist (i) no outstanding material claims against the Company or any Subsidiary of the Company, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, and (ii) no outstanding material claims or requests for equitable adjustment or disputes between the Company or any Subsidiary of the Company and the United States government under the Contract Disputes Act, as amended, or any other Law, or between the Company or any Subsidiary of the Company and any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company received any material adverse or negative past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other Contract with a Governmental Entity within the past three years. Neither the Company nor any Subsidiary of the Company has (i) any pending material claim against any Governmental Entity, or (ii) any pending material claim against any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract.

        (g)   Except as described in Section 5.17(g) of the Company Disclosure Letter, there are no claims or disputes relating to the Company Government Contracts which, if resolved unfavorably to the Company, would, individually or in the aggregate, have a Company Material Adverse Effect.

        (h)   To the Knowledge of the Company, since April 27, 2006, neither the Company nor any operating segment has been debarred or suspended for 90 days or more in any consecutive twelve-month period, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of Contracts with the United States government (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Knowledge of the Company, since April 27, 2006, there exist no facts or circumstances that would reasonably be expected to result in a finding of non-responsibility or ineligibility on the part of the Company or any operating segment.

        (i)    Section 5.17(i) of the Company Disclosure Letter sets forth for each instrument listed thereon (i) the aggregate principal amount outstanding as of November 24, 2010 and (ii) a description of any prepayment, redemption or make-whole payments required to be paid in connection with the repayment of such Indebtedness. As of the date of this Agreement, there have been no changes to the principal amounts referenced in clause (i), other than scheduled amortization payments and the accrual of interest in accordance with the terms of such instruments.

        5.18    Permits.

        (a)   The Company and its Subsidiaries hold all material Permits, variances, exemptions, orders, registrations, certificates, security facility clearances and approvals of all Governmental Entities that are required from such Governmental Entities in order for the Company and its Subsidiaries to own, lease or operate their assets and to carry on their businesses (the "Company Permits"). Except as set forth in Section 5.18 of the Company Disclosure Letter, (i) the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit, and (ii) since April 27, 2006, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that it is in material violation of any of the Company Permits.

        (b)   Each Company Permit is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which, would not constitute, individually or in the aggregate, a Company Material Adverse Effect. No Company Permit is subject to (i) any material conditions or requirements that have not been imposed generally upon licenses in the same service, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity. To the Knowledge of the Company, no event, condition or circumstance has occurred that would preclude any Company Permit from being renewed in the ordinary course (to the extent that such Company Permit is renewable by its terms), except where the failure to be renewed does not and would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

        5.19    Insurance.    The Company has previously made available to Parent a list of all material policies of insurance maintained by the Company or any of its Subsidiaries. Such policies are in full force and effect, and all premiums due with respect to such policies have either been paid or adequate provisions for the payment by the Company or one of its Subsidiaries thereof has been made. To the Knowledge of the Company, the amounts and scope of risks covered by such policies are customary for companies of its size, its geographic region and in the businesses in which the Company and its Subsidiaries operate.

        5.20    Transactions with Affiliates.    There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than any Subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

        5.21    Brokers and Finders.    Except for the fees and expenses payable to J.P. Morgan Securities Inc. and Moelis & Company LLC, which fees and expenses are reflected in their respective agreements with the Company, a copy of each of which has previously been provided to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        5.22    Opinion of Financial Advisor.    The Company or the Company Board has received the opinions of each of J.P. Morgan Securities Inc. and Moelis & Company LLC, each dated November 24, 2010, to the effect that, as of such date, (i) with respect to the opinion of JP Morgan Securities Inc., the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view and (ii) with respect to the opinion of Moelis & Company LLC, the Merger Consideration to be received by the stockholders of the Company

(other than The Cypress Funds LLC and its affiliates, holders of Excluded Shares and holders of Dissenting Shares) pursuant to the Merger is fair to such stockholders from a financial point of view.

        5.23    No Rights Plan.    There is no stockholder rights plan, "poison pill" anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

        5.24    Takeover Provisions.    Assuming the accuracy of the representations set forth in Section 6.12, the Company has taken all appropriate actions so that the restrictions on business combinations contained in each "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation enacted under Delaware Law applicable to the Company (the "Anti-takeover Laws"), including without limitation Section 203 of the DGCL, will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreement, without any further action on the part of the stockholders of the Company or the Company Board. True, correct and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent. Other than Section 203 of the DGCL, no Anti-takeover Law is applicable to, or purports to be applicable to, the Merger or the other transactions contemplated by this Agreement.

        5.25    Export Control and Import Laws.

        (a)   The Company and its Subsidiaries are, and since January 1, 2005 have been, in compliance in all material respects with applicable United States export control and import laws, and with United States Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. §2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.) ("ITAR"), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), and all rules, regulations and executive orders relating to any of the foregoing, and the Laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the Laws administered by the United States Customs and Border Protection (collectively, the "Export Control and Import Laws").

        (b)   Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company or any of its Subsidiaries or any agent or employee thereof has violated, is not in compliance with, or has any material liability under, any Export Control and Import Laws.

        (c)   Neither the Company nor any of its Subsidiaries has made or, as of the date of this Agreement, intends to make any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any Export Control and Import Laws.

        (d)   To the Knowledge of the Company, since January 1, 2007, there have been no investigations or administrative enforcement actions, pending or closed by any Governmental Entity with respect to any potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any Export Control and Import Laws.

        (e)   The Company and its Subsidiaries have implemented in all material respects the remedial measures recommended by the Department of State, Directorate of Defense Trade Controls, following the voluntary disclosures of potential ITAR violations made by the Company and/or its Subsidiaries.

 ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as qualified or supplemented by sections in a separate disclosure letter which has been delivered to the Company by Parent at or prior to the execution of this Agreement (the "Parent Disclosure Letter") and which is numbered by reference to representations and warranties in a specific section of this Agreement; provided that (x) any facts, items or exceptions disclosed in any section of the Parent Disclosure Letter shall be deemed to be disclosed on another section of the Parent Disclosure Letter if the applicability of such fact, item or exception to such other section would be reasonably apparent and (y) any listing of any fact, item or exception in any section of the Parent Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or create a measure of materiality for purposes of this Agreement or otherwise, Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

        6.1    Corporate Organization and Qualification.    (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and (c) each of Parent and Merger Sub is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except in the case of (c), where the failure to so qualify or be in such good standing would not have a Parent Material Adverse Effect. Parent has no Subsidiaries other than Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted, except where failure to have such power and authority does not have and would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and other transactions contemplated hereby (a "Parent Material Adverse Effect"). Parent and Merger Sub have each previously made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws.

        6.2    Capitalization.    The authorized capital stock of Merger Sub (the "Merger Sub Capital Stock") consists of 1,000 shares, par value $0.01 per share, all of which are designated as common stock. All of the issued and outstanding shares of Merger Sub Capital Stock are held directly or indirectly by Parent and have been duly authorized and validly issued and are fully paid and nonassessable. There are not as of the date hereof any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Merger Sub is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Merger Sub Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Merger Sub Capital Stock. Merger Sub does not have any Subsidiaries.

        6.3    Authority Relative to This Agreement.    Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and will be approved and adopted immediately following execution of this Agreement by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar

Laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        6.4    Consents and Approvals; No Violation.

        (a)   Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will:

            (i)  conflict with or result in any breach of any provision of the Certificates of Incorporation or Bylaws, respectively, of Parent or Merger Sub;

           (ii)  require any Permit from any Governmental Entity, except (A) in connection with the applicable requirements of the HSR Act and any other applicable U.S. or foreign Competition Laws; (B) the filings and consents listed in Section 6.4(a)(ii) of the Parent Disclosure Letter; (C) pursuant to the applicable requirements of the Securities Act and the Exchange Act; (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; or (E) which does not or would not constitute a Parent Material Adverse Effect;

          (iii)  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or Merger Sub may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens); or

          (iv)  assuming that the Permits referred to in this Section 6.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or Merger Sub or to any of their respective assets, except as would not reasonably be expected to have a Parent Material Adverse Effect.

        6.5    Proxy Statement.    None of the information supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement will, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        6.6    Availability of Funds; Financing.

        (a)   Assuming that the Financing is funded and the accuracy of the representations and warranties set forth in Section 5.2 and the performance by the Company of its obligations under Section 7.2(a)(i), the proceeds contemplated to be provided by the Financing Commitments are sufficient to make the payments for the aggregate Merger Consideration, Option Consideration and RSU Consideration contemplated by this Agreement, plus all associated costs and expenses as well as any repayments of Indebtedness of the Company and its Subsidiaries contemplated by this Agreement or the Financing Commitments.

        (b)   Parent and Merger Sub have provided to the Company a true and complete copy of (i) an executed commitment letter, dated as of the date hereof, from the Guarantor (the "Equity Commitment Letter") pursuant to which Guarantor has agreed to provide Parent and Merger Sub with equity financing in an aggregate amount of up to $220,000,000 plus an amount sufficient to provide proceeds equal to any original issue discount or additional upfront fees required to be paid under the fee letter, dated November 24, 2010, relating to and defined in the Debt Commitment Letter) (together, the "Equity Financing"), and (ii) an executed commitment letter from the Financing Sources as set forth in Section 6.6 of the Parent Disclosure Letter (the "Debt Commitment Letter," and together with the Equity Commitment Letter, as may be modified pursuant to Section 7.14, the "Financing Commitments") pursuant to which, and subject to the terms and conditions thereof, the Financing

Sources have committed to provide Parent and Merger Sub with financing in an aggregate amount of $393,000,000 (the "Debt Financing", and together with the Equity Financing being collectively referred to as the "Financing").

        (c)   None of the Financing Commitments has been amended or modified, prior to the date hereof (except as permitted by this Agreement) and the respective obligations and commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect as of the date of this Agreement. The Financing Commitments are the legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the Knowledge of Parent, each of the other parties thereto. The Financing Commitments are enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable and, to the Knowledge of Parent, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments and the fee letters. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article V such that the condition set forth in Section 8.3(a) is satisfied, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, as applicable, or to the Knowledge of Parent, any other parties thereto, under the Financing Commitments. Assuming the accuracy of the representations and warranties set forth in Article V such that the condition set forth in Section 8.3(a) is satisfied and the performance by the Company of its obligations under this Agreement, Parent has no reason to believe, as of the date of this Agreement, that any of the conditions to the Financing contemplated in the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent and Merger Sub at or prior to the Effective Time. Except for fee letters with respect to fees and related arrangements with respect to the Debt Financing and an engagement letter, of which Parent has delivered a true, correct and complete copy to the Company on or prior to the date of this Agreement (with only fee information and amounts and certain economic terms relating to market flex (none of which would adversely affect the amount or availability of the Debt Financing, except to the extent additional interest or fees are in the form of original issue discount; provided, however, that such additional interest or fees shall not reduce the Financing Commitments such that they would not be sufficient to make the payments contemplated by Section 6.6(a) of this Agreement) having been redacted), as of the date of this Agreement, there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Commitments and delivered to the Company prior to the date hereof. Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Commitments.

        6.7    Interim Operations of Parent and Merger Sub.    Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Parent nor Merger Sub has engaged in any other business activities, incurred any liabilities or obligations, or conducted any operations, other than in connection with the transactions contemplated hereby.

        6.8    Solvency.    Based on information made available to Parent as of the date of this Agreement, the Surviving Corporation will be Solvent as of the Effective Time and immediately after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, assuming (i) satisfaction or waiver of the conditions to Parent's and Merger Subs' obligation to consummate the Merger as set forth herein, (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to the terms of this Agreement (other than solvency or similar certificates), (iii) the Required Information fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, and (iv) the most recent estimates, projections or forecasts of the Company and its Subsidiaries made available to Parent prior to the date hereof have been prepared by the Company in good faith based upon assumptions that were and continue to be reasonable. For the purposes of this Agreement, the term "Solvent" when used with respect to any Person, means that, as of any date of determination, (i) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) shall not have, as of such date, unreasonably small capital to carry on its business. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

        6.9    Guarantee.    Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guarantee. The Guarantee is valid and in full force and effect and constitutes the legal, valid and binding obligation of the Guarantor, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

        6.10    Disclaimer.    Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (c) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article V of this Agreement and in any certificates delivered in connection with this Agreement, and that all other representations and warranties are specifically disclaimed.

        6.11    Brokers and Finders.    Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        6.12    Share Ownership; Interested Stockholder.    As of the date hereof, other than as may be provided pursuant to the Voting Agreement, none of Parent, Merger Sub or any of their Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act or the rules or regulations thereunder), directly or indirectly, any shares of Company Capital Stock, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Capital Stock. Other than by reason of this Agreement and the Voting Agreement, neither Parent nor Merger Sub is an "interested stockholder" of the Company for purposes of Section 203 of the DGCL.

ARTICLE VII

COVENANTS AND AGREEMENTS

        7.1    Conduct of Business of the Company.    The Company agrees that during the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent, or (ii) as otherwise expressly contemplated or expressly permitted by this Agreement, the Company will, and will cause each of its Subsidiaries to, conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, shall use its commercially reasonable efforts to seek to preserve intact its current business organizations, keep available the service of its current officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), or (ii) as otherwise expressly contemplated or permitted by this Agreement or as set forth in Section 7.1 of the Company Disclosure Letter, prior to the Effective Time, neither the Company nor any of its Subsidiaries, directly or indirectly, will, or will propose to:

          (a)   issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of Company Capital Stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, other than the issuance of any shares of Company Capital Stock upon the exercise of the Company Options outstanding on the date of this Agreement in accordance with the terms of such options and upon the vesting of any Company Restricted Stock Units outstanding on the date of this Agreement in accordance with the terms of the grant of such Company Restricted Stock Units, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Company Capital Stock outstanding on the date hereof;

          (b)   redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any of its outstanding shares of Company Capital Stock;

          (c)   split, combine, subdivide or reclassify any shares of Company Capital Stock or declare, set aside for payment or pay any dividend in respect of any shares of Company Capital Stock or otherwise make any payments to stockholders in their capacity as such, other than dividends paid by a Subsidiary to another Subsidiary or the Company;

          (d)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its Subsidiaries (other than the Merger);

          (e)   (i) amend the Company Certificate or the Company Bylaws, or (ii) amend the certificate of incorporation or by-laws or organizational documents of any Subsidiary of the Company; the Company shall not take any action or exempt any third party from any applicable Anti-takeover Law or adopt any stockholder rights plan;

          (f)    enter into, adopt, amend, renew or extend any Employee Benefit Plan or Foreign Plan (except for renewals and extensions of such plans in the ordinary course of business consistent with past practice) or any other compensatory program, policy or arrangement with respect to any current or former employee, officer, director or other consultant of the Company or any of its Subsidiaries (including without limitation any employment, severance or change of control agreement) and any plan or program that would be an Employee Benefit Plan or Foreign Plan if in effect on the date of this Agreement; (ii) increase the rate of compensation of, or pay or agree to pay or provide any benefit to, any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, except as may be required by applicable Law or by the terms of any Employee Benefit Plan or Foreign Plan as in effect on the date hereof or except in the case of current non-officer employees for salary increases as in the ordinary course of business in accordance and consistent with past practice; (iii) hire any employee, officer, director or other consultant who will be entitled to receive annual compensation in excess of $200,000; or (iv) terminate (other than for cause consistent with past practice) the employment or service of any officer, employee with annual compensation in excess of $200,000, or director of the Company or any of its Subsidiaries;

          (g)   enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business, consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any equity plan or benefit plan maintained by the Company as of the date of this Agreement;

          (h)   make any change in financial accounting methods, principles or practices, except as required by a change in GAAP, the rules or policies of the Public Accounting Oversight Board or Law;

          (i)    directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof, or enter into any agreement, arrangement or understanding with respect to any such acquisition, including any confidentiality, exclusivity, standstill or similar agreements;

          (j)    (i) other than purchases and sales of products, inventory and supplies in the ordinary course of business, consistent with past practice and other than as would be permitted by Section 7.1(o), acquire or agree to acquire, sell, lease (as lessor), license, or otherwise dispose of any tangible properties or assets in excess of $1,000,000 in the aggregate, or (ii) sell, lease, mortgage, sell and leaseback or otherwise dispose of any real properties or any interests therein;

          (k)   encumber or subject to any Lien any tangible properties or assets or any interests therein other than Company Permitted Liens or except in connection with permitted Indebtedness under Section 7.1(n);

          (l)    except as required by Law, (i) make, rescind or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to material Taxes or enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, (ii) change its fiscal year, (iii) change any method of accounting for Tax purposes, or (iv) file any amended U.S. federal, state or foreign income Tax Return or any other material amended Tax Return;

          (m)  except in the ordinary course of business, consistent with past practice, or between the Company and its Subsidiaries or Subsidiaries of the Company, (i) grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any material Intellectual Property, or (ii) disclose to any Person, other than Parent Representatives or except as otherwise permitted herein, any material trade secrets or other material proprietary information;

          (n)   incur any (i) obligations for borrowed money, (ii) deposits or advances of any kind outside the ordinary course of business consistent with past practice, (iii) obligations evidenced by bonds, debentures, notes or similar instruments, (iv) capitalized lease obligations in excess of $250,000 in the aggregate, (v) guarantees and other arrangements having the economic effect of a guarantee of any Indebtedness of any other Person, or (vi) obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations of others (the items referenced in the foregoing clauses (i) through (vi) being collectively hereinafter referred to as "Indebtedness"), except for (A) Indebtedness incurred in the ordinary course of business under the revolving portion of the Company Existing Credit Facility; provided that in no event shall the aggregate principal amount of Indebtedness (net of repayments)

  outstanding under the Company Existing Credit Facility on the Closing Date exceed the aggregate principal amount of Indebtedness (net of repayments) outstanding under the Company Existing Credit Facility on the date hereof and provided, however, the Company or a Subsidiary may incur individual letters of credit in an amount not to exceed $500,000 each, (B) guarantees by the Company or a Subsidiary of the Company of Indebtedness of the Company or any Subsidiary of the Company, or (C) Indebtedness of the Company or a Subsidiary of the Company to the Company or any Subsidiary of the Company;

          (o)   make, authorize or agree or commit to make or authorize, any new individual capital expenditure in excess of $500,000, or capital expenditures for the Company and the Subsidiaries taken as a whole for these purposes which are, in the aggregate, in excess of $1,000,000 for each three -month period beginning on the date of this Agreement;

          (p)   enter into or amend any contract or take any other action if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

          (q)   except in the ordinary course of business consistent with past practice, enter into or amend any Contract (including any exclusivity agreement) restricting the right of the Company to conduct its business as it is presently conducted or which could require the disposition of any assets or line of business of the Company;

          (r)   (1) enter into or amend any Contract to the extent that consummation of the Merger or compliance by the Company or its Subsidiaries with the provisions of this Agreement would reasonably be expected to, pursuant to the terms of such Contract or amendment: (i) conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or (ii) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or (iii) result in the creation of any Lien (other than Company Permitted Liens) upon any of the material properties or assets of the Company or any of its Subsidiaries under, or (iv) require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or (v) give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or (vi) result in any material alteration of, any provision of such contract or amendment, or (2) other than in the ordinary course of business, consistent with past practice (except with respect to any Contract which involves payments or commitments by or to the Company or any of its Subsidiaries greater than $5,000,000, in which case such ordinary course exception shall not apply), enter into or amend in any material respect or, other than pursuant to its current terms, terminate, renew or extend any Company Contract or waive, release or assign any material right or claim thereunder or enter into any Contract which would, if entered into prior to the date hereof, have been a material Company Contract;

          (s)   voluntarily contribute or commit cash or funds to any pension plan or any administrator thereof, or to any entity for purposes of funding shortfalls in any pension plan, other than as required by Law;

          (t)    (i) enter into any new line of business in any geographic area other than the current lines of business of the Company and its Subsidiaries and products and services reasonably ancillary thereto, or (ii) enter into a Contract which limits or restricts the Company or its Subsidiaries or the Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, in each case, after the Effective Time, from engaging or competing in, or require any of them to work exclusively with the party to such agreement in, any material line of business or in any geographic area;

          (u)   file for any Company Permit (i) outside of the ordinary course of business, consistent with past practice, or (ii) the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby;

          (v)   settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that (i) do not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $50,000 in any individual instance, or $100,000 in the aggregate, plus applicable reserves and any applicable insurance coverage, and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries, and (ii) provide for a complete release of the Company and its Subsidiaries from all claims and do not provide for any admission of liability by the Company or any of its Subsidiaries; provided, however, that notwithstanding anything in clauses (i) or (ii) to the contrary, the written consent of Parent shall not be required in order for the Company to settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding arising from, based upon or challenging the validity of this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent the consummation of the transactions contemplated hereby which involves out-of-pocket payments not in excess of $800,000 in the aggregate;

          (w)  take any action that would reasonably be expected to (i) materially restrict or impede the consummation of the transactions contemplated by this Agreement, or (ii) cause any of the conditions to the Closing set forth in Article VIII hereof to fail to be satisfied as of the Closing Date;

          (x)   except as permitted by Section 7.2, approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended to, or would reasonably be expected to, prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;

          (y)   enter into any settlement or commitment with any Person (whether oral or in writing), including, without limitation, the City of Palo Alto, that may materially adversely affect any of the operations currently conducted at the Palo Alto Facility;

          (z)   waive or fail to enforce any Known material breach of any non-disclosure, non-solicitation or non-competition obligation owed to the Company or any of its Subsidiaries by any current or former employee, officer, director or consultant or otherwise waive, amend or fail to enforce any standstill obligation pursuant to which a party has agreed not to acquire assets or securities (or similar rights and restrictions) of the Company or any of its Subsidiaries, including, as applicable, any restrictions on making any proposal with respect to the foregoing, except in each case with respect to the Confidentiality Agreement pursuant to Section 7.2(a);

          (aa) except in the ordinary course of business and as does not and would not constitute, individually or in the aggregate, a Company Material Adverse Effect, cancel, surrender, allow to expire or fail to renew, any Company Permits;

          (bb) fail to use commercially reasonable efforts to prevent any material insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage; or

          (cc)  authorize any of, or commit, resolve or agree to take any of the foregoing actions.

        7.2    No Solicitation of Transactions.

        (a)   The Company and its Subsidiaries shall, and the Company and its Subsidiaries shall cause each of its officers, directors, employees, investment bankers, attorneys or other advisors or representatives to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to (i) solicit or initiate, or take any action to knowingly encourage, facilitate or induce, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information or data with respect to or access to the properties of the Company in connection with an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding (other than a confidentiality agreement contemplated by the following sentence) with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement; or (iv) make a Board Recommendation Change. Notwithstanding the foregoing sentence or any other provision of this Agreement, if, (A) after the date hereof and prior to the receipt of stockholder approval of this Agreement, the Company receives a bona fide written Acquisition Proposal by a Third Party and such Acquisition Proposal did not result, directly or indirectly, from a breach of this Section 7.2, (B) the Company Board or any Committee determines in good faith (after consulting outside legal and financial advisors) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to a Superior Acquisition Proposal, and (C) the Company receives from such Third Party an executed confidentiality agreement having provisions that are no less restrictive than those of the Confidentiality Agreement (except with respect to any "standstill" provision or other provision having similar effect in the Confidentiality Agreement; provided that the Confidentiality Agreement shall, on the date of such confidentiality agreement with such Third Party, be deemed amended by removing paragraph 9 of the Confidentiality Agreement), then the Company may, in response to such Acquisition Proposal, subject to compliance with this Section 7.2 and after giving notice to Parent, (x) furnish information or data or access with respect to the Company and its Subsidiaries to, and (y) participate in discussions and negotiations directly or through its representatives with, such Third Party; provided that the Company shall provide or make available, to the extent not previously provided or made available to Parent or its representatives, to Parent any material non-public information with respect to the Company or any of its Subsidiaries that is provided to the Third Party making such Acquisition Proposal prior to or substantially concurrently with the time it is provided or made available to such Third Party; provided further, however, that nothing in this Section 7.2 shall require the Company to provide or make available to Parent information that it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order. Notwithstanding the foregoing, the Company shall be permitted to contact in writing a Third Party that makes a non-written Acquisition Proposal solely to request that such Third Party submit such Acquisition Proposal in writing; provided that the Company provides to Parent, in accordance with Section 7.2(b) below, a copy of any such written request by the Company and such written Acquisition Proposal.

        (b)   The Company shall advise Parent orally and in writing, promptly (but in no event later than 24 hours) after receipt thereof, of (i) any proposal for an Acquisition Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, and (ii) the material terms of such Acquisition Proposal (including the identity of the entity proposing the Acquisition Proposal), and provide a copy of such proposal for an Acquisition Proposal to Parent if such proposal is in writing. The Company shall keep Parent reasonably informed on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal and the status of discussions and negotiations with respect thereto.

        (c)   Notwithstanding Section 7.2(a) or any other provision of this Agreement, at any time prior to receipt of stockholder approval of this Agreement, the Company Board or any Committee may make a Board Recommendation Change (i) following receipt of an Acquisition Proposal made after the date hereof that the Company Board or such Committee determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Acquisition Proposal; provided, that such

Acquisition Proposal did not result, directly or indirectly, from a breach of this Section 7.2, and that the Company Board or a Committee has determined in good faith, after consultation with outside legal counsel that the failure to do so would be reasonably likely to constitute a violation of its fiduciary duties, or (ii) if in response to any material event, development, circumstance, occurrence or change in circumstances or facts that was not known to the Company Board or Committee on the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the Company Board or Committee as of the date hereof), the Company Board or a Committee determines in good faith, after consultation with outside legal counsel that the failure to do so would be reasonably likely to constitute a violation of its fiduciary duties.

        (d)   Further, neither the Company Board of Directors nor a Committee shall make a Board Recommendation Change in response to an Acquisition Proposal as permitted by Section 7.2(c)(i), unless (i) the Company promptly notifies Parent, in writing at least three Business Days before taking that action, of its intention to do so, attaching the most current version of any proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (ii) Parent does not make, within three Business Days after its receipt of that written notification, a binding offer that the Company Board or a Committee determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to the stockholders of the Company as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new three Business Day period under clause (ii) of this Section 7.2(d). Neither the Company Board nor a Committee shall make a Board Recommendation Change as permitted by Section 7.2(c)(ii), unless (A) the Company has provided Parent at least three Business Days prior written notice advising Parent of its intention to make a Board Recommendation Change, attaching a reasonably detailed explanation of the facts underlying the determination by the Company Board or Committee of its need to make a Board Recommendation Change, and (B) Parent does not make, within three Business Days after its receipt of that written notification, an offer that the Company Board or Committee determines, in good faith, after consultation with its outside financial and legal advisors, would obviate the need for a Board Recommendation Change. During any three Business Day period prior to its effecting a Board Recommendation Change pursuant to this Section 7.2(d), the Company and its representatives shall negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

        (e)   Nothing contained in this Agreement shall prevent the Company, Company Board or Committee from (i) complying with any applicable Law, rule or regulation, including, without limitation, Rule 14d-9 and Rule l4e-2 promulgated under the Exchange Act, (ii) making any disclosure to its stockholders required by applicable Law, rule or regulation or by the rules and regulations of the NASDAQ, or (iii) otherwise making such disclosure to the Company's stockholders or otherwise that the Company Board or a Committee (after consultation with counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable Law; provided, that (1) the Company shall not take any action or make any statement or disclosure that constitutes a Board Recommendation Change other than in compliance with Sections 7.2(b), 7.2(c) and 7.2(d) and (2) any action taken or statement or disclosure made, in each case in connection with the foregoing subclauses (i), (ii) or (iii), other than those included in the preceding subclause (1), in connection with an Acquisition Proposal, shall be deemed to be a Board Recommendation Change unless the Company Board or a Committee publicly reaffirms the Company Board Recommendation within five (5) Business Days following Parent's request in writing that such recommendation be reaffirmed publicly, which request shall not be made on more than four occasions (except that a mere "stop, look and listen" disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute a Board Recommendation Change).

        (f)    For purposes of this Agreement, "Superior Acquisition Proposal" means any bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 7.2 that (i) relates to an acquisition by a Person or group acting in concert of either (A) more than 50% of the Company Capital Stock pursuant to a tender offer, merger or otherwise, or (B) more than 50% of the assets used in the conduct of the business of the Company and the Subsidiaries, taken as a whole, (ii) the Company Board determines in its good faith judgment (after consultation with outside legal counsel and the Company Board's independent financial advisors) would, if consummated, result in a transaction (A) that offers for each share of Company Capital Stock an amount in consideration greater than the Merger Consideration as of the date of determination, and (B) that is, in light of all of the terms of such proposal, more favorable to the Company's stockholders than the transactions contemplated by this Agreement, including the Merger, or in any other binding proposal made by Parent after Parent's receipt of notice of a proposed Board Recommendation Change in response to a Superior Acquisition Proposal, and (iii) the Company Board determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

        7.3    Stockholders Meeting; Proxy Statement.

        (a)   The Company, acting through the Company Board, shall:

            (i)  (A) as promptly as practicable, prepare (with the assistance of Parent and its representatives) and file with the SEC, as promptly as practicable, a proxy statement for the purposes of considering and taking action upon this Agreement (the "Proxy Statement"), (B) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (C) undertake to obtain the necessary approvals by its stockholders of this Agreement and the Merger and the other transactions contemplated hereby;

           (ii)  include in the Proxy Statement the Company Board Recommendation; provided, that, notwithstanding anything to the contrary set forth in this Agreement, the Company Board or a Committee may make a Board Recommendation Change in accordance with Section 7.2(c), in which case any such Board Recommendation Change shall not constitute a breach of this Agreement; and

          (iii)  duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the "Stockholders Meeting"), to be held at the earliest practicable date, following filing of the Proxy Statement with the SEC and the completion of the SEC's review of the Proxy Statement, and, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), and the Company shall not adjourn or postpone the Stockholders Meeting if there are sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting and the Company believes such shares will be voted in a number sufficient to approve and adopt this Agreement and the Merger (the Company's obligation to call, give notice of and hold the Stockholders Meeting in accordance with this Section 7.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Acquisition Proposal or other Acquisition Proposal, or by any Board Recommendation Change); provided, however, that notwithstanding anything in this Agreement to the contrary, the Company may adjourn or postpone the Stockholders Meeting to the earliest practicable date, but no later than ten (10) Business Days from such adjournment or postponement unless a longer period is required by final order of a court of competent jurisdiction, in order to permit the dissemination of any supplement or amendment to the Proxy Statement or other disclosure to the Company's stockholders if after consultation with its outside legal counsel, the Company Board or a Committee determines in good faith that the failure to make such disclosure would be reasonably likely to violate applicable Law, including its fiduciary duties to stockholders.

        (b)   Parent and Merger Sub shall each cause their respective representatives to fully cooperate with the Company in the preparation of the Proxy Statement, and shall, upon request, furnish the Company with the information concerning it and its Affiliates as is required pursuant to applicable Law to be included in Proxy Statement. Parent and Merger Sub shall notify the Company as promptly as practicable upon becoming aware of any event or circumstance that should be described in the Proxy Statement or an amendment or supplement to the Proxy Statement.

        (c)   At the Stockholders Meeting, Parent, Merger Sub and their Affiliates shall vote all shares of Company Capital Stock, if any, owned by them in favor of approval of this Agreement, the Merger and the other transactions contemplated hereby.

        (d)   Except as may be required by Law, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which will not be unreasonably withheld or delayed. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon or requests for additional information by the SEC.

        7.4    Efforts to Complete Transactions.

        (a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) prepare and make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and applicable foreign Competition Laws with respect to the Merger and the transactions contemplated by this Agreement as promptly as reasonably possible, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

        (b)   To the extent not prohibited by applicable Law, each party shall use its reasonable best efforts to furnish to the other parties all information required for any application or other filing to be made pursuant to any applicable Laws in connection with the Merger and the transactions contemplated by this Agreement. Parent and Company shall give each other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. The parties hereto agree that both Parent and Company shall be represented at all in person meetings and in all substantive conversations with any Governmental Entity regarding the matters set forth in this Section 7.4, except if, and to the extent that, any Governmental Entity objects to any party's being represented at any such meeting or in any such conversation and such objection has not been withdrawn after the parties' have used their reasonable best efforts to contest such objection. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act and applicable foreign Competition Laws. Parent shall take the lead in coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act and applicable foreign Competition Laws. Each of Company and Parent will request early termination of the waiting period with respect to the transactions contemplated by this Agreement under the HSR Act.

        (c)   Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any action or proceeding, including administrative or judicial action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger and the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal, unless Parent determines, in its reasonable discretion after consulting with the Company, that litigation is not in its best interests or unless the Company determines, in its reasonable discretion after consulting with Parent, that litigation is not in its best interests.

        (d)   Notwithstanding any other provision of this Agreement to the contrary and in furtherance of, and not in limitation of, the foregoing, Parent shall take, or cause to be taken, all such further actions as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Competition Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Competition Law that may be asserted by any Governmental Entity or any other Person with respect to the Merger so as to enable the Closing to occur as promptly as reasonably practicable and in any event no later than the Termination Date (as such date may be extended by Section 9.2), including permitting the Company and its Subsidiaries to enter into agreements or submit to Orders to the extent not prohibited by this Section 7.4(d); provided, however, nothing in this section or in this Agreement shall require or be deemed to require (x) the Parent or any of its Affiliates to commit to or take any action, condition or limitation that would, or would reasonably be expected to result in, any Parent Burdensome Condition, or (y) the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, agree to, commit to or take any action, condition or limitation that would, or would reasonably be expected to result in, any Company Burdensome Condition. For purposes of this Agreement, a "Parent Burdensome Condition" shall mean entering into, executing or carrying out undertakings, commitments, agreements (including consent decrees) or submitting to Orders providing for the license, sale, divestiture, or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or businesses of Parent or any of its Affiliates, or otherwise to take or offer to take any action that limits, or seeks to limit, their freedom of action, ownership or control with respect to, or their ability to retain or hold, any of the business, assets, product lines, properties or services of Parent or any of its Affiliates (it being understood for the avoidance of doubt that the Company is not an Affiliate of Parent). For purposes of this Agreement, a "Company Burdensome Condition" shall mean entering into, executing or carrying out undertakings, commitments, agreements (including consent decrees) or submitting to Orders (i) limiting Parent's ability to hold or exercise full rights of ownership and control of the Company and its Subsidiaries after the Closing, (ii) providing for the license, sale, divestiture or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or categories of assets of the Company or any of its Subsidiaries, or (iii) imposing or seeking to impose any limitation or condition on the ability of the Company or its Subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or own such assets that, in the case of (ii) and (iii), individually or in the aggregate, constitutes or would constitute a Company Material Adverse Effect.

        (e)   Each of the parties hereto agrees to use reasonable best efforts to have, as promptly as practicable, the Proxy Statement cleared by the SEC under the Exchange Act.

        (f)    Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time of the Merger.

        7.5    Access to Information.

        (a)   Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Parent Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, commitments, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Parent Representatives all information concerning its business, properties and personnel as may reasonably be requested (including financial and operating data, customer billing and other data files for the purpose of system integration and testing as well as compensation and payroll data files for the purpose of payroll system integration and testing with respect to employees of the Company and its Subsidiaries); provided, however, that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not materially interfere with the normal operations of the Company.

        (b)   Parent agrees that it shall not, and shall cause the Parent Representatives not to, use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

        (c)   Notwithstanding anything to the contrary set forth herein, nothing in this Section 7.5 shall require the Company to disclose any information that, after consultation with legal counsel, the Company concludes in good faith, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order, (ii) the disclosure of which would jeopardize any attorney-client or other legal privilege, (iii) the disclosure of which would conflict with, violate or cause a default under any existing contract or agreement to which it is a party, or (iv) constitutes any competitively sensitive information or trade secrets of third parties; provided, that, in each of the foregoing cases, the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of the Company, after consultation with legal counsel) reasonably be likely to result in the violation of any such Law, contract or agreement or reasonably be likely to cause such privilege or competitively sensitive information to be undermined or compromised with respect to such information; provided, further, that the Company shall (x) notify Parent that such disclosures are reasonably likely to violate the Company's or any of its Affiliates' obligations under any such Law, contract or agreement or are reasonably likely to cause such privilege or competitively sensitive information to be undermined or compromised, (y) communicate to Parent in reasonable detail (A) the facts giving rise to such notification, and (B) the subject matter of such information (in each case, only to the extent it is permitted to do so without resulting in the violation of any such Law, contract or agreement or reasonably be likely to cause such privilege or competitively sensitive information to be undermined or compromised with respect to such information), and (z) in the case where such disclosures are reasonably likely to violate the Company's or its Affiliates' obligations under any contract or agreement, use commercially reasonable efforts to seek consent from the applicable third party to any such contract or agreement with respect to the disclosures prohibited thereby. If any of the information or material furnished pursuant to this Section 7.5 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

        (d)   No information received pursuant to an investigation made under this Section 7.5 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent and Merger Sub in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Letter, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VIII hereof.

        (e)   The Confidentiality Agreement, dated September 15, 2010 (the "Confidentiality Agreement"), by and between the Company and Veritas Capital Fund Management, L.L.C. shall, subject to Section 7.2 of this Agreement, continue to apply with respect to information furnished by the Company, its Subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder; provided that, notwithstanding the terms of the Confidentiality Agreement, Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during the syndication and/or marketing of the Financing, subject to customary confidentiality agreements or acknowledgments with respect to such persons regarding such information.

        (f)    For the avoidance of doubt, the disclosure of information with respect to an Acquisition Proposal shall be exclusively governed by the provisions of Section 7.2.

        7.6    Publicity.    The initial press releases issued by each party announcing the Merger and the transactions contemplated by this Agreement shall be in a form that is mutually acceptable to Parent and the Company. Thereafter, the parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement and the Merger or the other transactions contemplated by this Agreement and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except (i) as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements; provided, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 7.2 or following a Board Recommendation Change; provided, further, that the Company may include disclosures relating to this Agreement, the Merger and the transactions contemplated herein in its periodic filings with the SEC, and (b) Parent may make announcements to its Affiliates, in the case of each (a) and (b), without seeking approval from, or consulting with, the other party so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party), or (ii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

        7.7    Indemnification of Directors and Officers.

        (a)   For a period of six (6) years from the Effective Time, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Subsidiary, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

        (b)   After the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, at or prior to the Effective Time, for a period of six (6) years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation and Parent shall pay, in advance of the final disposition of any such claim, action, suit, proceeding or investigation, the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received; and (ii) the Surviving Corporation and Parent shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 7.7(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action (other than local counsel) except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for advancement or indemnification is asserted or made within such six (6) year period, all rights to advancement or indemnification in respect of such claim shall continue until the disposition of such claim. The Surviving Corporation and Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in successfully enforcing the indemnity and other obligations provided for in this Section 7.7.

        (c)   The Surviving Corporation shall maintain in effect for six (6) years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (provided, that (i) the Company may, at its election, substitute therefore a single premium tail policy with respect to such directors' and officers' liability insurance with policy limits, terms and conditions at least as favorable in the aggregate to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company, or (ii) if the Company does not substitute as provided in clause (i) above, then the Surviving Corporation may substitute therefor policies, issued by an insurer carrier with the same or better credit rating as the Company's current insurance carrier, of at least the same coverage with respect to matters occurring prior to the Effective Time containing terms and conditions that are not less favorable, including a "tail" policy); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.7(c) more than an amount per year of coverage equal to 200% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

        (d)   In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent, shall assume the obligations set forth in this Section 7.7.

        (e)   Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.7.

        7.8    Employee Matters.

        (a)   Parent shall, immediately following the Closing, provide to employees of the Company or any of its Subsidiaries as of the Closing who continue employment with the Surviving Corporation or any of its Affiliates ("Continuing Employees") benefits pursuant to either (i) currently existing Employee Benefit Plans and Foreign Plans of the Company, or (ii) employee benefit plans that Parent or any of its Subsidiaries sponsors, participates in, is a party to or contributes to; provided that nothing in this Agreement shall prohibit the Parent or its Subsidiaries from amending or terminating any benefit plan, program or arrangement following the Closing Date.

        (b)   With respect to any "employee benefit plan," as defined in Section 3(3) of ERISA or any other applicable Law, maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, Parent shall and shall use its reasonable best efforts to cause its third part insurers to provide that such Continuing Employee shall receive full credit for service with the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting, to the same extent that such service was recognized as of the Closing Date under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated (but not for purposes of benefit accrual under any defined benefit pension plans, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time).

        (c)   Parent shall use its reasonable best efforts to (and shall use its reasonable best efforts to cause its third-party insurers to) (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan or any other benefit plan under applicable Law maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated, and (ii) if a Continuing Employee commences participation in any health benefit plan of Parent or its Subsidiaries after the commencement of a calendar year, to the extent practicable, cause any health benefit plan of Parent or its Subsidiaries in which the Continuing Employee participates after the Closing Date to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year's deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

        (d)   Nothing in this Section 7.8 shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan, (iii) confer upon any individual any right to continued employment or service or limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation, to terminate the employment or service of any individual, or (iv) confer any rights or benefits on any person other than the parties to this Agreement.

        7.9    Termination of Certain Arrangements.

        (a)   The Company shall not commence any new Offer Periods (as defined in the ESPP) under the ESPP on or after the date hereof. As of the Closing Date, the ESPP shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the Company Common Stock shall be cancelled and of no further force or effect.

        (b)   Prior to the Closing Date, the Company shall take all actions necessary in order to effectuate the provisions of this Section 7.9.

        7.10    Certain Notifications.

        (a)   Between the date of this Agreement and the Effective Time, each of the Company and Parent shall promptly notify the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, including the Merger, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Merger, and (iii) any action or proceeding commenced or, to the Knowledge of the Company or the Parent, threatened against the Company or Parent or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.7 or which relates to the consummation of the transactions contemplated by this Agreement, including the Merger. Between the date of this Agreement and the Effective Time, each party shall promptly upon knowledge thereof notify the other parties hereto in writing of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which has caused or would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (except to the extent such representations and warranties are given as of a specific date or period and relate solely to such specific date or period and then as to such earlier date), or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice; provided further, that notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub's notification obligations to the extent relating to the Financing shall be exclusively governed by the provisions of Section 7.14.

        (b)   To the extent permitted by applicable law, the Company shall promptly notify Parent of any matter that the Company has determined could reasonably be expected to result in disclosure (voluntary or otherwise) to any Governmental Entity regarding any potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any Export Control and Import Laws and, prior to such disclosure, provide Parent with a reasonable opportunity to review any such proposed disclosure.

        7.11    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the

Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        7.12    Takeover Laws.    The Company and the Company Board shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

        7.13    Stockholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and, subject to the proviso in Section 7.1(v), no such settlement shall be agreed to without Parent's prior written consent.

        7.14    Financing.

        (a)    Equity Financing.

          (i)  Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Equity Commitment Letter, each of Parent and Merger Sub shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to (A) obtain the Equity Financing contemplated by the Equity Commitment Letter, (B) maintain in effect the Equity Commitment Letter including by not decreasing the aggregate Equity Financing set forth therein as of the date hereof and by not making any amendments, modifications or waivers thereto, (C) satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Commitment Letter that are within its control, (D) consummate the Equity Financing contemplated by the Equity Commitment Letter at or prior to the Closing in accordance with the terms of the Equity Commitment Letter, and (E) enforce the rights of Parent and Merger Sub under the Equity Commitment Letter (at the request of the Company and subject to Section 10.7).

        (b)    Debt Financing; Financing Commitments.

          (i)  Each of Parent and Merger Sub shall comply in all material respects with its obligations under the Financing Commitments and shall use, and shall use their respective reasonable best efforts to cause their Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to any market flex provisions applicable thereto), including using their respective reasonable best efforts to: (A) maintain in effect the Debt Commitment Letter and negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (subject to any market flex provisions applicable thereto and subject to any amendment permitted by Section 7.14(b)(ii)), (B) satisfy on a timely basis all conditions applicable to Parent or Merger Sub in such definitive agreements, and (C) cause the lenders and any other persons providing the Debt Financing to fund the Debt Financing at the Closing in accordance with the terms of the Debt Commitment Letter and the related fee letter.

         (ii)  Neither Parent nor Merger Sub shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter if such amendments, modifications or waivers would (A) reduce the aggregate amount of the Debt Financing, including by changing the amount of fees to be paid or original issue discount (other than any market flex provisions) from that contemplated in the Debt Commitment Letter, (B) impose new or additional conditions, or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing to fund the Merger in a manner adverse to Parent or the Company, or (C) amend, expand or modify any other terms in a manner that would reasonably be expected to (1) prevent, impede or delay, in any material respect, the ability of Parent to consummate the Merger or make the Merger less likely to occur and the other transactions contemplated by this Agreement, or (2) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter. Parent shall not release or consent to the termination of the obligations of the lenders under the Debt Commitment Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Financing or as otherwise expressly contemplated by the Debt Commitment Letter.

        (iii)  In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, promptly following Parent's Knowledge of the occurrence of such event, (A) Parent shall so notify the Company, and (B) Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing (the "Alternative Financing") in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not materially less favorable to Parent, Merger Sub and the Company than those in the Financing Commitments (taking into account any market flex provisions thereof), as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date)). The definitive agreements entered into pursuant to the first sentence of this Section 7.14(b)(iii) or Section 7.14(b)(i)(A) are referred to in this Agreement, collectively, as the "Financing Agreements."

        (iv)  Each of Parent and Merger Sub acknowledges and agrees that neither the obtaining of the Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Financing or any Alternative Financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, subject to the applicable conditions set forth in Section 8.1 and Section 8.3, the breach of which obligation will give rise, without limitation, to the remedies set forth in Section 9.5 and Section 10.7, subject to the express terms thereof.

         (v)  Parent shall (A) furnish the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (B) give the Company prompt notice of any material breach or material threatened breach by any party of any of the Financing Commitments, any Alternative Financing commitment, or the Financing Agreements, of which Parent or Merger Sub becomes aware or any termination thereof, and (C) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing).

        (c)    Financing Cooperation.

          (i)  The Company agrees to, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their representatives to, provide to Parent and Merger Sub, at Parent's sole expense, such cooperation reasonably requested by Parent in connection with the arrangement of the Financing (which for purposes of this Section 7.14 shall be deemed to include the Alternative Financing), including, without limitation, (A) participation by officers and employees of the Company in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and ratings agencies, (B) (1) furnishing Parent and its Financing Sources as promptly as practicable with (x) audited consolidated balance sheets as of

October 2, 2009 and October 1, 2010 and related audited statements of income, stockholders' equity and comprehensive income and cash flows of the Company and its Subsidiaries, for each of the years in the three-year period ended October 1, 2010, no later than December 15, 2010 and (y) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries, for each fiscal quarter ended after the date hereof but at least forty (40) days before the Closing Date, and comparable prior year periods, no later than such unaudited financial information is required to be filed by the Company under the Exchange Act (without giving effect to any extension period), and (2) furnishing all financial statements, business and other financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and for the time periods that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of debt securities of the Company (provided that Parent shall be responsible for the preparation, with the assistance of the Company and its independent accountants, of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum, private placement memorandum, and similar documents for private placements of high-yield bonds under Rule 144A promulgated under the Securities Act, including audits thereof to the extent so required (which audits shall be unqualified, except to the extent set forth in Section 1.1 of the Company Disclosure Letter), or otherwise necessary to receive from the Company's independent accountants customary "comfort" (including "negative assurance" comfort) with respect to the financial information to be included in such offering memorandum (all such information in this clause (B), collectively, the "Required Information"), (C) assisting Parent and Merger Sub and the Financing Sources in the preparation of any offering documents, lender and investor presentations, rating agency presentations, marketing materials, private placement memoranda, bank information memoranda (including the delivery of customary representation and authorization letters) and similar documents for the Financing (all such documents and materials, the "Offering Documents"), (D) assisting in negotiation of definitive documents as may be reasonably requested by Parent, (E) entering into such definitive financing documents and such other customary documents as may be reasonably requested by Parent, including officers certificates and a certificate of the chief financial officer of the Company with respect to solvency matters and including requesting customary legal opinions from outside counsel; provided that no obligation of the Company or any Subsidiaries of the Company under any agreement, document or pledge shall be operative until the Effective Time, (F) facilitating the pledging of collateral (including entering into mortgages and leasehold mortgages and all other documentation reasonably required for any real property related financing, if reasonably requested) and removal of Liens, provided that no pledge or removal of Liens shall be operative until the Effective Time, (G) cooperating to permit the prospective lenders involved in the Financing to evaluate and assess the assets of the Company and its Subsidiaries for the purpose of establishing collateral arrangements to the extent customary and reasonable, (H) obtaining assistance and cooperation of its accountants, including participating in a reasonable number of drafting and accounting due diligence sessions and providing consents for the use of their reports in materials related to the Financing or Alternative Financing and comfort letters, and providing such accountants with any documentation requested by them in connection therewith, (I) using reasonable best efforts to obtain surveys, consents, approvals, authorizations, environmental assessments and title insurance (including by providing such affidavits and non-imputation endorsements in connection therewith) as reasonably requested by Parent, (J) adopting all customary Company Board resolutions and consents, subject to the occurrence of the Closing, necessary to permit the consummation of the Debt Financing, (K) obtaining customary payoff letters, Lien terminations and customary instruments of discharge and termination in full of all indebtedness and Liens, as reasonably requested, (L) using reasonable best efforts to assist Parent in obtaining corporate and facilities ratings for the Debt Financing, and (M) furnishing Parent and the Financing Sources promptly, and in any event at least five (5) days prior to the Closing Date, with all documentation and other information required by Governmental Entities with respect to the Financing under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act. The

Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Financing; provided that such logos are used in a manner that is not intended to harm or disparage the Company or their marks;

         (ii)  Notwithstanding anything to the contrary contained in this Agreement (including this Section 7.14(c)), (A) nothing in this Agreement (including this Section 7.14(c)) shall require any such cooperation to the extent that it would (1) require the Company or any of its Subsidiaries or representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment, consent or other fees or reimburse any expenses prior to the Effective Time, or incur any liability or obligation or give any indemnities that is not contingent upon the Effective Time, (2) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (3) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company's organizational documents or any Laws or the Contracts governing the existing Indebtedness of the Company or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party, or (4) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing, and (B) any bank information memoranda and high-yield offering memoranda required in relation to the Debt Financing, other than representation letters and authorization letters as required by Section 7.14(c)(i)(C), need not be issued by the Company or any of its Subsidiaries and shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

        (iii)  Subject to the limitations in Section 7.14(c)(ii), the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to cause its and their representatives to, at the sole expense of Parent, provide all cooperation reasonably requested by Parent in connection with any payment, purchase (pursuant to tender offer or otherwise), redemption, defeasance, satisfaction and/or discharge of any outstanding Indebtedness of the Company or any Subsidiary in connection with the transactions contemplated hereby, including, without limitation, (x) the prepayment or discharge of any obligations owed by the Company and any Affiliate pursuant to the Company Existing Credit Facility and any related loan document (subject to and conditioned upon the Closing), or (y) commencing, as soon as reasonably practicable following a request from Parent to do so, offers to purchase, and any related consent solicitations with respect to, any outstanding Indebtedness evidenced by indentures ("Note Indebtedness") on the terms and conditions reasonably specified by Parent but to be conditioned upon the Closing, which terms and conditions (other than the condition that the Closing is consummated) shall be amended or waived as directed by Parent (collectively, the "Debt Offers"); not making any changes to the terms of the Debt Offers, or waiving any of the conditions thereto, without the prior written consent of Parent; preparing appropriate documentation (including offers to purchase and consent solicitation statements, related letters of transmittal, and other related documents) relating to any Debt Offers, with the assistance of Parent, and amending or supplementing any such documentation if the Company, any of its Subsidiaries or Parent shall determine that such amendment or supplement is required so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and notifying Parent of any event or condition giving rise to such determination); providing Parent and its legal counsel a reasonable opportunity to review and have their respective comments incorporated into any documentation related to any Debt Offer; entering into appropriate supplemental indentures with respect to the amendments to the indentures contemplated by the Debt Offers and providing such other documentation, including opinions and certificates, as may be required in connection therewith (provided that no such supplemental indenture shall become operative until all conditions to the applicable Debt Offer have been satisfied or waived); engaging one or more dealer managers, information agents, depositaries and other agents, as selected by Parent and reasonably acceptable to the Company, and entering into customary documentation in connection therewith (including a customary dealer manager agreement); and complying with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law in connection with any Debt Offer; or, at the option of Parent, in lieu of any of the Debt Offers, effecting a redemption, covenant defeasance or a satisfaction and/or discharge of any Note Indebtedness pursuant to the terms of the applicable indenture (subject to and conditioned upon the Closing); provided, that Parent or the Surviving Corporation shall fund any such purchase pursuant to any Debt Offer or any redemption, defeasance or satisfaction and/or discharge.

        (iv)  Parent shall, promptly upon request from the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses and costs, including fees of outside accountants and outside legal counsel, to the extent incurred in connection with the Company's or its Subsidiaries' cooperation under this Section 7.14. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Related Parties and their respective Affiliates and its and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing, any actions taken pursuant to this Section 7.14, and any information utilized in connection therewith, except with respect to any losses, damages, claims, costs or expenses to the extent resulting from or by reason of information provided by or at the direction of the Company, the Company Related Parties or any of their respective Affiliates or to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the willful misconduct, bad faith or gross negligence of the Company Related Parties or their respective Affiliates.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

        8.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a)    Stockholder Approval.    The Merger and this Agreement shall have been duly adopted and approved by the affirmative vote of the stockholders of the Company in accordance with applicable Law and the Company Certificate and Company Bylaws.

          (b)    No Injunctions.    There shall not be in effect any Law, temporary restraining order, executive order, notice, decree, ruling, judgment or injunction or other order of a court or Governmental Entity of competent jurisdiction preventing the transactions contemplated herein from being consummated.

          (c)    Governmental Filings and Consents.    (i) All applicable waiting periods under the HSR Act relating to the transactions contemplated hereunder shall have expired or been terminated, (ii) in the event that the thresholds established under sections 109 and 110 of the Competition Act are exceeded, either (x) all applicable waiting periods under the Competition Act ("Competition Act" means the Competition Act (Canada)) relating to the transaction contemplated by this Agreement shall have expired or been waived and the Commissioner ("Commissioner" means the Commissioner of Competition appointed pursuant to the Competition Act and includes a Person authorized to exercise the powers and perform the duties of the Commissioner) shall have advised the parties in writing that he or she is of the view that grounds do not then exist to initiate proceedings under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement, or (y) the Commissioner shall have issued an advance ruling certificate under section 102 of the Competition Act in respect of the transaction contemplated by this Agreement, (iii) all consents which under any other applicable Competition Law are either required to be obtained before the Closing shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated, and (iv) any consent or approval required by any other Governmental Entity and set forth on Section 8.1(c)(iv) of the Company Disclosure Letter shall have been obtained.

        8.2    Conditions to the Company's Obligations to Effect the Merger.    The obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by the Company, in whole or in part, at any time prior to the Effective Time):

          (a)   (i) The representations and warranties of Parent contained herein (other than the representation and warranties set forth in Section 6.2) shall be true and correct when made and at and as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes expressly permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Effective Time, and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not constitute a Parent Material Adverse Effect (without giving effect to any "materiality" or "Parent Material Adverse Effect" qualifications contained therein); and (ii) the representations and warranties of Parent set forth in Section 6.2 shall be true and correct in all respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, and (y) the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and the Company shall have received a certificate executed by a senior executive officer of Parent on its behalf to the foregoing effect.

          (b)   Parent and Merger Sub shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate executed by a senior executive officer of Parent to the foregoing effect.

          (c)   Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect.

        8.3    Conditions to Parent's and Merger Sub's Obligations to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by Parent and Merger Sub, in whole or in part, at any time prior to the Effective Time):

          (a)   (i) The representations and warranties of the Company contained herein (other than the representations and warranties in Section 5.2(a), Section 5.3, Section 5.4(a)(i), Section 5.6(a)(2) and Section 5.22) shall be true and correct when made and at and as of the Effective Time with the same effect as though made as of the Effective Time, except (x) for changes expressly permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (z) where any such failure of the representations and warranties in the aggregate to be true and correct does not and would not constitute a Company Material Adverse Effect (without giving effect to any "materiality" or "Company Material Adverse Effect" qualifications contained therein); and (ii) the representations and warranties of the Company set forth in (1) Section 5.3, Section 5.4(a)(i) and Section 5.22 shall be true and correct in all material respects, and (2) Section 5.6(2) shall be true and correct in all respects, in each case of (1) and (2), both when made and at and as of the Effective Time, and (iii) the representations and warranties of the Company set forth in Section 5.2(a) shall be true and correct in all respects both when made and at and as of the Effective Time except as expressly permitted pursuant to Section 7.1(f) of the Company Disclosure Letter and except for such inaccuracies that in the aggregate would not result in an aggregate increase in the consideration paid pursuant to Article IV in excess of $200,000

  (such increase determined taking into account any surrender of shares or payment or reimbursement made to Parent by any stockholder of the Company prior to the Effective Time in order to cure such failure of the condition in this clause (iii) to be satisfied); and Parent shall have received a certificate executed by a senior executive officer of the Company on its behalf to the foregoing effect.

          (b)   The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate executed by a senior executive officer of the Company to the foregoing effect.

          (c)   Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

          (d)   There shall not be pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to prohibit the consummation of the Merger, or (ii) seeking to compel Parent, the Company or any of their respective Subsidiaries to take or agree to any Company Burdensome Condition or Parent Burdensome Condition unless, in each case of (i) and (ii) above, such action or proceeding would reasonably be likely to be resolved in a manner that does not impose upon Parent a Parent Burdensome Condition or a Company Burdensome Condition (in either case, this condition shall not apply with respect to such action or proceeding).

ARTICLE IX

TERMINATION; WAIVER

        9.1    Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

        9.2    Termination by Either Parent or the Company.    This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court or Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, (ii) the Company Stockholder Approval shall not have been received at the Stockholders Meeting duly called and held, or (iii) the Effective Time shall not have occurred on or before April 15, 2011 (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to Section 9.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

        9.3    Termination by Parent.    This Agreement may be terminated by Parent (i) prior to the Effective Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 8.3(a) or 8.3(b) and (B) is incapable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent, (ii) prior to the Stockholders Meeting if the Company Board makes a Board Recommendation Change in connection with a Superior Acquisition Proposal pursuant to Section 7.2(c)(i), or (iii) prior to the Stockholders Meeting if the Company Board makes a Board Recommendation Change pursuant to Section 7.2(c)(ii) or Section 7.2(e); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.3 if it is then in breach of its representations, covenants or agreements such that the conditions in Sections 8.2(a) or 8.2(b) are incapable of being satisfied by the Termination Date.

        9.4    Termination by the Company.    This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) Parent or Merger Sub shall have breached or failed to perform any of its respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 8.2(a) or 8.2(b), and (B) is incapable of being cured by Parent or Merger Sub by the Termination Date or, if capable of being cured, shall not have been cured by Parent or Merger Sub within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.4(i) if it is then in breach of its representations, covenants or agreements such that the conditions in Sections 8.3(a) or 8.3(b) are incapable of being satisfied by the Termination Date, (ii) all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied or waived (to the extent permitted by Law) in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing) and Parent and Merger Sub do not consummate the Closing by the day the Closing is required to occur pursuant to Section 2.3, or (iii) in order to enter into a transaction that is a Superior Acquisition Proposal, if such Acquisition Proposal did not result, directly or indirectly, from a breach of Section 7.2.

        9.5    Effect of Termination.

        (a)   In the event of the termination and abandonment of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of this Section 9.5 and the provisions of Article X, Section 7.5(e) and Section 7.14.

        (b)   In the event of termination of this Agreement prior to consummation of the transactions contemplated hereby:

            (i)  by Parent pursuant to Section 9.3(ii);

           (ii)  by the Company pursuant to Section 9.4(iii);

          (iii)  by either Parent or the Company pursuant to Section 9.2(ii) if prior to such termination the Company Board makes a Board Recommendation Change;

          (iv)  by either Parent or the Company pursuant to Section 9.2(ii) if prior to such termination any proposal or offer for an Acquisition Proposal made after the date hereof has been publicly announced or otherwise disclosed and not publicly withdrawn within five (5) Business Days prior to the Stockholders Meeting, the Company Board has not made a Board Recommendation Change and within twelve (12) months after the termination of this Agreement the Company enters into a definitive agreement with respect to any Alternative Transaction or consummates any Alternative Transaction; or

           (v)  by either Parent or the Company pursuant to Section 9.2(iii) if prior to such termination any proposal or offer for an Acquisition Proposal made after the date hereof has been publicly announced or otherwise disclosed and within twelve (12) months after the termination of this Agreement the Company enters into a definitive agreement with respect to any Alternative Transaction or consummates any Alternative Transaction, then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount equal to $13,000,000 (the "Termination Fee"), in the case of clauses (i), (ii) and (iii) above, within two (2) Business Days following such termination, or, in the case of clauses (iv) and (v) above, within one (1) Business Day of the earlier of the execution of such definitive agreement or the consummation of such Alternative Transaction. In the event that this Agreement is terminated and pursuant to the terms of this Agreement Parent is entitled to receive the Termination Fee, the receipt of the Termination Fee by Parent pursuant to the provisions of this Section 9.5 shall be the exclusive remedy of Parent against the Company and its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the "Company Related Parties") and Parent shall not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further rights, claims and remedies Parent irrevocably waives; provided, that Parent shall not be precluded from exercising any remedies upon the failure of the Company to pay the Termination Fee when due. For the purposes of the foregoing Section 9.5(b) above, the term "Alternative Transaction" shall mean a transaction of a type described in the definition of "Acquisition Proposal" in Section 1.1 except that the references to "15%" in the definition of "Acquisition Proposal" in Section 1.1 shall be deemed to be references to "50%."

        (c)   In the event of termination of this Agreement prior to consummation of the transactions contemplated hereby by Parent pursuant to Section 9.3(iii), then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount equal to $15,000,000 (the "Recommendation Change Termination Fee"), within two (2) Business Days following such termination; provided that to the extent that payment of the Recommendation Change Termination Fee, or any portion thereof, would not be permitted under Section 6.05 of the Company Existing Credit Facility, such portion (the "Deferred Payment") shall be paid by the Company promptly upon the earlier of: (1) such portion being permitted to be paid under Section 6.05 of the Company Existing Credit Facility, (2) the execution of documents effecting the refinancing or amendment of the Company Existing Credit Facility, (3) the date that the Company enters into a definitive agreement with respect to any Alternative Transaction and (4) 6 months after the date of this Agreement; provided further that (A) any Deferred Payment shall bear interest at the rate of 10% per annum from the date of termination of this Agreement to (but excluding) the payment date and (B) the Company acknowledges and agrees that any Deferred Payment shall be a senior unsecured obligation of the Company. In the event that this Agreement is terminated and pursuant to the terms of this Agreement Parent is entitled to receive the Recommendation Change Termination Fee, the receipt of the Recommendation Change Termination Fee by Parent pursuant to the provisions of this Section 9.5 shall be the exclusive remedy of Parent and Parent shall not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further rights, claims and remedies Parent irrevocably waives; provided, that Parent shall not be precluded from exercising any remedies upon the failure of the Company to pay the Recommendation Change Termination Fee when due.

        (d)   In the event of termination of this Agreement prior to consummation of the transactions contemplated hereby by Parent or the Company pursuant to Section 9.2(ii) and prior to such termination the Company Board made a Board Recommendation Change pursuant to Section 7.2(c)(ii), then, in addition to any amounts payable pursuant to this Agreement, the Company shall reimburse Parent (or its designees), by wire transfer of immediately available funds, the out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, Financing Sources, hedging counterparties, experts and consultants) incurred by Parent, Merger Sub, their respective Affiliates, the Guarantor or on their behalf in connection with or related to the transactions contemplated by this Agreement and the other agreements referenced in this Agreement, including the authorization, preparation, negotiation, execution and performance of the Agreement, the Financing Commitments and the other transactions contemplated hereby or thereby (including the Financing and the Alternative Financing), the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval and all other matters related to the closing of the Merger, up to an aggregate amount equal to $2,500,000 (the "Parent-Related Fees and Expenses") within two (2) Business Days following such termination; provided that to the extent that payment of the Parent-Related Fees and Expenses, or any portion thereof, would not be permitted under Section 6.05 of the Company Existing Credit Facility, such portion (the "Deferred Expenses Payment") shall be paid by the Company promptly upon the earlier of: (1) such portion being permitted to be paid under Section 6.05 of the Company Existing Credit Facility, (2) the execution of documents effecting the refinancing or amendment of the Company Existing Credit Facility, (3) the date that the Company enters into a definitive agreement with respect to any Alternative Transaction and (4) 6 months after the date of this Agreement; provided further that (A) any Deferred Expenses Payment shall bear interest at the rate of 10% per annum from the date of termination of this Agreement to (but excluding) the payment date and (B) the Company acknowledges and agrees that any Deferred Expenses Payment shall be a senior unsecured obligation of the Company.

        (e)   In the event of termination of this Agreement by the Company pursuant to Section 9.4(i) or Section 9.4(ii), Parent shall make payment to the Company by wire transfer of immediately available funds of a fee in the amount equal to $22,500,000 (the "Parent Termination Fee") within two (2) Business Days following such termination; provided however that, in the event of termination of this Agreement by the Company pursuant to Section 9.4(i) or Section 9.4(ii) and the Parent has committed fraud or a Parent Willful Breach, then Parent Termination Fee shall be equal to $27,500,000, which Parent shall pay to the Company promptly but in no event later than five (5) Business Days after the date of termination of the Agreement. "Parent Willful Breach" means a material breach of a material representation, warranty or covenant set forth in this Agreement that is a consequence of an act knowingly undertaken by Parent or Merger Sub with the intent of causing a breach of this Agreement. For the avoidance of doubt, a Parent Willful Breach shall not include any failure by Parent and Merger Sub to consummate the Merger if (x) all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied or waived (to the extent permitted by Law) in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing) and (y) Parent has satisfied its obligations in Sections 7.14(a) and 7.14(b) but the Debt Financing is not available to Parent.

        (f)    Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company's rights of specific performance set forth in Section 10.7, only to the extent expressly provided in Section 10.7, the Company's right to receive payment of the Parent Termination Fee from Parent (or, to the extent of the Guarantee, the Guarantor), under and only to the extent provided in Section 9.5(e), as a result of a termination pursuant to Section 9.4(i) or 9.4(ii) (including its rights to enforce the Guarantee with respect thereto) shall constitute the sole and exclusive remedy of the Company and its subsidiaries and Affiliates (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, Guarantor, the Financing Sources or any of their respective, direct or indirect, former, current or future equityholders, controlling persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the "Parent Related Parties") for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure (whether willful, intentional, unintentional or otherwise) to perform hereunder, the termination of this Agreement or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and the maximum aggregate liability of the Parent Related Parties shall be limited to the applicable amount of the Parent Termination Fee and any amounts set forth in the Guarantee (the "Liability Limitation"), in each case, only to the extent expressly provided in this Agreement or the Guarantee, and in no event shall the Company or any Company Related Party seek any other loss or damage or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages ("Company Damages"), against Parent, Merger Sub, the Guarantor or any other Parent Related Parties in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral statement made or representation alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any of the Parent Related Parties (other than Parent and Merger Sub to the extent expressly provided in this Agreement and the Guarantor to the extent expressly provided in the Guarantee (provided that any amounts paid by Parent shall reduce the amount of the Guarantee)), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Guarantor or any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, whether in contract, in tort or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Related Party (including any direct or indirect equityholder, controlling person, general partner or managing member)) under and to the extent expressly provided in the Guarantee and subject to the Liability Limitation and the other limitations described in the Guarantee. Recourse against the Guarantor under the Guarantee shall be the sole and exclusive remedy of the Company and any Company Related Party against the Guarantor and any other Parent Related Party (other than Parent to the extent expressly provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise; provided that nothing herein is intended to limit the Company's rights to specific performance pursuant to Section 10.7 of this Agreement to the extent and subject to the terms and limitations set forth therein. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and monetary damages, including the Parent Termination Fee.

        (g)   The parties hereto acknowledge that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent, or if the Parent fails to promptly pay any amount due to the Company, pursuant to this Section 9.5, the party that has failed to make such payment shall also pay any costs and expenses actually incurred by the party to which such payment is due in connection with a legal action to enforce this Agreement that results in a judgment against the party that has failed to make such payment for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

        (h)   Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries agree not to utilize the "Available Basket Amount" (as defined in the Company Existing Credit Facility) for any purpose (including, without limitation, payment of Dividends, Investments, Permitted Acquisitions or prepayments, repurchases or redemptions of Senior Subordinated Notes (as each term is defined in the Company Existing Credit Facility)) other than paying the Deferred Payment or the Deferred Expenses Payment, as the case may be.

        9.6    Extension; Waiver.    At any time prior to the Effective Time, each of Parent, Merger Sub and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

 ARTICLE X

MISCELLANEOUS

        10.1    Payment of Expenses.    Except as otherwise provided in Section 7.14 and Section 9.5, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby; provided, that for the avoidance of doubt, Parent shall bear all of the filing and similar fees in connection with the HSR Act and any other Competition Law.

        10.2    Survival of Representations and Warranties; Survival of Confidentiality.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive beyond the earlier of (i) termination of this Agreement, or (ii) the Effective Time, except, in the case of each (i) and (ii), as provided in Section 9.5 and except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and/or the provisions of this Article X, including without limitation Section 7.7. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and in any certificates delivered pursuant to this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

        10.3    Modification or Amendment.    Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by the Company's stockholders, without the approval of such stockholders.

        10.4    Waiver of Conditions.    The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

        10.5    Counterparts.    For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        10.6    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

        10.7    Jurisdiction; Enforcement; Waiver of Jury Trial.

        (a)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or any of the transactions contemplated by this Agreement or in connection with this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submit, for itself and in respect to its properties, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement or in connection with this Agreement. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or to assert, by way of motion or other request for leave from any such a Delaware state or federal court, as a defense, counterclaim or otherwise, in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.7, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the suit, action or proceeding is not maintainable in such court, (C) the venue of such suit, action or proceeding is improper or inappropriate, and (D) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties to this Agreement irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement or in connection with this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

        (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE VOTING AGREEMENT, THE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE DEBT FINANCING. EACH PARTY HERETO CERTIFIES

AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

        (c)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative; provided, however, that, notwithstanding anything in this Agreement to the contrary, the right of Company to obtain an injunction, specific performance or other equitable relief shall be available, prior to the valid termination of this Agreement in accordance with Article IX, (x) to cause Parent and Merger Sub to cause the Equity Financing to be funded if, and only if, each of the following conditions has been satisfied: (i) with respect to any funding of the Equity Financing to occur at the Closing, all conditions in Section 8.1 and Section 8.3 (other than those conditions that by their nature cannot be satisfied until the Closing, provided that such conditions are at such time capable of being satisfied) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the financing provided for by the Debt Commitment Letter has been funded in accordance with its terms or will be funded in accordance with its terms at the Closing, if the Equity Financing is funded in accordance with its terms at the Closing, (iii) all conditions to funding set forth in the Equity Commitment Letter have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing), and (iv) with respect to any funding of the Equity Financing to occur at the Closing, the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing pursuant to Section 2.3 will occur, and (y) against Parent to require Parent to use reasonable best efforts to enforce the terms of the Debt Commitment Letter if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 8.1 and Section 8.3 (other than those conditions that by their nature cannot be satisfied until the Closing, provided that such conditions are at such time capable of being satisfied) have been satisfied, and remain satisfied, at the time when the Closing would have occurred and Parent and Merger Sub do not consummate the Closing by the day the Closing is required to occur pursuant to Section 2.3, (ii) all conditions to the consummation of the Debt Financing contemplated by the Debt Commitment Letter (other than the receipt of the Equity Financing and those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied and remain satisfied, and (iii) the Company has irrevocably confirmed to Parent and the sources of the Debt Financing contemplated by the Debt Commitment Letter in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing pursuant to Section 2.3 will occur. For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type provided in the preceding sentence and the payment of the Parent Termination Fee under Section 9.5(e), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and monetary damages, including the Parent Termination Fee (it being understood that limitations on monetary damages to the Parent Termination Fee shall apply in all circumstances). Any requirements for the securing or posting of any bond with specific performance are waived.

        (d)   The parties agree not to assert that a remedy of specific enforcement is unenforceable, violative of public policy, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy (except that Parent or Merger Sub may assert that the conditions to the availability of specific performance set forth in Section 10.7(c)(x) or 10.7(c)(y) above have not been satisfied).

        10.8    Notices.    Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:

    If to Company:

      CPI International, Inc.
      607 Hansen Way
      Palo Alto, CA 94304
      Attn: O. Joe Caldarelli
      Facsimile No.: (905) 877-5327

    With a copy to:

      Irell & Manella LLP
      1800 Avenue of the Stars
      Suite 900
      Los Angeles, CA 90067-4276
      Attn: Richard C. Wirthlin
      Facsimile No.: (310) 203-7199

    If to Parent or Merger Sub:

      Catalyst Holdings, Inc.
      c/o Veritas Capital Fund Management, L.L.C.
      590 Madison Avenue
      New York, NY 10022
      Attn: Robert B. McKeon
      Facsimile No.: (212) 688-9411

    With a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, NY 10036-6522
      Attn: Eileen T. Nugent
                Kenneth M. Wolff
      Facsimile No.: (212) 735-2000

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

        10.9    Entire Agreement; Assignment.    This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement may not be assigned by any of the parties hereto by operation of law or otherwise.

        10.10    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than from and after the Effective Time the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that (i) the provisions of Section 7.7 shall inure to the benefit of and be enforceable by the Indemnified Parties, (ii) the provisions of Sections 10.7(a), 10.7(b) and 10.7(c) shall inure to the benefit of and be enforceable by each Financing Source and its successors and assigns, (iii) the provisions of Section 9.5(b) shall inure to the benefit of and be enforceable by each Company Related Party and (iv) the provisions of Section 9.5(f) shall inure to the benefit of and be enforceable by each Parent Related Party and any related party of any such Parent Related Party.

        10.11    Obligation of Parent.    Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

        10.12    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        10.13    Certain Interpretations.    For purposes of this Agreement:

          (a)   Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

          (b)   The table of contents and the Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          (c)   The words "include," includes" and "including," when used herein shall be deemed in each case to be followed by the words "without limitation."

          (d)   The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

          (e)   The phrase "date hereof" means the date of this Agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CPI INTERNATIONAL, INC.
By:	/s/ O. J. CALDARELLI
Name:	O. J. Caldarelli
Title:	Chief Executive Officer
CATALYST HOLDINGS, INC.
By:	/s/ ROBERT B. MCKEON
Name:	Robert B. McKeon
Title:	President
CATALYST ACQUISITION, INC.
By:	/s/ ROBERT B. MCKEON
Name:	Robert B. McKeon
Title:	President

Annex B

EXECUTION VERSION

VOTING AGREEMENT

by and among

Catalyst Holdings, Inc.

and

the Stockholders named herein

dated as of November 24, 2010

VOTING AGREEMENT

        This Voting Agreement (this "Agreement") is entered into as of November 24, 2010, by and among Catalyst Holdings, Inc., a Delaware corporation ("Parent") and the undersigned stockholders (each a "Stockholder" and collectively, the "Stockholders") of CPI International, Inc. (the "Company"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 24, 2010, by and among Parent, Catalyst Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company.

W I T N E S S E T H:

        WHEREAS, as of the date hereof, the Stockholders "beneficially own" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (including entitlement to dispose of (or to direct the disposition of) and have the right to vote (or to direct the voting of)) 8,868,738 shares of common stock, par value $0.01 per share (the "Company Stock"), of the Company (such shares of Company Stock, together with any other shares of Company Stock the voting power over which is directly or indirectly acquired by any Stockholder until the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the "Stockholder Owned Shares");

        WHEREAS, simultaneously herewith, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the "Merger"); and

        WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Other Definitions.    For purposes of this Agreement:

          (a)   "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          (b)   "Company Subject Shares" means shares of Company Stock which the Stockholders "beneficially own" and have the right to vote (or to direct the voting of), together with any other shares of Company Stock the voting power over which is directly or indirectly acquired by any Stockholder until the termination of this Agreement pursuant to the terms hereof, equal to forty-nine and nine tenths percent (49.9%) of the total number of outstanding shares of Company Stock.

          (c)   "Person" means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, other entity or group.

          (d)   "Representative" means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representative of such Person.

 ARTICLE II

VOTING AGREEMENT AND GRANT OF IRREVOCABLE PROXY

        Section 2.1    Agreement to Vote the Company Subject Shares.

        (a)   Subject to Section 2.1(b) of this Agreement, from and after the date hereof, at any meeting of the Company's stockholders (or any adjournment or postponement thereof), however called:

            (i)  the Stockholders shall vote (or cause to be voted) in person or by proxy all of the Company Subject Shares:

            (1)   in favor of the adoption of the Merger Agreement and any of the other transactions contemplated by the Merger Agreement, including the Merger (and in favor of any actions and proposals required, or submitted for approval at any meeting of the Company stockholders, in furtherance thereof);

            (2)   against any action, proposal, transaction or agreement that is intended, or would reasonably be expected, directly or indirectly, to result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement or of the Stockholders set forth in this Agreement; and

            (3)   against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal; (B) any change in the individuals who constitute the board of directors of the Company; (C) any material change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws; (D) any other material change in the Company's corporate structure or business; or (E) any other action or proposal involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement; and

           (ii)  the Stockholders, in their sole discretion, shall vote (or cause to be voted), in person or by proxy, all of Stockholder Owned Shares in excess of the Company Subject Shares in any manner they each may choose.

        (b)   Notwithstanding Section 2.1(a) of this Agreement, in the event of a Board Recommendation Change made pursuant to Section 7.2(c)(ii) of the Merger Agreement and in compliance with the Merger Agreement (including Section 7.2(d) thereof), the obligation of the Stockholders to vote the Company Subject Shares as to which the Stockholders control the right to vote in the manner set forth in Section 2.1(a) of this Agreement shall be modified (without any further notice or any action by the Company or a Stockholder) such that:

            (i)  the Stockholders shall vote (or cause to be voted) such number of Company Subject Shares equal to twenty-five percent (25.0%) of the total number of outstanding shares of Company Stock (the "Lock-Up Subject Shares") as provided in Section 2.1(a); and

           (ii)  the Stockholders, in their sole discretion, shall be entitled to vote (or cause to be voted), in person or by proxy, all of the remaining Stockholder Owned Shares in excess of the Lock-Up Shares in any manner they each may choose.

        (c)   In connection with any vote contemplated by this Section 2.1 of this Agreement, the Stockholders shall cause all of the Stockholder Owned Shares to be duly counted for purposes of determining that a quorum is present and shall comply with all necessary procedures in connection with recording the results of such vote. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would violate or be inconsistent with the provisions and agreements set forth in this Article II.

        Section 2.2    Notice of Board Recommendation Change.    Any Board Recommendation Change made pursuant to Section 7.2(c)(ii) of the Merger Agreement and in compliance with the Merger Agreement (including Section 7.2(d) thereof) shall be deemed to be notice from each Stockholder that the number of Company Subject Shares covered by the agreement to vote in the manner set forth in Section 2.1(a) of this Agreement, in each case, shall be limited to twenty-five percent (25.0%) of the total number of outstanding shares of Common Stock as provided in Section 2.1(b). Parent and the Stockholders shall take such further action or execute such other instruments as may be necessary under applicable Law to effectuate the intent of such modification of such voting agreement.

        Section 2.3    Irrevocable Proxy.

        (a)   In furtherance of each Stockholder's agreement in Section 2.1 of this Agreement, but subject to Sections 2.3(b) and (c), such Stockholder hereby appoints Parent and Parent's designees, and each of them individually, as such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all Company Subject Shares owned by such Stockholder (at any meeting of the Company's stockholders (or any adjournment or postponement thereof), however called), or to execute one or more written consents in respect of such Company Subject Shares:

            (i)  in favor of the adoption of the Merger Agreement and any of the other transactions contemplated by the Merger Agreement, including the Merger (and in favor of any actions and proposals required, or submitted for approval at any meeting of the Company stockholders, in furtherance thereof);

           (ii)  against any action, proposal, transaction or agreement that is intended, or would reasonably be expected, directly or indirectly, to result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement or of the Stockholders set forth in this Agreement; and

          (iii)  against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal; (B) any change in the individuals who constitute the board of directors of the Company; (C) any material change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws; (D) any other material change in the Company's corporate structure or business; or (E) any other action or proposal involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement.

        (b)   Notwithstanding Section 2.3(a) of this Agreement, in the event of a Board Recommendation Change made pursuant to Section 7.2(c)(ii) of the Merger Agreement and in compliance with the Merger Agreement (including Section 7.2(d) thereof), the right and proxy of Parent and its designees to vote or to execute one or more written consents in respect of the Company Subject Shares owned by the Stockholders in the manner set forth in Section 2.3(a) of this Agreement, and appointment as attorney-in-fact (collectively, the "Proxy"), shall be modified (without any further notice or any action by the Company or a Stockholder) such that:

            (i)  the Proxy shall be limited to the Lock-Up Subject Shares as provided in Section 2.3(a); and

           (ii)  the Stockholders, in their sole discretion, shall be entitled to vote (or cause to be voted), in person or by proxy, all of the remaining Stockholder Owned Shares in excess of the Lock-Up Subject Shares any manner they each may choose;

  provided, that to the extent that Parent or its designees do not vote or execute one or more consents in respect of such Lock Up Subject Shares, the Stockholders shall be entitled to vote such

  Lock Up Subject Shares or to execute one or more consents in respect thereof, as provided in Section 2.3(a);

        (c)   Such proxy shall (A) be valid and irrevocable until the termination of this Agreement in accordance with (or as otherwise provided in) Article VI hereof and (B) automatically terminate upon the termination of this Agreement in accordance with (or as otherwise provided in) Article VI hereof. Each Stockholder represents that any and all other proxies heretofore given in respect of the Company Subject Shares owned by such Stockholder are revocable, and that such other proxies have been revoked. Each Stockholder affirms that the foregoing proxy is: (x) given (I) in connection with the execution of the Merger Agreement and (II) to secure the performance of such Stockholder's duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable prior to termination of this Agreement or as otherwise provided in Article VI hereof. All authority herein conferred shall survive the death or incapacity of each Stockholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of such Stockholder.

ARTICLE III

STANDSTILL AND NO-SOLICITATION IN RESPECT OF COMPANY SHARES

        Section 3.1    Standstill in Respect of Stockholder Owned Shares.    Each of the Stockholders hereby agrees that, from and after the date hereof until the earlier of the Effective Time of the Merger and the termination of the Merger Agreement, such Stockholder shall not, directly or indirectly, unless (i) specifically requested by Parent or (ii) expressly contemplated by the terms of this Agreement or the Merger Agreement:

          (a)   sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Stockholder Owned Shares;

          (b)   acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any assets of the Company or any subsidiary or division thereof;

          (c)   make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company (including by making publicly known such Stockholder's position on any matter presented to stockholders), other than to recommend that stockholders of the Company vote in favor of the Merger and the Merger Agreement;

          (d)   submit to the Company any stockholder proposal under Rule 14a-8 under the Exchange Act;

          (e)   make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets;

          (f)    form, join or in any way participate in a "group" (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

          (g)   seek, in any way which may be reasonably likely to require, involve or trigger public disclosure of such request pursuant to applicable Law, to have any provision of this Section 3.1 amended, modified or waived; or

          (h)   otherwise take, directly or indirectly, any actions with the purpose of avoiding or circumventing any provision of this Section 3.1 or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the consummation of the transactions contemplated by the Merger Agreement or its ability to perform the Company's obligations under this Agreement.

        Section 3.2    Dividends, Distributions, Etc. in Respect of Stockholder Owned Shares.    In the event of a stock dividend or stock distribution, or any change in the Company Stock by reason of any stock dividend or stock distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Stockholder Owned Shares" shall be deemed to refer to and include the Stockholder Owned Shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of the Stockholder Owned Shares may be changed or exchanged or which are received in such transaction.

        Section 3.3    Acquisition Proposals in Respect of Stockholder Owned Shares.    (a) Each Stockholder shall, and each Stockholder shall cause each of its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal. Each of the Stockholders shall not, nor in the case of clauses (i) and (ii) shall it permit any of its Affiliates to, nor shall it authorize or knowingly permit any Representative of, the Stockholders or in the case of clauses (i) and (ii) any of their Affiliates to, (i) solicit or initiate, or take any action to knowingly encourage, or knowingly facilitate or knowingly induce, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal from any Third Party; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information or data with respect to or access to the properties of the Company in connection with an Acquisition Proposal; or (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence or any other provision of this Agreement, if, after the date hereof and prior to the receipt of stockholder approval of the Merger Agreement, the Stockholders receive or the Company receives a bona fide Acquisition Proposal by a Third Party and such Acquisition Proposal did not result, directly or indirectly, from a breach of this Section 3.3 or Section 7.2 of the Merger Agreement, which, in accordance with the applicable provisions of Section 7.2 of the Merger Agreement, the Company Board or Committee determines in good faith (after consulting outside legal and financial advisors) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to a Superior Acquisition Proposal, and the Company or the Stockholders receives from such Third Party an executed confidentiality agreement having provisions that are no less restrictive than those of the Confidentiality Agreement with respect to Parent (except with respect to any "standstill" provision or other provision having similar effect in the Confidentiality Agreement; provided that the Confidentiality Agreement has been deemed amended on or prior to the date of such confidentiality agreement with such Third Party by removing paragraph 9 of the Confidentiality Agreement), then the Stockholders may, in response to such Acquisition Proposal, subject to compliance with this Section 3.3 (and following such determination of the Company Board or Committee described above) and after giving notice to Parent (x) furnish information or data or access with respect to the Company and its Subsidiaries to, and (y) participate in discussions and negotiations directly or through their Representatives with, such Third Party; provided that the Stockholders shall provide or make available, to the extent not previously provided or made available to Parent or its representatives, to Parent any material non-public information with respect to the Stockholders that is provided to the Third Party making such Acquisition Proposal prior to or substantially concurrently with the time it is provided or made available to such Third Party; provided further, however, that nothing in this Section 3.3 shall require the Stockholders to provide or make available to Parent information that it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order; provided further that if the Stockholders had made such information available to such Third Party the Stockholders shall use all reasonable best efforts to make such information available to Parent.

        (b)   Each Stockholder shall advise Parent orally and in writing, promptly (but in no event later than 24 hours) after receipt thereof, of (i) any proposal for an Acquisition Proposal received by any Representative of any Stockholder, and (ii) the material terms of such Acquisition Proposal (including the identity of the entity proposing the Acquisition Proposal), and provide a copy of such proposal for an Acquisition Proposal to Parent if such proposal is in writing. Each Stockholder shall keep Parent reasonably informed on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal and the status of discussions and negotiations with respect thereto of which it is aware. Performance by the Company of its obligations under Section 7.2 of the Merger Agreement shall be deemed performance by the Stockholders of the provisions of this Section 3.3(b) with respect to the same matter so long as any such activities by the Stockholders are consistent in all material respects with the discussions or activity underlying the required disclosure by the Company to Parent.

        (c)   Each Stockholder agrees that it will promptly inform its Representatives and its Affiliates' Representatives of the obligations undertaken in this Article III.

        (d)   Notwithstanding any provision in this Agreement to the contrary, the Stockholders enter into the agreements and understandings herein solely in their capacity as the beneficial owners of the Stockholder Owned Shares, and nothing herein shall limit or affect any actions taken by any Representative of a Stockholder in such Representative's capacity as a director of the Company or cause a Stockholder to become obligated to take or effect any action hereunder.

        Section 3.4    Certain Provisions.

        (a)   Notwithstanding anything to the contrary in this Article III, (1) no provision of this Article III shall prohibit, limit or otherwise restrict a Representative of a Stockholder in his capacity as a director or officer of the Company, and (2) from and after a Board Recommendation Change made in compliance with the Merger Agreement in connection with a Superior Acquisition Proposal, Section 2.1(a) shall apply only with respect to the Lock-Up Subject Shares and, for the avoidance of doubt, the Stockholders, in their sole discretion, shall be able to enter into any voting agreement, proxy, consent or power of attorney with respect to the remaining Stockholder Owned Shares. Notwithstanding anything to the contrary in this Agreement, the restrictions in this Article III shall terminate and be of no further force and effect upon the termination of this Agreement or the consummation of the Merger.

        (b)   For the purposes of this Agreement, the Company shall be deemed not to be an Affiliate or Subsidiary of any one or more of the Stockholders, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of a Stockholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        The Stockholders hereby represent and warrant, jointly and severally, to Parent as follows:

        Section 4.1    Corporate Organization.    Each Stockholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

        Section 4.2    Authority Relative to This Agreement.    Each Stockholder has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by each Stockholder of the transactions contemplated hereby have been duly and validly authorized by the board of directors, general partner or similar governing body of each Stockholder, and no other corporate proceedings on the part of each Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Stockholder and, assuming that this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        Section 4.3    Ownership of Shares.    The Stockholders beneficially own 8,868,738 shares of Company Stock as of the date hereof. The Stockholders have the sole power to vote (or cause to be voted) such shares of Company Stock and have good and valid title to the Company Stock, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.

        Section 4.4    No Conflicts.    Neither the execution and delivery of this Agreement by the Stockholders, nor the consummation by the Stockholders of the transactions contemplated hereby, will (i) conflict with or result in any breach of the organizational documents of any Stockholder; (ii) require any Permit from any or Governmental Entity or any authorization, consent or approval from any other Person; (iii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Stockholder is a party or by which any Stockholder or any of the Stockholder Owned Shares or the Stockholder's assets may be bound, or (iv) violate any applicable Law, except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair any Stockholder's ability to perform its obligations under this Agreement.

        Section 4.5    Reliance by Parent.    Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein. The Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent hereby represents and warrants to the Stockholders as follows:

        Section 5.1    Corporate Organization.    Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

        Section 5.2    Authority Relative to This Agreement.    Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming that this Agreement constitutes the valid and binding agreement of the Stockholders, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        Section 5.3    No Conflicts.    Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, will (i) conflict with or result in any breach of the Restated Certificate of Incorporation or the Amended and Restated By-Laws of Parent; (ii) require any Permit from any Governmental Entity; (iii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party, or (iv) violate any applicable Law, except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement.

ARTICLE VI

TERMINATION

        Section 6.1    Termination.

        (a)   Subject to Section 6.1(b), this Agreement shall terminate and none of Parent or any Stockholder shall have any rights or obligations hereunder upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of Parent and the Stockholders, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time of the Merger.

        (b)   Notwithstanding Section 6.1(a), (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement, and (ii) Section 7.2 through Section 7.15, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

        Section 7.1    Publication.    The Stockholders hereby permit Parent to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), and any other filing with a governmental authority or self regulatory authority that may be reasonably necessary, their identity and ownership of shares of Company Stock and the nature of their commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure shall be subject to prior approval by the Stockholders, such approval not to be unreasonably withheld or delayed. In furtherance of the foregoing, to the extent not provided by the Company, the Stockholders shall promptly provide such other information with respect to the Stockholders' ownership of Company Stock reasonably requested by Parent that Parent reasonably determines is required for inclusion in any such filings, documents or schedules.

        Section 7.2    Appraisal Rights.    To the extent permitted by applicable Law, each Stockholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that it may have under applicable Law.

        Section 7.3    Further Actions.    Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

        Section 7.4    Waivers.    No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        Section 7.5    Counterparts.    For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        Section 7.6    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

        Section 7.7    Jurisdiction; Enforcement; Waiver of Jury Trial.

        (a)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in the Court of Chancery of the State of Delaware in and for New Castle County (the "Chancery Court") or, if the Chancery Court lacks subject matter jurisdiction, in any federal court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with any such remedies. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chancery Court or, if the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chancery Court or, if the Chancery Court lacks subject matter jurisdiction, a federal court sitting in the State of Delaware. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter (as defined in the Merger Agreement) or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in either case, appellate courts thereof).

        (b)   EACH OF PARENT AND THE STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE DEBT FINANCING.

        Section 7.8    Notices.    All notices, requests, instructions or other documents to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:

    If to Parent to:

    Catalyst Holdings, Inc.
    c/o Veritas Capital Fund Management, L.L.C.
    590 Madison Avenue
    New York, NY 10022
    Attn: Robert B. McKeon
    Facsimile No.: (212) 688-9411

    with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, NY 10036-6522
    Attn: Eileen T. Nugent
              Kenneth M. Wolff
    Telephone: (212) 735-3000
    Facsimile No.: (212) 735-2000

    If to the Stockholders, to:
    Cypress Advisors Inc.
    65 East 55th Street
    New York, NY 10022
    Attention: Jeffrey Hughes
    Telephone: (212) 705-0150
    Facsimile: (212) 705-0199]

    with a copy to:

    Golenbock Eiseman Assor Bell & Peskoe LLP
    437 Madison Avenue
    New York, NY 10022
    Attention: Lawrence M. Bell, Esq.
    Telephone: (212) 907-7300
    Facsimile: (212) 754-0330

        Section 7.9    Entire Agreement; Assignment.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement may not be assigned by any of the parties hereto by operation of law or otherwise, except that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent or to an entity under common control with Parent, in each case, to which it also assigns its obligations under the Merger Agreement after providing written notice to the Stockholders.

        Section 7.10    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Subject to Section 2.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; the provisions of Section 4.5 and 7.7 shall inure to the benefit of and be enforceable by each Financing Source and its successors and assigns. This Agreement is intended to create a contractual relationship between each Stockholder, on the one hand, and Parent, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto.

Without limiting the generality of the foregoing, none of the Stockholders or Parent, by entering into this Agreement, intends to form a "group" for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with Parent or any other shareholder of the Company.

        Section 7.11    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        Section 7.12    Certain Interpretations.    For purposes of this Agreement:

          (a)   Unless otherwise specified, all references in this Agreement to Articles and Sections shall be deemed to refer to Articles and Sections of this Agreement.

          (b)   The Article and Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          (c)   Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

          (d)   The words "include," includes" and "including," when used herein shall be deemed in each case to be followed by the words "without limitation."

          (e)   The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

        Section 7.13    Fees and Expenses.    Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        Section 7.14    Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder Owned Shares. All rights, ownership and economic benefits of and relating to the Stockholder Owned Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Stockholder Owned Shares, except as otherwise provided in this Agreement.

        Section 7.15    Capacity as a Stockholder.    The Stockholders do not make any agreement or understanding herein in their capacity as being associated with a director of the Company. The Stockholders make their agreements and understandings herein solely in their capacities as the record holder and beneficial owner of the Stockholder Owned Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a Representative of a Stockholder in his capacity as a director of the Company.

        IN WITNESS WHEREOF, Parent and each Stockholder has caused this Agreement to be duly executed as of the day and year first above written.

CATALYST HOLDINGS, INC.
By:	/s/ ROBERT B. MCKEON
Name:	Robert B. McKeon
Title:
CYPRESS MERCHANT BANKING PARTNERS II L.P.
By:	/s/ JEFFREY HUGHES
Name:	Jeffrey Hughes
Title:	Managing Member
CYPRESS MERCHANT B II C.V.
By:	/s/ JEFFREY HUGHES
Name:	Jeffrey Hughes
Title:	Managing Member
55TH STREET PARTNERS II L.P.
By:	/s/ JEFFREY HUGHES
Name:	Jeffrey Hughes
Title:	Managing Member

[Signature Page to Voting Agreement]

Annex C

GENERAL CORPORATION LAW OF DELAWARE
SECTION 262—APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

November 24, 2010
The Board of Directors
CPI International, Inc.
811 Hansen Way
Palo Alto, CA 94303
Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the "Company Common Stock"), of CPI International, Inc. (the "Company") of the consideration to be paid to such holders in the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary ("Merger Sub") of Catalyst Holdings, Inc. (the "Acquiror"), which, in turn, is controlled by affiliates of Veritas Capital ("Veritas"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Acquiror and Merger Sub, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to be paid $19.50 per share in cash without interest (the "Consideration"). Furthermore, we understand that the Acquiror will enter into a related voting agreement with certain stockholders of the Company (as set forth in Exhibit A-1 of the Agreement) in connection with the Merger.

        In arriving at our opinion, we have (i) reviewed a draft dated November 24, 2010 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid to such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or analyses derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and Merger Sub in the Agreement and any related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration paid in connection therewith to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation.

        We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, Cypress Group (the majority shareholder of the Company), and Veritas and certain of the Veritas' portfolio companies, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner of an offering of debt securities by Affinia Group Inc. (a portfolio company of the Cypress Group, "Affinia") in August 2009. In addition, we are currently acting as lead arranger and bookrunner of the debt financing of Veritas' announced acquisition of a business of Lockheed Martin and as joint bookrunner of the proposed initial public offerings of common stock by Affinia and by Veritas' portfolio company, Aeroflex, respectively, each of which is currently in registration with the Securities and Exchange Commission. In addition, our commercial bank affiliate provides cash management and other treasury and securities services to portfolio companies of Veritas, including Aeroflex. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Veritas and its portfolio companies for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Company's Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our

D-2

prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

D-3

Annex E

MOELIS & COMPANY	399 PARK AVENUE 5th FLOOR NEW YORK, NEW YORK, 10013 T 212.883.3800 F 212.883.4260

November 24, 2010

Special Committee of the Board of Directors
CPI International, Inc.
607 Hansen Way
Palo Alto, CA 94304

Gentlemen:

        You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of CPI International, Inc. (the "Company"), other than The Cypress Group L.L.C. (including its affiliates, and together with the Company, the Acquiror, Acquisition Sub or any other wholly owned subsidiary of Acquiror to the extent any such entities own shares of Company Common Stock (as defined below), the "Excluded Persons") of the Consideration (as defined below) to be received by such stockholders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the "Agreement") to be entered into by the Company, Catalyst Holdings, Inc. ("Acquiror") and Catalyst Acquisition, Inc. ("Acquisition Sub"), a wholly owned subsidiary of Acquiror (the "Acquisition Sub"). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the "Transaction") and each issued and outstanding share of the common stock of the Company, par value of $0.01 per share (the "Company Common Stock"), other than any Company Common Stock (x) owned by Acquiror, any of its affiliates, Acquisition Sub or any other wholly owned subsidiary of Acquiror, (y) held in the treasury of the Company or owned by any wholly owned subsidiary of the Company or (z) held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the Delaware General Corporation Law, will be converted into the right to receive (i) $19.50 in cash (the "Consideration"). We understand that certain stockholders of the Company, including The Cypress Group L.L.C. and its affiliates, will, simultaneously with the execution and delivery of the Agreement, enter into a Voting Agreement with the Acquiror (the "Voting Agreement") pursuant to which they will agree, among other things, to vote in favor of the adoption and approval of the terms of the Agreement, the merger and other transactions contemplated thereby, subject to certain exceptions in the event of a board recommendation change as further described in the Voting Agreement.

        We have been engaged as your financial advisor in connection with the Transaction and will receive a fee for our services. We will also receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of and reimburse us for certain expenses in connection with our engagement. We have provided certain investment banking services to the Company, including in connection with the Agreement and Plan of Merger by and among Comtech Telecommunications Corp., Angels Acquisition Corp. and the Company dated as of May 8, 2010. In the past, we have provided investment banking and other services to affiliates of Acquiror, including acting as a co-manager for the initial public offering of common stock of Aeroflex Holding Corp., a company partially-owned by an affiliate of Acquiror. We have received compensation for the rendering of such services. Our opinion does not address the Company's underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies

BOSTON - CHICAGO - LOS ANGELES - NEW YORK - LONDON - SYDNEY

or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter.

        At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that Acquiror and the Company will comply with all the material terms of the Agreement without amendment thereto and all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereto. Our opinion does not address any legal, regulatory, tax or accounting matters.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company, furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company and Acquiror concerning the matters described in clauses (i) - (ii) of this paragraph, as well as their respective businesses and prospects before and after giving effect to the Transaction; (iv) reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that we deemed relevant; (v) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (vi) reviewed a draft of the Agreement, dated November 24, 2010 and a draft of the Voting Agreement, dated November 24, 2010; (vii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors; and (viii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, we have assumed, with your consent, that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

        Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained.

        This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction. You have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock (other than the Excluded Persons).

        In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company's officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the stockholders of the Company. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

E-2

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Transaction is fair from a financial point of view to such stockholders, other than the Excluded Persons.

                      Very truly yours,

                      MOELIS & COMPANY LLC

E-3

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the date of the Special Meeting.

CPI INTERNATIONAL, INC.

INTERNET http://www.proxyvoting.com/cpii

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Mark Here for Address Change or Comments ☐

89823

SEE REVERSE

PROPOSALS — The Board of Directors recommends a vote FOR the following proposals:

	FOR	AGAINST	ABSTAIN

1. To adopt the Agreement and Plan of Merger, dated as of November 24, 2010, as it may be amended from time to time, among CPI International, Inc., Catalyst Holdings, Inc. and Catalyst Acquisition, Inc.

	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. To approve the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the Agreement and Plan of Merger at the Special Meeting.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXIES ARE AUTHORIZED TO VOTE “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTERS THAT ARE PROPERLY BROUGHT AT THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please mark your votes as indicated in this example ☒

Signature	Signature	Date

NOTE: Please date and sign exactly as your name(s) appear on this proxy card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in the full corporate name by a duly authorized officer, stating the officer’s title. When signing as an attorney, executor, administrator, trustee, guardian, or other fiduciary, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.

FOLD AND DETACH HERE

PROXY

CPI INTERNATIONAL, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS—FEBRUARY 10, 2011

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders of CPI International, Inc. (the “Company”) and the accompanying proxy statement relating to the above-referenced Special Meeting, and hereby appoints each of O. Joe Caldarelli, Joel A. Littman and Robert A. Fickett, or any of them, with full power of substitution in each, as attorneys, agents and proxies of the undersigned.

Said proxies are hereby given authority to vote all shares of common stock of the Company that the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company, and at any and all continuations, adjournments or postponements thereof, on behalf of the undersigned on the matters set forth on the reverse side and in the manner designated thereon.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY. IF NO DIRECTION IS MADE, THEN THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, AND IN ACCORDANCE WITH THE SOLE DISCRETION OF THE PROXIES NAMED ABOVE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

89823

FOLD AND DETACH HERE

SPECIAL MEETING OF STOCKHOLDERS OF

CPI INTERNATIONAL, INC.

FEBRUARY 10, 2011

If you have not voted by the Internet or telephone, please date, sign and mail your proxy card in the envelope provided as soon as possible.

You can now access your CPI International, Inc. account online.

Access your CPI International, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for CPI International, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status
•	View certificate history
•	View book-entry information
•	View payment history for dividends
•	Make address changes
•	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders to be held on February 10, 2011. The Proxy Statement is available at: http://investor.cpii.com

FOLD AND DETACH HERE

PROXY

CPI INTERNATIONAL, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS—FEBRUARY 10, 2011

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders of CPI International, Inc. (the “Company”) and the accompanying proxy statement relating to the above-referenced Special Meeting, and hereby appoints each of O. Joe Caldarelli, Joel A. Littman and Robert A. Fickett, or any of them, with full power of substitution in each, as attorneys, agents and proxies of the undersigned.

Said proxies are hereby given authority to vote all shares of common stock of the Company that the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company, and at any and all continuations, adjournments or postponements thereof, on behalf of the undersigned on the matters set forth on the reverse side and in the manner designated thereon.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY. IF NO DIRECTION IS MADE, THEN THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, AND IN ACCORDANCE WITH THE SOLE DISCRETION OF THE PROXIES NAMED ABOVE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Address Change/Comments
(Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

89823